UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Sal(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Mallinckrodt public limited company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2015	Notice of Annual Meeting of Shareholders and Proxy Statement

January 23, 2015

Dear Shareholder,

You are cordially invited to attend the 2015 Annual General Meeting of Mallinckrodt plc, which will be held on Thursday, March 19, 2015, at 9:30 a.m., local time, at The Westin Dublin Hotel, College Green, Westmoreland Street, Dublin 2, Ireland. Details of the business to be presented at the meeting can be found in the accompanying Proxy Statement. We hope you are planning to attend the meeting. Your vote is important. Whether or not you are able to attend, I encourage you to submit your proxy as soon as possible so that your shares will be represented at the meeting.

On behalf of the Board of Directors and the management of Mallinckrodt, I extend our appreciation for your continued support.

Yours sincerely,

MELVIN D. BOOTH

Chairman

MALLINCKRODT PUBLIC LIMITED COMPANY

Registered In Ireland — No. 522227

Damastown, Mulhuddart

Dublin 15, Ireland

NOTICE OF 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 19, 2015

The 2015 Annual General Meeting of Mallinckrodt plc (“Mallinckrodt” or the “Company”), a company incorporated under the laws of Ireland, will be held on March 19, 2015, at 9:30 a.m., local time, at The Westin Dublin Hotel, College Green, Westmoreland Street, Dublin 2, Ireland for the following purposes:

1.	By separate resolutions, to elect as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2016, the following individuals:

(a) Melvin D. Booth	(e) Diane H. Gulyas	(i) Virgil D. Thompson
(b) Don M. Bailey	(f) Nancy S. Lurker	(j) Mark C. Trudeau
(c) David R. Carlucci	(g) JoAnn A. Reed	(k) Kneeland C. Youngblood, M.D.
(d) J. Martin Carroll	(h) Angus C. Russell	(l) Joseph A. Zaccagnino

2.	To hold an advisory non-binding vote to approve the appointment of Deloitte & Touche LLP as the independent auditors of the Company and, by binding vote, to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

3.	To hold an advisory vote to approve the Company’s executive compensation.

4.	Approval of the Amended and Restated Mallinckrodt Pharmaceuticals Stock and Incentive Plan.

5.	To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares.

6.	To authorize the price range at which the Company can reissue shares that it holds as treasury shares. (Special Resolution)

7.	To authorize the Board to determine whether to hold the 2016 annual general meeting of shareholders of Mallinckrodt at a location outside of Ireland.

8.	To act on such other business as may properly come before the meeting or any adjournment thereof.

Proposals 1 through 5 and 7 are ordinary resolutions, requiring the approval of a simple majority of the votes cast at the meeting, in person or by proxy. Proposal 6 is a special resolution, requiring the approval of not less than 75% of the votes cast, in person or by proxy. The foregoing items are more fully described in the Proxy Statement accompanying this Notice of Annual General Meeting of Shareholders. Shareholders as of January 9, 2015, the record date for the Annual General Meeting, are entitled to vote on these matters.

During the meeting, management will also present and the auditors will report to shareholders on Mallinckrodt’s Irish Statutory Accounts for the fiscal year ended September 26, 2014.

By Order of the Board of Directors,

MIRIAM ROGERS SINGER,

Secretary

January 23, 2015

Whether or not you expect to attend the Annual General Meeting in person, we encourage you to cast your vote promptly so that your shares will be represented and voted at the meeting. Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be a shareholder(s) of Mallinckrodt plc. If you wish to appoint a person other than the individuals specified on the Company’s proxy card, please contact the Company Secretary and also note that your nominated proxy must attend the Annual General Meeting in person in order for your votes to be voted.

This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended September 26, 2014 and our Irish Statutory Accounts are available to shareholders of record at www.proxyvote.com. These materials are also available on the Investor Relations section of our website at www.mallinckrodt.com.

General Information	1
Questions and Answers about Proxy Materials, Voting, Attending the Meeting and Other General Information	1
Corporate Governance	6
Corporate Governance Guidelines	6
Independence of Nominees for Director	6
Director Nominations Process	7
Majority Vote for Election of Directors	9
Executive Sessions of the Board	9
Board Leadership Structure	9
Code of Ethics	9
Board Risk Oversight	10
Compensation Risk Assessment	10
Hedging Policy	10
Transactions with Related Persons	11
Communications with the Board of Directors	11
Board of Directors and Board Committees	12
General	12
Board Committees	12
Compensation of Non-Employee Directors	14
Compensation of Executive Officers	16
Compensation Discussion and Analysis	16
Compensation Committee Report on Executive Compensation	27
Executive Compensation Tables	28
Security Ownership and Reporting	40
Security Ownership of Management and Certain Beneficial Owners	40
Section 16(a) Beneficial Ownership Reporting Compliance	41
Audit and Audit Committee Matters	42
Audit and Non-Audit Fees	42
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services	42
Audit Committee Report	43
Proposals Requiring Your Vote	45
Proposals 1(A) through (L): Election of Directors	45
Proposal 2: Advisory Non-Binding Vote to Approve the Appointment of the Independent Auditors and a Binding Vote to Authorize the Audit Committee to Set Their Remuneration	49
Proposal 3: Advisory Vote to Approve Executive Compensation	50
Proposal 4: Approval of the Amended and Restated Mallinckrodt Pharmaceuticals Stock and Incentive Plan	51
Proposal 5: Authorize the Company and/or any Subsidiary of the Company to Make Market Purchases of the Company Shares	61
Resolution	61
Proposal 6: Authorize the Price Range at Which the Company can Reissue Shares That It Holds As Treasury Shares	62
Special Resolution	62
Proposal 7: Authorize the Board to Determine Whether to Hold the 2016 Annual General Meeting at a Location Outside of Ireland	63

GENERAL INFORMATION

MALLINCKRODT PLC

PROXY STATEMENT

GENERAL INFORMATION

Questions and Answers about Proxy Materials, Voting, Attending the Meeting and Other General Information

Why did I receive this Proxy Statement?

We are making this Proxy Statement available to you on or about January 23, 2015 on the Internet, or by delivering printed versions to you by mail, because our Board of Directors is soliciting your proxy to vote at the Company’s 2015 Annual General Meeting on March 19, 2015. This Proxy Statement contains information about the items being voted on at the Annual General Meeting and important information about Mallinckrodt.

This Proxy Statement and the following documents relating to the 2015 Annual General Meeting are available on the Investor Relations section of our website at www.mallinckrodt.com:

•	Our Internet Notice of Availability of Proxy Materials;

•	Our Annual Report on Form 10-K for the fiscal year ended September 26, 2014; and

•	Our Irish Statutory Accounts for the fiscal year ended September 26, 2014 and the reports of the Directors and auditors thereon.

How do I access the proxy materials and vote my shares?

The instructions for accessing proxy materials and voting can be found in the information you received either by mail or e-mail.

For shareholders who received a notice by mail about the Internet availability of proxy materials:    You may access the proxy materials and voting instructions over the Internet via the web address provided in the notice. In order to access this material and vote, you will need the control number provided on the notice you received in the mail. You may vote by following the instructions on the notice or on the website.

For shareholders who received a notice by e-mail:    You may access the proxy materials and voting instructions over the Internet via the web address provided in the e-mail. In order to vote, you will need the control number provided in the e-mail. You may vote by following the instructions in the e-mail or on the website.

For shareholders who received the proxy materials by mail:    You may vote your shares by following the instructions provided on the proxy card or voting instruction form. If you vote by Internet or telephone, you will need the control number provided on the proxy card or voting instruction form. If you vote by mail, please complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope.

Who may vote at the Annual General Meeting and how many votes do I have?

If you owned ordinary shares of Mallinckrodt at the close of business on the record date, January 9, 2015, then you may vote at the Annual General Meeting by following the procedures outlined in this Proxy Statement. At the close of business on the record date, we had 116,278,524 ordinary shares outstanding and entitled to vote. Each ordinary share is entitled to one vote on each matter properly brought before the Annual General Meeting.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    1

GENERAL INFORMATION

May I vote my shares in person at the Annual General Meeting?

Yes, you may vote your shares in person at the Annual General Meeting as follows.

If you are a shareholder of record and you wish to vote in person at the Annual General Meeting, you may do so. If you do not wish to attend yourself, you may also appoint a proxy or proxies to attend, speak and vote in your place. A proxy does not need to be a shareholder of Mallinckrodt. You are not precluded from attending, speaking or voting at the Annual General Meeting, even if you have completed a proxy form. To appoint a proxy other than the designated officers of the Company, please contact the Company Secretary.

If you are a beneficial owner of shares and you wish to vote in person at the Annual General Meeting, you must obtain a legal proxy from the bank, brokerage firm or nominee that holds your shares. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your shares at the Annual General Meeting without a legal proxy and a signed ballot.

Even if you plan to attend the Annual General Meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What is the deadline for voting my shares if I do not vote in person at the Annual General Meeting?

If you are a shareholder of record, you may vote by Internet or by telephone until 11:59 p.m., United States Eastern Time, on March 18, 2015.

If you are a beneficial owner of shares held through a bank or brokerage firm, please follow the voting instructions provided by your bank or brokerage firm.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record.    If you hold ordinary shares and your name appears in the Register of Members of Mallinckrodt, you are considered the shareholder of record of those shares.

Beneficial Owner of Shares Held in Street Name.    If your ordinary shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to direct your bank or brokerage firm how to vote the shares held in your account.

Can I change my vote after I have submitted my proxy?

Yes. You have the right to revoke your proxy before it is voted at the Annual General Meeting, subject to the proxy voting deadlines described above. You may vote again on a later date within the proxy voting deadlines described above by Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual General Meeting will not automatically revoke your proxy unless you vote in person at the meeting or file a written instrument with the Company Secretary at least one hour prior to the start of the meeting requesting that your prior proxy be revoked.

2    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

GENERAL INFORMATION

What happens if I do not give specific voting instructions when I deliver my proxy?

Shareholders of Record.    If you are a shareholder of record and you:

•	Indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	If you sign and return a proxy card without giving specific voting instructions,

then the Company-designated proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares and your bank or

brokerage firm does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to New York Stock Exchange (“NYSE”) rules, brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. Pursuant to NYSE rules, the election of directors, the advisory vote to approve the Company’s executive compensation and the approval of the amended and restated Stock and Incentive Plan are considered non-routine matters. A bank or brokerage firm may not vote your shares with respect to non-routine matters if you have not provided instructions. This is called a “broker non-vote.” We strongly encourage you to submit your proxy and exercise your right to vote as a shareholder.

What is the “quorum” requirement for the Annual General Meeting?

In order to conduct any business at the Annual General Meeting, holders of a majority of Mallinckrodt’s shares which are outstanding and entitled to vote on the record date must be present in person or represented by valid proxies. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, or broker non-votes, if you:

•	are present and vote in person at the meeting;

•	have voted by Internet or by telephone; or

•	have submitted a proxy card or voting instruction form by mail.

Assuming there is a proper quorum of shares represented at the Annual General Meeting, how many shares are required to approve the proposals being voted upon at the Annual General Meeting?

The voting requirements for each of the proposals are as follows:

Proposal	Vote Required
1. Elect directors	Majority of votes cast
2. Advisory non-binding vote to approve the appointment of the independent auditors and binding vote to authorize the Audit Committee of the Board to set the auditors’ remuneration	Majority of votes cast
3. Advisory vote to approve executive compensation	Majority of votes cast
4. Approval of Amended and Restated Mallinckrodt Stock and Incentive Plan	Majority of votes cast
5. Authorization to make market purchases of company shares	Majority of votes cast
6. Authorization of the price at which the Company can reissue shares held as treasury shares (Special Resolution)	75% of votes cast
7. Authorization to allow the Board to determine whether to hold the 2016 annual general meeting outside of Ireland	Majority of votes cast

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    3

GENERAL INFORMATION

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be considered votes properly cast at the Annual General Meeting pursuant to our Articles of Association. Because the approval of all of the proposals is based on the votes properly cast at the Annual General Meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on these proposals under Irish law.

However, Proposal 4 is also subject to separate NYSE rules. Under NYSE rules, abstentions will be considered votes cast while broker non-votes will not be considered votes cast. As a result, abstentions will have the effect of a vote against Proposal 4 while broker non-votes will not have any effect on Proposal 4 under NYSE rules.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

As explained in more detail below, we are using the “notice and access” system adopted by the U.S. Securities and Exchange Commission (the “SEC”) relating to delivery of our proxy materials over the Internet. As a result, we mailed to many of our shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. Shareholders who received the notice will have the ability to access the proxy materials over the Internet and to request a paper copy of the proxy materials by mail, by e-mail or by telephone. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how shareholders may request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. This notice of Internet availability of proxy materials also serves as a Notice of Meeting.

What are the “notice and access” rules and how do they affect the delivery of the proxy materials?

The SEC’s notice and access rules allow us to deliver proxy materials to our shareholders by posting the materials on an Internet website, notifying shareholders of the availability of the proxy materials on the Internet and sending paper copies of proxy materials upon shareholder request. We believe that the notice and access rules allow us to use Internet technology that many shareholders prefer, continue to provide our shareholders with the information they need and, at the same time, assure more prompt delivery of the proxy materials. The notice and access rules also lower our cost of printing and delivering the proxy materials and minimize the environmental impact of printing paper copies.

Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?

Shareholders who previously elected to access the proxy materials over the Internet will not receive a notice in the mail about the Internet availability of the proxy materials. Instead, you should have received an e-mail with links to the proxy materials and the proxy voting website. Additionally, we mailed copies of the proxy materials to shareholders who previously requested to receive paper copies instead of the notice.

If you received a paper copy of the proxy materials, you may elect to receive future proxy materials electronically by following the instructions on your proxy card or voting instruction form. Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

How do I attend the Annual General Meeting?

All shareholders are invited to attend the Annual General Meeting.

Shareholders of Record.    For admission to the Annual General Meeting, shareholders of record should bring picture identification to the Registered Shareholders check-in area, where ownership will be verified. If you would like someone to attend on your behalf, please contact the Company Secretary prior to the meeting.

4    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

GENERAL INFORMATION

Beneficial Owners of Shares Held in Street Name.    Those who have beneficial ownership of ordinary shares held by a bank, brokerage firm or other nominee should come to the Beneficial Owners check-in area. To be admitted, beneficial owners must bring picture identification, as well as proof from their banks or brokers that they owned Mallinckrodt ordinary shares on

January 9, 2015, the record date for the Annual General Meeting.

Registration will begin at 9:00 a.m., local time, and the Annual General Meeting will begin at 9:30 a.m., local time. For directions to the Annual General Meeting, please call us at +353 1 880-8180.

How will voting on any other business be conducted?

Other than matters incident to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting other than those set forth in this Proxy Statement. If any other business is proposed and properly presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter at their discretion.

Who will count the votes?

Broadridge Financial Solutions, Inc. will act as the inspector of elections and will tabulate the votes.

Who will pay the costs of soliciting the proxies?

We will pay the costs of soliciting proxies. Proxies may be solicited on behalf of Mallinckrodt by directors, officers or employees of Mallinckrodt in person or by telephone, facsimile or other electronic means. We have retained Innisfree M&A Incorporated to assist in solicitation of proxies and have agreed to pay Innisfree M&A

Incorporated $15,000, plus out-of-pocket expenses. As required by the SEC and the NYSE, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our ordinary shares.

Who is Mallinckrodt’s transfer agent?

Our transfer agent is Computershare Inc. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer Mallinckrodt stock and similar issues, can be handled by calling toll-free 1-877-487-1633 (U.S.) or +1-732-645-4170 (outside the U.S.) or by accessing Computershare’s website at www.computershare.com.

Where can I find more information about Mallinckrodt?

For other information about Mallinckrodt, you can visit our website at www.mallinckrodt.com. We make our website content available for information purposes only.

It should not be relied upon for investment purposes, and it is not incorporated by reference into this Proxy Statement.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    5

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our corporate governance guidelines and general approach to corporate governance as reflected in our memorandum and articles of association and our internal policies and procedures are guided by U.S. practice and applicable federal securities laws and regulations and NYSE requirements. Although we are an Irish public limited company, we are not subject to the listing rules of the Irish Stock Exchange or the listing rules of the U.K. Listing Authority and we are therefore not subject to, nor have we adopted, the U.K. Corporate Governance Code or any other non-statutory Irish or U.K. governance standards or guidelines. While there are many similarities and overlaps between the U.S. corporate governance standards applied by us and the U.K. Corporate Governance Code and other Irish/U.K. governance standards or guidelines, there are differences, in particular relating to the extent of the authorization to issue share capital and effect share repurchases that may be granted to the board and the criteria for determining the independence of directors.

Our Board of Directors believes that good governance requires not only an effective set of specific practices, but also a culture of responsibility throughout an organization, and governance at Mallinckrodt is intended to achieve both. The Board also believes that good governance ultimately depends on the quality of an organization’s leadership, and it is committed to recruiting and retaining directors and officers of proven leadership ability and personal integrity.

Corporate Governance Guidelines

The Board has adopted governance guidelines which are designed to assist the Company and the Board in implementing effective corporate governance practices. The governance guidelines, which are reviewed annually by the Nominating and Governance Committee, address, among other things:

•	director responsibilities;

•	composition and selection of the Board, including qualification standards and independence guidelines;

•	majority voting for directors;

•	the role of the Chairman of the Board or of an independent Lead Director;

•	Board committee establishment, structure and guidelines;

•	officer and director stock ownership requirements;

•	meetings of non-employee directors;

•	director orientation and continuing education;

•	Board access to management and independent advisors;

•	communication with directors;

•	Board and committee self-evaluations;

•	succession planning and management development reviews;

•	CEO performance reviews;

•	recoupment, or “claw-back”, of executive compensation; and

•	ethics and conflicts of interest.

The governance guidelines are posted on our website at www.mallinckrodt.com.

Independence of Nominees for Director

As noted above, the governance guidelines include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria, summarized below, are consistent with the NYSE listing standards regarding director independence. To be considered independent, the Board must determine that a director

6    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

CORPORATE GOVERNANCE

does not have a material relationship, directly or indirectly, with Mallinckrodt. In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation. A director will not be considered independent if he or she, at the time of determination:

•	is, or has been within the prior three years, an employee of Mallinckrodt or its subsidiaries;

•	has an immediate family member who is, or has been within the prior three years, an executive officer of Mallinckrodt or its subsidiaries;

•	is a current partner or employee of our auditor;

•	has an immediate family member who is a current partner of our auditor or who is an employee of our auditor and personally works on our audit;

•	has been, or has an immediate family member who has been, within the prior three years, a partner or employee of our auditor who personally worked on our audit during that time;

•

is, or has an immediate family member who is, or has been within the prior three years, employed as an executive officer of a public company that has or had on the compensation committee of its board an executive officer of Mallinckrodt (during the same period of time);

•

has, or has an immediate family member who has, received more than $120,000 in direct compensation from Mallinckrodt, other than director and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), in any 12-month period within the prior three years;

•

is a current employee, or has an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, Mallinckrodt for property or services in an amount which, in any of the prior three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•

is, or his or her spouse is, an executive officer, director or trustee of a charitable organization to which Mallinckrodt’s contributions, not including our matching of charitable contributions by employees, exceed, in any single fiscal year within the prior three years, the greater of $1 million or 2% of such organization’s total charitable receipts during that year.

The Board has considered the independence of its members in light of these independence criteria. In connection with its independence considerations, the Board has reviewed Mallinckrodt’s relationships with organizations with which our directors are affiliated and has determined that such relationships, other than that with Covidien plc (“Covidien”), from whom we separated in June 2013, were established in the ordinary course of business. The Board has determined that none of these current business relationships are material to us, any of the organizations involved, or our directors. Based on these considerations, the Board has determined that each of our directors and each of the director nominees, other than Mark C. Trudeau, our President and Chief Executive Officer, satisfies the criteria and is independent. These independent directors are: Melvin D. Booth, Don M. Bailey, David R. Carlucci, J. Martin Carroll, Diane H. Gulyas, Nancy S. Lurker, JoAnn A. Reed, Angus C. Russell, Virgil D. Thompson, Kneeland C. Youngblood, M.D. and Joseph A. Zaccagnino. Each independent director is expected to notify the chair of the Nominating and Governance Committee, as soon as reasonably practicable, of changes in his or her personal circumstances that may affect the Board’s evaluation of his or her independence.

Director Nominations Process

The Nominating and Governance Committee is responsible for developing the general criteria, subject to approval by the full Board, for use in identifying, evaluating and selecting qualified candidates for election or re-election to the Board. The Nominating and Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the then-current make-up of the Board. Final approval of director candidates is determined by the full Board, and invitations to join the Board are extended by the Chairman of the Board on behalf of the entire Board.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    7

CORPORATE GOVERNANCE

The Nominating and Governance Committee, in accordance with our corporate governance guidelines, seeks to create a Board that is strong in its collective knowledge and has a diversity of backgrounds, skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance and global markets. When the Committee reviews a potential new candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and Mallinckrodt at that time, given the then-current mix of director attributes.

As described in our Corporate Governance Guidelines:

•	directors should be individuals of the highest ethical character and integrity;

•

directors should have demonstrated management ability at senior levels in successful organizations, including as the chief executive officer of a public company or as the leader of a large, multifaceted organization, including government, educational and other non-profit organizations;

•

each director should have the ability to provide wise, informed and thoughtful counsel to senior management on a range of issues and be able to express independent opinions, while at the same time working as a member of a team;

•	directors should be free from any conflict of interest or business or personal relationship that would interfere with the duty of loyalty owed to the Company; and

•	directors should be independent of any particular constituency and be able to represent all shareholders of the Company.

The Committee assesses independence and also monitors compliance by the members of the Board with the requisite qualifications under NYSE listing standards for populating the Audit, Human Resources and Compensation and Nominating and Governance Committees. Directors may not serve on more than four public company boards of directors (including Mallinckrodt) or, if the director is employed as CEO of a publicly traded company, no more than three public company boards of directors (including Mallinckrodt). No person may stand for election as a director after reaching age 72 unless otherwise approved by the Board in its sole discretion that due to his or her unique capabilities and/or special circumstances, the election of such person is in the best interests of the Mallinckrodt and its shareholders. In that regard, the Board approved the nomination of Virgil D. Thompson, age 75, who has extensive knowledge of the business and operations of Questcor Pharmaceuticals, Inc. (“Questcor”) which we acquired in August 2014. Additionally, he has extensive experience as an executive officer and board member of publicly traded and private corporations in the pharmaceutical industry.

As provided in its charter, the Nominating and Governance Committee will consider nominations submitted by shareholders. To recommend a nominee, a shareholder should write to our Secretary at Mallinckrodt’s registered address, Damastown, Mulhuddart, Dublin 15, Ireland. Any such recommendation must include:

•	the name and address of the candidate;

•

a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement.

The recommendation must also include documentary evidence of ownership of Mallinckrodt ordinary shares if the shareholder is a beneficial owner, as well as the date the shares were acquired and the name and address of the shareholder, as required by the Company’s Articles of Association.

To be considered by the Nominating and Governance Committee for nomination and inclusion in the Company’s Proxy Statement for the 2016 Annual General Meeting, shareholder recommendations for director must be received by our Secretary no later than September 25, 2015. Once our Secretary receives the recommendation, we will deliver a questionnaire to the candidate requesting additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s Proxy Statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Governance Committee.

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CORPORATE GOVERNANCE

The Nominating and Governance Committee also receives suggestions for director candidates from Board members and, in its discretion, may also employ a third-party search firm to assist in identifying candidates for director. All 12 of our nominees for director are current members of the Board. Messrs. Bailey, Russell and Thompson were originally appointed to the Board and are being nominated for election at the 2015 Annual General Meeting pursuant to the terms of the Merger Agreement by and among Mallinckrodt plc, Quincy Merger Sub, Inc. and Questcor. In evaluating candidates for director, the Committee uses the guidelines described above, and evaluates shareholder candidates in the same manner as candidates proposed from all other sources. Based on its evaluation, the Nominating and Governance Committee recommended each of the nominees for election by the shareholders. More information regarding each director nominee’s qualifications can be found in Proposal 1 later in this Proxy Statement.

Majority Vote for Election of Directors

Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at the Annual General Meeting (present in person or by proxy) and serve for one-year terms. Any nominee for director who does not receive a majority of the votes cast is not elected to the Board and the position that would have been filled by such nominee will become vacant. Given that Irish law does not recognize the concept of a holdover director, incumbent directors who do not receive a majority of the votes cast at the Annual General Meeting are not re-elected to the Board, and immediately following the Annual General Meeting, will no longer be members of the Board.

Irish law does require, however, a minimum of two directors at all times. In the event that an election results in either only one or no directors receiving the required majority vote, either the nominee or each of the two nominees receiving the greatest number of votes in favor of his or her election shall, in accordance with the Company’s Articles of Association, hold office until his or her successor shall be elected.

Executive Sessions of the Board

The independent directors meet in executive session, without members of management present, at each regularly scheduled Board meeting and at such other times as may be deemed appropriate. These executive sessions may include a discussion with the CEO.

Board Leadership Structure

Since our separation from Covidien in June 2013, the positions of Chairman of the Board and Chief Executive Officer have been held by separate people, due in part to the fact that the Company is a relatively new independent public company, no longer part of a conglomerate, and also to the fact that the Board is relatively newly constituted. The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board sets the Board agendas with Board and management input, facilitates communication among directors, provides an appropriate information flow to the Board and presides at meetings of the Board of Directors and shareholders. The Chairman of the Board works with other Board members to provide strong, independent oversight of the Company’s management and affairs. Future modification of the Board leadership structure will be made at the sole discretion of our Board of Directors. A more detailed description of the role and responsibilities of the Chairman of the Board are set forth in our Corporate Governance Guidelines.

Code of Ethics

We have adopted the Mallinckrodt Guide to Business Conduct, which applies to all of our employees, officers and directors and meets the requirements of a “code of ethics” as defined by SEC regulations. The Guide to Business Conduct also meets the requirements of a code of business conduct and ethics under the listing standards of the NYSE. The Guide to Business Conduct is posted on our website, www.mallinckrodt.com. We will disclose any material amendments to the Guide to Business Conduct, as well as any waivers for executive officers or directors, on our website.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    9

CORPORATE GOVERNANCE

Board Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of the full Board of Directors in approving our business strategy is a key part of its assessment of management’s appetite for risk and the determination of what constitutes an appropriate level of risk for the Company. In this process, risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from our internal auditors. Our Compliance Committee assists the Board of Directors in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect us and work closely with our legal and regulatory groups. In addition, in setting compensation, the Human Resources and Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy. The Company’s Compliance Committee conducts an annual assessment of the risk management process and reports its findings to the Board.

Compensation Risk Assessment

At the Human Resources and Compensation Committee’s direction, representatives of the Company’s human resources and legal departments conducted a risk assessment of the Company’s compensation policies and practices during fiscal 2014. This risk assessment consisted of a review of cash and equity compensation provided to Company employees, with a focus on compensation payable to senior executives and incentive compensation plans which provide variable compensation to other Company employees based upon Company and individual performance. The Human Resources and Compensation Committee and its independent consultant reviewed the findings of this assessment and agreed with the conclusion that our compensation programs are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on the Company. The following characteristics of our compensation programs support this finding:

•	our use of different types of compensation vehicles that provide a balance of long- and short-term incentives with fixed and variable components;

•	our use of a variety of performance metrics, both absolute (e.g., adjusted EPS) and relative to our peers (e.g., total shareholder return);

•	our practice of looking beyond results-oriented performance in assessing the contributions of a particular executive;

•	our share ownership guidelines;

•	our executive compensation recoupment policy;

•	the ability of the Human Resources and Compensation Committee to reduce incentive payouts if deemed appropriate.

Hedging Policy

The Company’s Insider Trading Policy prohibits employees, including directors and named executive officers, from entering into puts, calls, cashless collars, options or similar rights and obligations or any other hedging activity involving Mallinckrodt securities, other than the exercise of a Company-issued stock option.

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CORPORATE GOVERNANCE

Transactions with Related Persons

The Board’s Nominating and Governance Committee is responsible for the review and, if appropriate, approval or ratification of “related-person transactions” involving Mallinckrodt or its subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director, executive officer or a beneficial owner of 5% or more of Mallinckrodt’s shares, and their immediate family members. Our Board of Directors has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

During fiscal 2014, Kirsten Fereday, the daughter of director Don M. Bailey, was employed by Mallinckrodt as a Senior Director, Business Analytics and Evaluation. Ms. Fereday previously worked for Questcor, which was acquired by Mallinckrodt in August 2014. Ms. Fereday received total cash compensation for the year ended September 26, 2014 equal to approximately $300,000 (of which $27,312 was paid by Mallinckrodt following the acquisition), $318,000 in restricted stock grants (based on intrinsic value method) which were converted into an award of restricted stock corresponding to Mallinckrodt ordinary shares in accordance with the equity award exchange ratio specified in the Merger Agreement by and among Mallinckrodt plc, Quincy Merger Sub, Inc. and Questcor and the standard benefits provided to other similarly situated employees. Ms. Fereday’s employment was approved in accordance with the Company’s policies and procedures for the review, approval and ratification of related party transactions and Mr. Bailey is not involved in the determination of Ms. Fereday’s compensation.

Communications with the Board of Directors

The Board has established a process for interested parties to communicate with members of the Board. If you have a concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you may reach the Board via e-mail at board.directors@mallinckrodt.com. A direct link to this e-mail address can be found on our website. You may also submit communications in writing or by phone. Please refer to the board of directors contact information that can be found at www.mallinckrodt.com/Company_Contacts/. All concerns and inquiries are received and reviewed promptly by the Office of the General Counsel. Any significant concerns relating to accounting, internal controls or audit matters are reviewed with the Audit Committee.

All concerns will be addressed by the Office of the General Counsel, unless otherwise instructed by the Audit Committee or the Chairman of the Board. The status of all outstanding concerns is reported to the Chairman of the Board and the Audit Committee on a quarterly basis, and any concern that is determined to (1) pose an immediate threat to the Company or (2) concern a senior Company official (any executive officer or any direct report to the President and Chief Executive Officer) is immediately communicated to the Chair of the Audit Committee. The Chairman of the Board or the Audit Committee may determine that certain matters should be presented to the full Board and may direct the retention of outside counsel or other advisors in connection with any concern addressed to them. The Mallinckrodt Guide to Business Conduct prohibits any employee from retaliating against anyone for raising or helping to resolve an integrity question.

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BOARD OF DIRECTORS AND BOARD COMMITTEES

BOARD OF DIRECTORS AND BOARD COMMITTEES

General

Our business, property and affairs are managed under the direction of the Board of Directors, which currently is comprised of 12 members. Directors are kept informed of our business through discussions with the Chairman of the Board and the Chief Executive Officer and other officers, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. During the 2014 fiscal year, the Board held nine meetings. All of our directors attended over 75% of the total of all meetings of the Board and the committees on which they served during their terms in office in fiscal 2014. Our Corporate Governance Guidelines provide that Board members are expected to attend each Annual General Meeting. Except for Messrs. Bailey, Russell and Thompson, who joined our Board in August 2014, all of our current Board members attended our 2014 Annual General Meeting.

Board Committees

The Board has a separately designated Audit Committee established in accordance with the Securities Exchange Act of 1934, as amended, as well as a Human Resources and Compensation Committee, a Nominating and Governance Committee, a Compliance Committee and a Portfolio Committee. Assignments to, and chairs of, the committees are recommended by the Nominating and Governance Committee and selected by the Board. The committees report on their activities to the Board at each regular Board meeting.

The table below provides Board and committee membership information as of the date of this Proxy Statement.

	Audit Committee	Human Resources and Compensation Committee	Nominating and Governance Committee	Compliance Committee	Portfolio Committee
Non-Employee Directors
Melvin D. Booth
Don M. Bailey
David R. Carlucci
J. Martin Carroll
Diane H. Gulyas
Nancy S. Lurker
JoAnn A. Reed
Angus C. Russell
Virgil D. Thompson
Kneeland C. Youngblood, M.D.
Joseph A. Zaccagnino
Employee Director
Mark C. Trudeau
Number of Meetings Held in Fiscal 2014	16	8	5	4	1

  Chairman of the Board               Chairperson               Member

Audit Committee

The Audit Committee monitors the integrity of our financial statements, the independence and qualifications of the independent auditors, the performance of our internal auditors and independent auditors, our compliance with certain legal and regulatory requirements and the effectiveness of our internal controls. The Audit Committee is responsible for selecting, retaining, evaluating, setting the remuneration of and, if appropriate, recommending the termination of our independent auditors. The members of the Audit Committee are Ms. Reed, Mr. Booth, Ms. Gulyas

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BOARD OF DIRECTORS AND BOARD COMMITTEES

and Mr. Russell, each of whom is independent under SEC rules and NYSE listing standards applicable to audit committee members. Ms. Reed is the Chair of the Audit Committee. The Board has determined that Ms. Reed is an audit committee financial expert. The Audit Committee held sixteen meetings during fiscal 2014. The Audit Committee operates under a charter approved by the Board of Directors, which is posted on our website at www.mallinckrodt.com.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee reviews and approves compensation and benefits policies and objectives, determines whether our officers and employees are compensated according to those objectives and carries out the Board’s responsibilities relating to the compensation of our executives. The members of the Human Resources and Compensation Committee are Mr. Carlucci, Ms. Gulyas, Ms. Lurker and Mr. Thompson, each of whom is independent under NYSE listing standards. Mr. Carlucci is the Chair of the Human Resources and Compensation Committee. The Human Resources and Compensation Committee held eight meetings during fiscal 2014. The Human Resources and Compensation Committee operates under a charter approved by the Board of Directors, which is posted on our website at www.mallinckrodt.com.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the director nominees for election at the Annual General Meeting, developing and recommending to the Board a set of corporate governance guidelines, and taking a general leadership role in our corporate governance. The Nominating and Governance Committee also reviews the succession planning process relating to the Chief Executive Officer. The members of the Nominating and Governance Committee are Mr. Zaccagnino, Mr. Carroll and Dr. Youngblood, each of whom is independent under NYSE listing standards. Mr. Zaccagnino is the Chair of the Nominating and Governance Committee. The Nominating and Governance Committee held five meetings during fiscal 2014. The Nominating and Governance Committee operates under a charter approved by the Board of Directors, which is posted on our website at www.mallinckrodt.com.

Compliance Committee

The Compliance Committee assists the Board in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect the Company. The members of Compliance Committee are Mr. Carroll, Dr. Youngblood and Mr. Zaccagnino, each of whom is independent under NYSE listing standards. Mr. Carroll serves as the Chair of the Compliance Committee. The Compliance Committee held four meeting during fiscal 2014. The Compliance Committee operates under a charter approved by the Board of Directors, which is posted on our website at www.mallinckrodt.com.

Portfolio Committee

In August 2014, the Board established a new committee, the Portfolio Committee, to provide oversight of the Company’s portfolio of external business development and internal research and development investments and activities. The members of the Portfolio Committee are Mr. Bailey, Mr. Trudeau and Mr. Booth. Mr. Bailey serves as the Chair of the Portfolio Committee. The Portfolio Committee held one meeting during fiscal 2014.

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COMPENSATION OF NON-EMPLOYEE DIRECTORS

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The Board of Directors has approved a compensation structure for non-employee directors consisting of equity awards, an annual cash retainer and, for some positions, supplemental cash retainers. This compensation structure was determined in conjunction with the Nominating & Corporate Governance Committee, after reviewing data and analyses from the Nominating & Corporate Governance Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc.

Cash Retainers

Board members.    The cash retainers are paid in four quarterly installments at the end of each quarter. Directors joining the Board other than on the first day of a quarter receive a cash retainer pro-rated for the number of days served during their initial quarter of service. During fiscal 2014, the annual cash retainer for all directors was $100,000.

Committee Chairs.    The supplemental annual cash retainer for the Chairs of the Audit Committee, the Nominating and Governance Committee and the Compliance Committee was increased in May 2014 from $20,000 to $25,000 for the Audit Committee Chair, and from $10,000 to $15,000 for each of the Nominating and Governance Committee and Compliance Committee Chairs. The Chairs of the Human Resources and Compensation Committee and the Portfolio Committee receive a supplemental annual cash retainer of $20,000 and $15,000, respectively.

Committee Members.    Each member of a committee required by NYSE rules (excluding committee chairs) receives a supplemental annual cash retainer of $5,000.

Non-Executive Chairman of the Board.    Our non-executive Chairman receives a supplemental annual cash retainer of $50,000.

Equity Awards

Restricted Units.    At the time of our 2014 Annual General Meeting, each non-employee director received an annual grant of restricted units, with the value of $180,000. In May 2014, the annual grant value was increased by $45,000 to $225,000 and each director received a grant of restricted units with a value of $45,000. Additionally, our non-executive Chairman received, at the time of our 2014 Annual General Meeting, additional restricted units with a value of $90,000. In May 2014, the annual grant value of the additional restricted units granted to our non-executive Chairman was increased by $22,000 to $112,000 and our non-executive Chairman received an additional grant of restricted units with a value of $22,000. The 2014 awards vest on the date of the Company’s 2015 Annual General Meeting.

New directors receive a pro-rated cash retainer and a pro-rated annual equity grant. A pro-rated annual equity grant will not be granted to any new director who commences serving less than three months prior to the vesting date.

Other

Pursuant to Mallinckrodt’s Matching Gift Program, the Company matches employee and director contributions to charitable organizations up to $2,500. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors, committee meetings and shareholder meetings. Directors are provided with private aircraft in order to travel to and from such meetings.

Director Share Retention and Ownership Guidelines

As set forth in our Corporate Governance Guidelines, all non-employee directors are required to hold Mallinckrodt shares with a market value of at least five times the annual cash retainer. In determining a director’s ownership, shares held directly as well as shares underlying restricted units subject to time-based vesting are included. Shares underlying

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COMPENSATION OF NON-EMPLOYEE DIRECTORS

unexercised stock options are not included in the calculation. Until the required ownership level is achieved, the non-employee directors are required to retain net after tax shares received upon vesting of restricted units from the Company.

The following table provides information concerning the compensation paid by us to each of our non-employee directors for the fiscal year ended September 26, 2014. Compensation for Mark C. Trudeau, our President and Chief Executive Officer, is shown in the Summary Compensation Table on page 28. Mr. Trudeau receives no compensation for his services as a director.

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Melvin D. Booth	$155,000	$337,514	$0	$492,514
Don M. Bailey	$13,901	$134,176	$0	$148,077
David R. Carlucci	$120,000	$225,056	$0	$345,056
J. Martin Carroll	$117,500	$225,056	$0	$342,556
Diane H. Gulyas	$110,000	$225,056	$0	$335,056
Nancy S. Lurker	$105,000	$225,056	$0	$330,056
JoAnn A. Reed	$122,500	$225,056	$0	$347,556
Angus C. Russell	$12,692	$134,176	$0	$146,868
Virgil D. Thompson	$12,692	$134,176	$0	$146,868
Kneeland C. Youngblood, M.D.	$105,000	$225,056	$0	$330,056
Joseph A. Zaccagnino	$112,500	$225,056	$2,500	$337,556

(1)

The amounts reported reflect the aggregate grant date fair value of restricted units granted in fiscal 2014, calculated in accordance with Accounting Standards Codification 718. The grant date fair value does not necessarily correspond to the actual value that will be recognized by each director, which will likely vary based on a number of factors, including our financial performance, stock price fluctuations and applicable vesting. As of September 26, 2014, Mr. Booth had 4,718 unvested restricted units outstanding, Messrs. Bailey, Russell and Thompson had 1,893 unvested restricted units outstanding, and each other current director listed in the table above, had 3,146 unvested restricted units outstanding.

(2)	Reflects Company match of directors’ charitable contributions pursuant to Mallinckrodt’s Matching Gift Program.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    15

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

INTRODUCTION

Our executive compensation program is designed to motivate our executives to achieve financial, operational, and strategic performance goals that we believe will drive long-term, sustainable value for our shareholders. The program is weighted toward incentive and stock-based compensation so that executives’ actual realized compensation will be higher when we achieve our goals and lower when we fall short. We understand and expect our executives will aggressively pursue our objectives, and have implemented policies and practices to discourage excessive risk-taking behavior.

Our Named Executive Officers

For purposes of the following Compensation Discussion and Analysis and executive compensation disclosures, the individuals listed below are referred to collectively as our “named executive officers.” They are our President and Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers, based on fiscal 2014 compensation.

•	Mark Trudeau, President and Chief Executive Officer.

•	Matthew Harbaugh, Senior Vice President and Chief Financial Officer.

•	Frank Scholz, Senior Vice President, Global Operations.

•	Hugh O’Neill, Senior Vice President and President, US Specialty Pharmaceuticals.

•	Gary Phillips, Senior Vice President and Chief Strategy Officer.

Fiscal 2014 Business Highlights

Fiscal 2014 was a transformational year for the Company. We completed two significant acquisitions resulting in the addition of two new products, H.P Acthar® Gel and Ofirmev® into our Specialty Pharmaceuticals portfolio of products. Our share price increased approximately 104% during the fiscal year and our market capitalization increased from approximately $2.5 billion as of the start of the fiscal year to $10.4 billion as of September 26, 2014. Net sales were $2.5 billion for fiscal 2014 compared with $2.2 billion for fiscal 2013, an increase of approximately 15%. In addition, we reported financial results for fiscal year 2014 of adjusted diluted earnings per share on a non-GAAP basis of $4.94, up approximately 58% from fiscal 2013. Please see Appendix A of this proxy statement for a reconciliation of the non-GAAP financial measure.

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COMPENSATION DISCUSSION AND ANALYSIS

2014 Compensation Program

The following table summarizes the three major components of Mallinckrodt’s executive compensation program and the objective of each component. All of these components are designed to work together and the Human Resources and Compensation Committee (the “Compensation Committee”) views the executive compensation program as an integrated total compensation program. The mix of compensation elements varies based on a named executive officer’s position and responsibilities.

Element	Key Features	Objective
Base salary	Fixed cash compensation component.	Offer a stable source of income, intended to reflect the market value of the executive officer’s role, with differentiation for strategic significance, individual capability and experience.
Annual incentive compensation

Market-competitive, performance-based cash bonus opportunity tied to achievement of designated Company, segment and individual goals.

Initial funding for each named executive officer’s annual cash incentive is based on performance versus pre-determined goals for corporate performance measures and functional/business unit measures (if applicable). In addition, the named executive officer’s individual performance can modify the funded amount.

Focus executive officers on pre-set objectives each year and drive specific behaviors that foster short- and long-term growth and profitability.
Long-term incentive compensation

Awards of stock options, restricted units and performance share units.

Stock options generally have ten-year terms and vest in four equal installments on each anniversary of the grant date.

Restricted units also generally vest in four equal installments on each anniversary of the grant date. Each unit is converted into a share of our common stock at vesting.

Performance units may be earned from 0 to 200% of the target number of share units, based on performance over a three-year performance period. For the fiscal 2014-2016 performance period, half of the performance units are based on our adjusted EBITDA margin, while the other half are based on our relative total shareholder return versus a TSR performance peer group, over the performance period. To the extent earned, performance units are delivered as ordinary shares at the end of the performance period.

Align the interests of executive officers with the interests of shareholders in long-term growth and stock performance, reward executive officers for the achievement of multi-year performance objectives and shareholder value creation, and promote retention.

The following charts illustrate, for fiscal 2014, the distribution of value among the three elements of direct compensation — base salary, target annual incentive compensation and target long-term incentive compensation — for our Chief Executive Officer and on average for the other named executive officers. (The long-term equity incentive

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COMPENSATION DISCUSSION AND ANALYSIS

component is based on the dollar value awarded by the Compensation Committee before conversion to the various forms of equity awards — see the “Long-Term Incentive Awards” section of this CD&A.) Of target total direct compensation, 83% of our CEO’s and, on average, 68% of the other named executive officers’ was variable, either because it is subject to performance goals, the fluctuations of our stock price, or both.

We provide all employees, including our executive officers, with certain other benefits, consisting of retirement benefits, (including both qualified and non-qualified plans), health and welfare benefits, and an employee stock purchase plan. In addition, our executive officers are provided with change in control and severance benefits as well as an executive physical program and an executive financial and tax planning program. These benefits are intended to be competitive with Mallinckrodt’s peer companies.

Policies and Practices to Support Effective Governance

The Compensation Committee has adopted the following compensation practices, which are intended to support effective governance and alignment with shareholder interests:

•	We have established significant share ownership guidelines to reinforce the alignment of management and shareholder interests.

•	We have an executive compensation recoupment policy that allows us to recover performance-based cash and equity incentive compensation paid to executives in various circumstances.

•	We do not have employment agreements with our employees, including our named executive officers.

•	Our change in control benefits, which include cash severance and accelerated vesting of equity awards, are provided on a “double-trigger” basis.

•	We do not provide excise tax gross-up provisions in our change in control plan.

•	Our annual equity awards provide for minimum three-year vesting, except in limited circumstances involving certain terminations of employment.

•	Our equity incentive plan prohibits the repricing or exchange of equity awards without shareholder approval.

•

The majority of compensation opportunity provided to executives is variable and performance-based. The only elements of compensation that are not performance-based are base salary and limited perquisites and benefits.

•	Compensation decisions are made by the Compensation Committee, which is comprised of independent directors. The Compensation Committee has engaged an independent compensation consultant.

•

Our Insider Trading Policy prohibits employees, including directors and named executive officers, from entering into puts, calls, cashless collars, options or similar rights and obligations involving Mallinckrodt securities, other than the exercise of a Company-issued stock option.

•

We annually review our compensation programs and policies to ensure they do not encourage excessive risk-taking. Our executive compensation program includes a number of controls that mitigate risk, including share ownership requirements, our compensation recoupment policy, and our insider trading policy, as mentioned above.

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COMPENSATION DISCUSSION AND ANALYSIS

The following sections of this Compensation Discussion and Analysis describe our compensation philosophy, policies and practices as they applied to our named executive officers listed above during fiscal 2014.

Executive Compensation Philosophy

Our compensation philosophy is designed to attract, retain and motivate our executive officers. The core principles of that compensation philosophy are as follows:

•	Compensation should strongly align the interests of executive officers and shareholders.

•	Compensation policies and practices should support effective governance.

•	The focus should be on total compensation opportunity (base salary, annual incentive compensation and long-term incentive compensation) with an explicit role for each element.

•	Compensation should be competitive, but not excessive, in order to attract and retain talented executive officers who can achieve Mallinckrodt’s long-term strategic goals and create shareholder value.

•	Compensation should support Mallinckrodt’s business strategy in the areas of customer focus, globalization, operational excellence and innovation, as well as Mallinckrodt’s talent strategy.

•	The reward elements should be balanced, with an emphasis on performance-based compensation.

•	Compensation goals and practices should be transparent and easy to communicate, both internally and externally.

•	Goal setting is a key activity and should be conducted in a rigorous manner resulting in targets that reflect stretch, yet achievable, levels of performance.

Impact of 2014 Say-on-Pay Vote

At our 2014 Annual General Meeting, we provided our shareholders with the opportunity to cast an advisory vote on executive compensation. Over 89% of the votes cast were voted in favor of the proposal. We have considered the 2014 say-on-pay vote and we believe that support of our shareholders for the 2014 say-on-pay vote proposal indicates that our shareholders are generally supportive of our approach to executive compensation. Thus we did not make changes to our executive compensation arrangements in fiscal 2014 in response to our say-on-pay vote. In the future, we will continue to consider the outcome of our say-on-pay votes and other shareholder feedback when making compensation decisions regarding the named executive officers.

Compensation Decision-Making

Role of the Compensation Committee and Management.    The Compensation Committee makes all compensation decisions regarding senior management, which includes our named executive officers and certain other senior officers of the Company. The Compensation Committee undertakes ongoing review of our executive compensation policies, practices and plans to determine whether they are consistent with our compensation philosophy and objectives, and whether they need to be modified in light of changes in our business or the markets in general. The Compensation Committee meets periodically with management to review compensation policies and specific levels of compensation paid to officers and other key personnel, and reports and makes recommendations to the Board regarding executive compensation policies and programs. In addition, the CEO, other than for himself, makes recommendations to the Compensation Committee regarding salary adjustments and the setting of annual and long-term incentive targets and awards for executive officers, including the other named executive officers.

In determining the compensation of a named executive officer, the Compensation Committee considers various factors, including:

•	Company, business unit, and individual performance;

•	Market data on compensation opportunities of officers with similar responsibilities at comparable companies;

•	The officer’s current and future responsibilities and potential contribution to Mallinckrodt’s performance;

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COMPENSATION DISCUSSION AND ANALYSIS

•	Retention considerations; and

•	Compensation levels of Mallinckrodt executives with similar levels of responsibility (“internal equity”)

Role of the Compensation Consultant.    The Compensation Committee utilizes the services of independent compensation consultants from time to time and has the sole authority to retain, compensate and terminate any such compensation consultants. During fiscal 2014, Frederic W. Cook & Co., Inc. (“Cook & Co.”) served as its independent compensation consultant. The Compensation Committee has assessed the independence of Cook & Co. and determined that Cook & Co. is independent and that no conflicts of interest exist currently or existed during fiscal 2014. Cook & Co. reports directly to the Compensation Committee and does not provide services to, or on behalf of, any other part of our business. Cook & Co. also has been retained by the Nominating and Governance Committee as its independent compensation consultant in all matters relating to non-employee director compensation. Cook & Co. reviews Compensation Committee materials, attends Compensation Committee meetings, reviews the Company’s peer group and competitive positioning of individual executives versus market, assists the Compensation Committee with program design, provides advice to the Compensation Committee as compensation issues arise and provides recommendations on certain specific aspects of our compensation programs.

Peer Group.    When reviewing compensation programs for the named executive officers, the Compensation Committee considers the compensation practices of a group of broad pharmaceutical companies of reasonably similar size to us. The Compensation Committee periodically reviews the peer group and approves changes, based on the recommendation of the compensation consultant. In advance of our separation from Covidien, the Compensation Committee approved the following peer group of 17 companies. The specific companies were selected using objective size criteria, in a range that we believe is appropriate for benchmarking executive compensation. We believe the peer group includes companies with which we compete for business, executive talent and/or investment dollars.

The following table sets forth the peer group companies approved by the Compensation Committee for use in 2014 competitive analyses of executive compensation:

Actavis plc	Hospira, Inc.	Shire plc
Alexion Pharmaceuticals, Inc.	Impax Laboratories, Inc.	United Therapeutics Corporation
Cubist Pharmaceuticals, Inc.	Jazz Pharmaceuticals plc	Valeant Pharmaceuticals Intl., Inc.
Endo International plc	Mylan Inc.	Vertex Pharmaceuticals Inc.
Forest Laboratories, Inc.	Perrigo Company	Warner Chilcott Ltd.
Hologic, Inc.	Salix Pharmaceuticals, Ltd.

In May 2014, the Compensation Committee, with the assistance of Cook & Co., analyzed this peer group to determine whether it should be revised in light of our increased revenue, market capitalization and complexity. After consideration of various factors, the Compensation Committee decided that the current peer group (minus Forest Laboratories, Inc. and Warner Chilcott, Ltd, who were acquired during fiscal 2014) was still appropriate.

The Compensation Committee also reviews compensation data from life sciences and general industry surveys provided by Radford and Towers Watson.

Fiscal 2014 Executive Pay Decisions

Base Salary

Our Compensation Committee, based in part upon the recommendation of Mallinckrodt’s CEO and considering each named executive officer’s level of responsibility, experience and market data for similar positions at companies in our peer group approved an increase of Mr. Harbaugh’s base salary from $440,000 to $470,000, effective December 30, 2013 and from $470,000 to $530,000, effective September 1, 2014 and determined that the initial base salaries for Messrs. O’Neill and Scholz and Dr. Phillips in connection with their commencement of employment with Mallinckrodt would be, $400,000, $430,000, $400,000 respectively.

The Compensation Committee, based upon input from the full Board and considering the increased level of responsibility and size of the Company resulting from the acquisitions of Cadence Pharmaceuticals, Inc. and Questcor

20    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

during fiscal 2014 and market data for similar positions at companies in our peer group, approved an increase in Mr. Trudeau’s base salary from $900,000 to $1,000,000, effective September 1, 2014.

Fiscal 2014 Annual Incentive Awards

During fiscal 2014, each named executive officer participated in the Mallinckrodt Pharmaceuticals 2014 Global Bonus Plan which is a component of the Mallinckrodt Pharmaceuticals Stock and Incentive Plan. For fiscal 2014, the amount payable to each named executive officer under the 2014 Global Bonus Plan was determined as follows:

Individual Annual Incentive Target	×	Individual Weighted Average Funding Measures	×	Individual Performance Multiplier (0 to 150%)	=	Final 2014 Global Bonus Plan Amount (capped at 200% of individual award target)

For fiscal 2014, the Compensation Committee set award levels for each of our named executive officers under the 2014 Global Bonus Plan as a percentage of their base salary and the weighting of the corporate performance measures and functional/business measures used in determining the cash payout level as shown in the following table.

2014 Global Bonus Plan Target (as a % of Salary) and Weighting of Performance Measures

		Weighting of Corporate/Functional/Business Measures

	Target(% of Salary)(1)	Corporate Performance Measures	Functional/ Business Measures
Mark Trudeau	100%/125%(2)	100%	n/a
Matthew Harbaugh	70%	100%	n/a
Frank Scholz	60%	50%	50%
Hugh O’Neill	60%	50%	50%
Gary Phillips	60%	100%	n/a

(1)	The target bonus opportunity is pro-rated to reflect changes in base salary during the year.

(2)	Mr. Trudeau’s Target was increased from 100% to 125% effective September 1, 2014 pro-rated for the 2014 fiscal year.

Corporate Performance Measures.    For the 2014 Global Bonus Plan, the corporate performance measures were based upon adjusted earnings per share, or adjusted EPS, net sales revenue and free cash flow. The Compensation Committee believes these measures are key drivers of longer-term value creation and key indicators of the current and future strength of our business.

•

Adjusted EPS is defined as diluted earnings per share calculated in accordance with GAAP, as adjusted for certain items and their related tax effects. Adjusted EPS is an important measure because it provides a focus on profitable growth, focuses executives on expense control and is viewed as a strong indicator of sustained performance over the long term.

•

Net sales revenue represents net sales calculated in accordance with GAAP, as adjusted for certain items. Net sales revenue is an important measure because it is a leading indicator of performance and value creation and provides a clear focus on top-line growth.

•

Free cash flow is defined as cash flow from operating activities less net capital expenditures, both calculated in accordance with GAAP, as adjusted for the impacts to operating cash flows from certain items. Free cash flow is an important measure because it provides focus on generating cash to fund operations and research, focuses executives on expense control and is expected to lead to long-term shareholder value creation.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    21

COMPENSATION DISCUSSION AND ANALYSIS

Based upon the company’s performance against these measures, the individual weighted average funding could range from zero to 200 percent of target. The following chart summarizes the 2014 Global Bonus Plan design with respect to the corporate performance measures, including the relative weighting, performance targets and actual results.

Measure	Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Fiscal 2014 Results	Weighted Average Funding
Adjusted EPS(1)	50%	$2.47	$2.70	$3.14	$3.94	100%
Net sales revenue (in millions)(1)	30%	$2,086	$2,196	$2,416	$2,286	42%
Free Cash Flow (in millions)(1)	20%	$190	$200	$220	$231	40%

						182%

(1)	The performance measures used for compensation purposes include non-GAAP financial measures which exclude the effects of anticipated one-time, generally non-recurring items which the Compensation Committee believes may mask the underlying operating results and/or business trends of the business segment. The categories of these anticipated extraordinary items are identified at the beginning of the fiscal year when the performance measure is approved and, for the 2014 Global Bonus Plan, included certain restructuring charges, revenue adjustments related to businesses exited or sold, acquisitions, goodwill or other intangible asset impairment charges, shareholder and other litigation charges, certain legacy tax matters and costs related to separation.

Functional/Business Unit Measures.    As noted above, for Messrs. O’Neill and Scholz, a portion of the individual annual incentive award opportunity was subject to the achievement of performance objectives linked to function or business unit specific objectives. These objectives varied by named executive officer and included certain functional or business level objectives. Mr. O’Neill’s business unit objectives were based on our North America Specialty Pharmaceuticals business. The functional objectives for Mr. Scholz were based on global operations and manufacturing, including manufacturing metrics on safety, quality, service and cost as well as global inventory targets. The committee believes the performance objectives established for each of the named executive officers are indicators of the executive’s success in fulfilling the executive’s responsibilities to the Company and support the Company’s strategic operating plan. The performance levels of the objectives were designed to be achievable, but to require strong and consistent performance by the executive.

Following the conclusion of fiscal 2014, the Compensation Committee reviewed preliminary payout calculations for each named executive officer based on both the corporate performance measures and, to the extent applicable, the functional/business unit measures. It also received input from the Chief Executive Officer on the named executive officers (other than the CEO) and from the board of directors regarding the CEO. The Compensation Committee determined the amount of the actual payout based on individual performance, additional contributions by the named executive officer that were not captured within the measures listed above in order to align more closely the final payout with our financial performance and available pool funding. The table below reflects the calculations, including individual modifiers, for the named executive officers other than the CEO.

	Corporate Performance Measures						Functional/Business Unit Measures						Individual Modifier				Final 2014 Global Bonus Plan Payout(2)
	Target Bonus Opportunity(1)	x	Weight	x	Multiplier	+	Target Bonus Opportunity(1)	x	Weight	x	Multiplier	=	Preliminary Payout	x	Multiplier
Matthew Harbaugh	$327,000	x	100%	x	182%		N/A					=	$594,476	x	150%	=	$653,270
Frank Scholz	$258,000	x	50%	x	182%	+	$285,000	x	50%	x	105%	=	$370,230	x	150%	=	$275,011(3)
Hugh O’Neill	$240,000	x	50%	x	182%	+	$240,000	x	50%	x	200%	=	$458,400	x	125%	=	$480,000
Gary Phillips	$240,000	x	100%	x	182%	+	N/A					=	$436,800	x	150%	=	$449,670(3)

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COMPENSATION DISCUSSION AND ANALYSIS

(1)	The target bonus opportunity for Mr. Harbaugh has been pro-rated to reflect mid-year target bonus opportunity changes.

(2)	Under the terms of the Global Bonus Plan, awards were capped at 200% of individual target awards.

(3)	Actual Fiscal 2014 Global Bonus Plan payouts for Mr. Scholz and Dr. Phillips were pro-rated to reflect the portion of the fiscal year during which they were employed.

For the CEO, the Committee desired to pay the maximum allowed under the 2014 Global Bonus Plan to reflect the strong financial performance and value delivered to shareholders during fiscal 2014. Based on the weighted average financial funding result of 182% and the Committee’s ability to adjust awards by 0 to 150% using the individual performance multiplier, subject to the cap of 200% of individual award target, the Committee approved an award of $1,850,000 for the CEO at 200% of his target bonus opportunity of $925,000. The target bonus opportunity for the CEO was pro-rated to reflect a September 2014 increase to his target bonus opportunity.

Fiscal 2014 Annual Equity Grants

Under our ongoing long-term incentive compensation program, the Compensation Committee, with input from the Chief Executive Officer for the other named executive officers, and considering each named executive officer’s level of responsibility and market data for similar positions at companies in our peer group, sets long-term incentive compensation grant value targets as percentages of annual base salary. For the 2014 fiscal year, our long-term incentive compensation program consisted of a mix of performance units (weighted 40%), non-qualified stock options (weighted 40%) and restricted units (weighted 20%) granted under the Mallinckrodt Pharmaceuticals Stock and Incentive Plan.

Performance units.    Performance units represent unissued ordinary shares; we do not issue stock until the applicable performance-based vesting requirements are satisfied. The vesting requirements for performance units granted to named executive officers during fiscal 2014 were based upon adjusted EBITDA margin and relative total shareholder return, or relative TSR, each weighted at 50%, over a three-year performance period (fiscal year 2014 — fiscal year 2016).

•

Adjusted EBITDA margin is calculated by taking adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, as adjusted for certain items) and dividing by net sales revenue, as calculated in accordance with the 2014 Global Bonus Plan. Adjusted EBITDA margin is used to complement the Company’s annual incentive plan by focusing management on profit margin and quality of earnings, as it aims to achieve growth objectives.

•

Relative TSR means the total shareholder return for the Company as compared against a broad performance peer group of pharmaceutical and life sciences companies, listed below. This group of companies is broader than the peer group of companies used for competitive comparisons of executive compensation, and it includes some companies that are much larger or much smaller than Mallinckrodt. The Compensation Committee believes that use of a larger comparison group for measuring our TSR better reflects our market performance against the broad industry, even though some of the companies in the performance group would not be reasonable comparators for the compensation peer group, because of extreme differences in size. The relative TSR measure provides a “total picture” of our performance and will balance the achievement of absolute internal goals (adjusted EBITDA margin) with relative performance against our peers in a measure that is directly linked with long-term shareholder value creation.

•

The initial relative TSR peer group companies are: Actavis, Actelion, Alexion Pharmaceuticals, Alkermes, Allergan, Astellas Pharma, Biogen Idec, BioMarin Pharmaceutical, Celgene, Chugai, Cubist Pharmaceuticals, Daiichi Sankyo, Eisai, Elan, Endo Health Solutions, Forest Laboratories*, Fresenius, Galenica, Gedeon Richter, Gilead Sciences, Incyte, Ipsen, Jazz Pharmaceuticals, Lundbeck, Meda, Medivation, Merck KGaA, Orion, Otsuka Holdings, Pharmacyclics, Questcor Pharmaceuticals*, Regeneron Pharmaceuticals, Salix Pharmaceuticals, Santen Pharmaceutical, Seattle Genetics, Shionogi, Shire, The Medicines Company, Theravance, UCB, United Therapeutics, Valeant Pharmaceuticals International, Vertex Pharmaceuticals and ViroPharma.

*removed from peer group as a result of acquisition

Non-qualified stock options.    Non-qualified stock options generally permit a named executive officer to purchase ordinary shares at a per-share exercise price equal to the fair market value of ordinary shares on the date of grant. Fair market value is equal to the closing price of ordinary shares as reported on the NYSE on the grant date. Options granted to named executive officers during the 2014 fiscal year generally have a 10 year term and vest one-quarter annually beginning on the first anniversary of the grant date.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    23

COMPENSATION DISCUSSION AND ANALYSIS

Restricted units.    Restricted units represent unissued ordinary shares; we do not issue stock until the applicable vesting requirements are satisfied. When the vesting requirements are satisfied, the executive receives ordinary shares without restriction. Restricted units granted to named executive officers during fiscal 2014 vest one-quarter annually beginning on the first anniversary of the grant date.

The Compensation Committee determines equity awards by establishing a dollar value for each named executive officer and then converting this dollar value to equity based on grant-date fair values. By using this value approach, the number of stock options, restricted units and performance units will vary from year to year based on, among other things, our stock price at the time of grant, even though the awards may have the same dollar value under the valuation methodologies. The table below sets forth the target long-term incentive compensation grant value as a percentage of annual base salary for the fiscal 2014 equity awards, along with the target number of performance units, and the number of stock options and restricted units granted to each named executive officer.

Fiscal 2014 Long-Term Incentive Compensation

Name	Target (% of Salary)	Target Number of Performance Units	Number of Stock Options	Number of Restricted Units
Mark Trudeau	400%	23,759	84,722	14,022
Matthew Harbaugh	175%	5,423	19,369	3,206
Frank Scholz	120%	2,794	9,963	1,649
Hugh O’Neill	160%	4,224	15,062	2,493
Gary Phillips	120%	3,366	12,003	1,987

New-Hire Equity Grants

In addition to the grants discussed above under Fiscal 2014 Annual Equity Grants, the Compensation Committee approved grants of initial equity awards, which consisted of an equal mix of non-qualified stock options and restricted units, to Messrs. O’Neill and Scholz and Dr. Phillips with a value of approximately 50% of the intended annual equity grant value. These grants were intended to attract and retain our newly hired executives and to align their interests with the interests of our shareholders.

Other Benefits

Each of the benefits described below was chosen to support Mallinckrodt’s philosophy of providing a total rewards perspective to compensating its employees. Collectively, these benefits are intended to be competitive with Mallinckrodt’s peer companies.

Retirement Benefits.    The named executive officers are eligible to participate in the Mallinckrodt Retirement Savings and Investment Plan (“Mallinckrodt Retirement Savings Plan”), which is Mallinckrodt’s 401(k) plan available to all eligible U.S. employees, and the Mallinckrodt Supplemental Savings and Retirement Plan (“Mallinckrodt Supplemental Savings Plan”), Mallinckrodt’s non-qualified deferred compensation plan in which executive officers and other senior employees may participate. The Mallinckrodt Supplemental Savings Plan is a so-called “excess” plan that extends the 401(k) benefits beyond Internal Revenue Code limitations. For more information regarding the Mallinckrodt Supplemental Savings Plan, see “Executive Compensation — Non-Qualified Deferred Compensation.”

Health and Welfare Benefits.    The health and welfare benefits Mallinckrodt provides to the named executive officers are offered to all eligible U.S.-based employees and include medical, dental, prescription drug, vision, life insurance, accidental death and dismemberment, business travel accident, personal and family accident, flexible spending accounts, short- and long-term disability coverage and an employee assistance program.

Perquisites. Although Mallinckrodt does not have a perquisite program, it maintains an executive physical program which offers comprehensive and coordinated annual physical examinations and an executive financial and tax planning program which offers financial and tax planning support to certain senior-level employees. These programs

24    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

are available to all senior executive officers, including the named executive officers and are intended to provide benefits competitive with the peer group and encourage executives to proactively manage their health and financial wellness. We do reimburse executive officers for the income taxes associated with limited business-related perquisites such as spouse or guest travel to the Company’s annual national sales incentive program, if such executive officer is required to attend. In such instances, the spouse or guest is expected to attend and help entertain and participate in events with our sales force employees and their spouses. We have elected to pay the income taxes for these business-related perquisites because we believe they are business expenses. These benefits represent a very small portion of an executive officer’s overall compensation and provide a benefit to us and our stockholders.

Employee Stock Purchase Plan.    Effective October 1, 2013, Mallinckrodt began maintaining a broad-based employee stock purchase plan that provides eligible employees, including the named executive officers, with the opportunity to purchase Mallinckrodt ordinary shares. Eligible employees authorize payroll deductions to be made for the purchase of Mallinckrodt ordinary shares and, for fiscal 2014, Mallinckrodt provided a 15% matching contribution for all employees who received an initial equity grant post-separation and 25% for all other employees on up to $25,000 of an employee’s payroll deductions in any calendar year. All shares are purchased on the open market by a designated broker and are required to be held by participants for 12 months after purchase.

Severance Benefits.    Mallinckrodt maintains an executive severance plan which provides benefits to Mallinckrodt senior executives upon an involuntary termination of employment for any reason other than cause, permanent disability or death. We provide this plan to enable our executives to devote their full attention to Mallinckrodt matters by ensuring they will have some financial security in the event of an involuntary termination of employment without cause. Severance benefits, in the form of base salary continuation, bonus and health benefits are generally payable for 18 months (24 months for our President and Chief Executive Officer) following a qualifying termination of employment. Receipt of these benefits is conditioned upon the named executive officer signing a release of any claims against Mallinckrodt.

Change in Control Benefits.    Mallinckrodt maintains a change in control plan which provides benefits to certain Mallinckrodt senior executives upon an involuntary termination of employment or good reason resignation that occurs during a period shortly before and continuing after a change in control (a double trigger arrangement). We provide this plan to encourage our executives to remain neutral in the face of a potential transaction that may benefit shareholders but result in the loss of the executive’s employment. Benefits are generally payable following a qualifying termination of employment in a lump-sum cash payment equal to 1.5 times (2 times for our President and Chief Executive Officer) the sum of the executive’s base salary and the average of the executive’s bonus for the previous three fiscal years. Additional benefits provided upon a change in control termination include full vesting of outstanding equity awards, continued subsidy for health plan premiums for an 18-month period (24 months for our President and Chief Executive Officer) and outplacement services. Receipt of change in control severance benefits is conditioned upon the executive signing a release of any claims against Mallinckrodt. The plan does not provide excise tax gross-ups.

Agreement with Mr. Scholz

In August of 2013, we entered into an agreement with Mr. Scholz, who at the time served as a senior partner with McKinsey Consulting. Under the agreement, Mr. Scholz agreed to provide interim leadership of our global operations and supply chain while the Company conducted a search for a permanent executive to perform this function. The Company agreed to provide to Mr. Scholz a monthly base salary of approximately $114,000 and limited employee benefits, including participation in the welfare benefit plans available to our employees generally. He was not, however, eligible to participate in our annual incentive plan, our Retirement Savings and Investment Plan or eligible to receive any long-term incentive compensation. In March 2014, after accepting the offer of full time employment with the Company, Mr. Scholz was elected Senior Vice President, Global Operations with responsibility for global manufacturing operations, procurement and supply chain, and with leading the global product supply transformation project. Upon election as an executive officer of the Company his prior agreement terminated and he began receiving the compensation and benefits described above.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    25

COMPENSATION DISCUSSION AND ANALYSIS

Share Ownership Guidelines

To reinforce the alignment of management and shareholder interests, the Compensation Committee established share ownership guidelines. Under these guidelines, named executive officers are expected to hold equity with a value expressed as a multiple of base salary as follows:

President and Chief Executive Officer	5 times base salary

Other Named Executive Officers	3 times base salary

In determining an executive’s ownership, shares held directly as well as shares underlying restricted units are included. Shares underlying unexercised stock options and unvested performance units are not included in the calculation. Until the required ownership level is achieved, the executives are required to retain at least fifty percent of net profit shares. Net profit shares are shares remaining after payment of the exercise price, if applicable, and taxes upon the exercise of stock options, vesting of restricted stock, and earn-out of performance shares.

Anti-Hedging/Anti-Pledging

Mallinckrodt’s Insider Trading Policy prohibits employees, including named executive officers, from engaging in transactions in puts, calls, cashless collars, options or similar rights and obligations involving Mallinckrodt securities, other than the exercise of a Mallinckrodt-issued stock option, or pledging the Mallinckrodt securities as collateral, under certain circumstances.

Compensation Recovery Policy

In the event of a restatement of financial or operating results due to material non-compliance with financial reporting requirements, the Compensation Committee is authorized to recover any incentive compensation that was overpaid to certain employees, including named executive officers, taking into account such factors as the Compensation Committee deems appropriate, including whether the employee has engaged in misconduct or negligent conduct that caused or contributed to the restatement and the amount of any overpayment.

Deductibility of Executive Compensation

The Compensation Committee has generally intended to structure Mallinckrodt’s executive compensation in a manner designed to qualify for deductibility under Section 162(m) of the Code when consistent with Mallinckrodt’s overall compensation program objectives, while also maintaining maximum flexibility in the design of Mallinckrodt compensation programs and in making appropriate payments to named executive officers.

26    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report on Executive Compensation

The Compensation Committee is responsible for the oversight of the Company’s compensation programs on behalf of the Board of Directors. In fulfilling these responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2015 Annual General Meeting of Shareholders, which will be filed with the Securities and Exchange Commission.

Human Resources and Compensation Committee

David R. Carlucci, Chairman

Diane H. Gulyas

Nancy S. Lurker

Virgil D. Thompson

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    27

COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation Tables

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark C. Trudeau	2014	$905,769		—	$2,208,460	$1,440,274	$1,850,000	$98,173	$6,502,676
President and Chief Executive Officer	2013	$723,942		$100,000	$4,315,055	$4,931,881	$885,564	$84,347	$11,040,789
	2012	$420,000		$225,000	$945,965	$623,096	$507,252	$109,730	$2,831,044
Matthew K. Harbaugh	2014	$465,385		$139,755	$504,927	$329,273	$653,270	$47,626	$2,140,236
Senior Vice President and Chief Financial Officer	2013	$380,554		—	$581,814	$820,031	$402,021	$33,283	$2,217,703
	2012	$334,723		—	$428,537	$364,707	$205,543	$34,295	$1,367,804
Frank Scholz	2014	$905,269	(5)	$500,000	$445,621	$335,456	$275,011	$17,166	$2,478,523
Senior Vice President, Global Operations
Hugh M. O’Neill	2014	$400,000		—	$552,644	$416,092	$480,000	$593,076	$2,441,812
Senior Vice President and President, U.S. Specialty Pharmaceuticals
Gary M. Phillips,	2014	$369,231		$80,000	$440,404	$331,585	$449,670	$327,350	$1,998,239
Senior Vice President and Chief Strategy Officer

(1)

The amounts reported represent, for Mr. Harbaugh, a spin bonus which was payable on the six-month anniversary of the completion of the separation and for Mr. Scholz and Dr. Phillips, a one-time bonus in connection with the commencement of their respective employment during fiscal 2014.

(2)

The amounts reported the aggregate grant date fair value, computed in accordance with Accounting Standards Codification 718 (“ASC 718”), of restricted units and stock option awards issued to each of our named executive officers during the 2014 fiscal year. Further information regarding the 2014 awards is included in the Fiscal 2014 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at 2014 Fiscal Year-End Table and the Compensation Discussion and Analysis (“CD&A”), beginning on page 16.

Amounts reported do not correspond to the actual value that may be recognized by the named executive officers, which may be higher or lower based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. For additional information relating to assumptions made in the valuation for current year awards reflected in these columns, see Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 26, 2014.

(3)

The amounts reported represent annual incentive cash awards paid to the named executive officers under our 2014 Global Bonus Plan. For information regarding the calculation of these awards, see the CD&A, beginning on page 16.

(4)

The amounts reported represent the aggregate dollar amount for each named executive officer for employer contributions to the Retirement Savings Plan, employer credits to the Supplemental Savings Plan, employer contributions to the Employee Stock Purchase Plan, relocation benefits, and tax reimbursements attributable to imputed income to the named executive officer related to personal travel of spouses or guests that accompanied them to the Company’s national sales incentive program. In such instances, the spouse or guest is expected to attend and help entertain and participate in events with our sales force employees and their spouses. We have elected to pay the income taxes for these business-related perquisites because we believe they are business expenses. Perquisites and personal benefits provided to named executive officers are not included since the total incremental cost to the Company was less than $10,000 per individual. The following table shows the specific amounts included in the All Other Compensation column of the Summary Compensation Table for fiscal 2014.

ALL OTHER COMPENSATION

Name and Principal Position	Contributions to Retirement Savings Plan	Credits to Supplemental Savings Plan	Contributions to Employee Stock Purchase Plan	Relocation Benefits	Tax Reimbursement Payments	Total
Mark C. Trudeau	$15,339	$77,534	$4,688	—	$613	$98,173
Matthew K. Harbaugh	$15,191	$29,322	$3,113	—	—	$47,626
Frank Scholz	$5,458	$5,458	$6,250	—	—	$17,166
Hugh M. O’Neill	$20,581	$2,958	—	$552,692	$16,845	$593,076
Gary M. Phillips	$19,754	$2,400	—	$305,196	—	$327,350

(5)	Includes amounts paid under the agreement with Mr. Scholz described on page 25 for the period prior to March 2014 and as a full-time employee beginning March 17, 2014.

28    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Grants of Plan-Based Awards

The following table provides information concerning the annual incentive cash awards and equity incentive awards granted to each of our named executive officers in fiscal 2014.

•	“GBP” is the annual incentive cash award payable pursuant to our 2014 Global Bonus Plan.

•	“PSUs” are restricted unit awards subject to performance-based vesting.

•	“RSUs” are restricted unit awards subject to time-based vesting.

•	“Options” are nonqualified stock options subject to time-based vesting.

For a more complete understanding of the table, please read the related narrative.

FISCAL 2014 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Date of Committee Action	Estimate Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimate Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units (#)		All other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards (S/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mark C. Trudeau
GBP			$462,500	$925,000	$1,850,000
PSUs	1/2/2014	11/21/2013				5,940	23,759	47,518						$1,488,430
RSUs	1/2/2014	11/21/2013							14,022	(4)				$720,030
Options	1/2/2014	11/21/2013									84,722	(4)	$51.35	$1,440,274
Matthew K. Harbaugh
GBP			$163,500	$327,000	$654,000
PSUs	1/2/2014	11/21/2013				1,358	5,432	10,864						$340,299
RSUs	1/2/2014	11/21/2013							3,206	(4)				$164,628
Options	1/2/2014	11/21/2013									19,369	(4)	$51.35	$329,273
Frank Scholz
GBP			$129,000	$258,000	$516,000
PSUs	4/1/2014	1/10/2014				699	2,794	5,588						$213,349
RSUs	4/1/2014	1/10/2014							1,649	(5)				$103,211
RSUs	4/1/2014	1/10/2014							2,062	(6)				$129,061
Options	4/1/2014	1/10/2014									9,963	(5)	$62.59	$206,433
Options	4/1/2014	1/10/2014									6,227	(6)	$62.59	$129,023
Hugh M. O’Neill
GBP			$120,000	$240,000	$480,000
PSUs	1/2/2014	11/21/2013				1,056	4,224	8,448						$264,621
RSUs	1/2/2014	11/21/2013							3,116	(7)				$160,007
RSUs	1/2/2014	11/21/2013							2,493	(4)				$128,016
Options	1/2/2014	11/21/2013									9,414	(7)	$51.35	$160,038
Options	1/2/2014	11/21/2013									15,062	(4)	$51.35	$256,054
Gary M. Phillips
GBP			$120,000	$240,000	$480,000
PSUs	1/2/2014	11/21/2013				842	3,366	6,732						$210,870
RSUs	1/2/2014	11/21/2013							2,483	(7)				$127,502
RSUs	1/2/2014	11/21/2013							1,987	(4)				$102,033
Options	1/2/2014	11/21/2013									7,502	(7)	$51.35	$127,534
Options	1/2/2014	11/21/2013									12,003	(4)	$51.35	$204,051

(1)	The amounts reported reflect threshold, target and maximum award amounts for fiscal 2014 that were set in fiscal year 2014 under the Global Bonus Plan, which is an element of our 2013 Stock and Incentive Plan. The actual amounts earned by each named executive officer pursuant to such awards are reported under the Non-Equity Plan Incentive Compensation column of the Summary Compensation Table.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    29

COMPENSATION OF EXECUTIVE OFFICERS

(2)	The amounts reported reflect threshold, target and maximum award amounts for performance units granted to each of our named executive officers during the 2014 fiscal year. The vesting of performance units is contingent upon the satisfaction of performance based vesting requirements of adjusted EBITDA margin and relative TSR each weighted at 50%, over a three-year performance period (fiscal year 2014 — fiscal year 2016).

(3)	The amounts reported represent the aggregate grant date fair value, computed in accordance with ASC 718 of performance units, restricted units and stock option awards issued to each of our named executive officers during the 2014 fiscal year.

(4)	Includes grants of stock options and restricted units which will vest in four equal amounts on each of January 2, 2015, 2016, 2017 and 2018.

(5)	Includes grants of stock options and restricted stock which vest in four equal amounts on each of April 1, 2015, 2016, 2017 and 2018.

(6)	Includes grants of stock options and restricted stock which vest in two equal amounts on each of April 1, 2017 and 2018.

(7)	Includes grants of stock options and restricted stock which vest in two equal amounts on each of January 2, 2017 and 2018.

30    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding stock option awards and unvested restricted unit and performance unit awards held by each named executive officer as of September 26, 2014. For a more complete understanding of the table, please read the footnotes that follow the table.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark C. Trudeau	—	35,808	(1)	$37.8500	01/31/2022	11,190	(2)	$1,007,100	47,518	(3)	$4,276,620
	—	58,313	(4)	$41.7300	12/02/2022	12,584	(5)	$1,156,860
	—	234,437	(6)	$44.0000	06/30/2023	81,819	(7)	$7,363,710
	—	84,722	(8)	$51.3500	01/01/2024	14,022	(9)	$1,261,980
Matthew K. Harbaugh	3,166	—		$34.5000	11/30/2019	449	(10)	$40,410	3,681	(11)	$331,290
	11,212	3,739	(12)	$31.1200	11/30/2020	4,205	(13)	$378,450	10,864	(3)	$977,760
	21,080	21,082	(14)	$33.6700	11/30/2021	774	(15)	$69,660
	1,726	5,186	(16)	$37.8500	01/31/2022	2,659	(5)	$239,310
	3,989	11,969	(4)	$41.7300	12/02/2022	8,750	(7)	$787,500
	—	25,072	(6)	$44.0000	06/30/2023	3,206	(9)	$288,540
	—	19,369	(8)	$51.3500	01/01/2024
Frank Scholz	—	9,963	(17)	$62.5900	03/31/2024	1,649	(18)	$148,410	5,588	(19)	$502,920
	—	6,227	(17)	$62.5900	03/31/2024	2,062	(18)	$185,580
Hugh M. O’Neill	—	9,414	(8)	$51.3500	01/01/2024	3,116	(9)	$280,440	8,448	(3)	$760,320
	—	15,062	(8)	$51.3500	01/01/2024	2,493	(9)	$224,370
Gary M. Phillips	—	7,502	(8)	$51.3500	01/01/2024	2,483	(9)	$223,470	6,732	(3)	$605,880
	—	12,003	(8)	$51.3500	01/01/2024	1,987	(9)	$178,830

Unless otherwise specified, stock option and restricted unit awards vest one-quarter annually, beginning on the first anniversary of the grant date.

(1)

Represents stock options granted on February 1, 2012 to Mr. Trudeau in connection with his commencement of employment with Covidien as President of its Pharmaceuticals business, which vest fifty percent on each of the 3rd and 4th anniversaries of the grant date.

(2)

Represents restricted units granted on February 1, 2012 to Mr. Trudeau in connection with his commencement of employment with Covidien as President of its Pharmaceuticals business; 3,148 of which vest on 3rd anniversary of the grant date and 8,042 of which vest fifty percent on each of the 3rd and 4th anniversaries of the grant date.

(3)

Represents performance units granted on January 2, 2014 that vest at the end of the fiscal 2014 — 2016 performance cycle. The amounts reported in this column are based on achievement at the maximum level (200%).

(4)	Represents stock options granted on December 3, 2012 which vest one third on each of the 2nd, 3rd and 4th anniversaries of the grant date.

(5)	Represents restricted units granted on December 3, 2012 which vest one third on each of the 2nd, 3rd and 4th anniversaries of the grant date.

(6)	Represents stock options granted on July 1, 2013 in connection with the separation from Covidien which vest fifty percent on each of the 3rd and 4th anniversaries of the grant date.

(7)

Represents restricted units granted on July 1, 2013 in connection with the separation from Covidien which vest fifty percent on each of the 3rd and 4th anniversaries of the grant date; except for the grant to Mr. Trudeau which vests in full on the 5 th anniversary of the grant date.

(8)	Represents stock options granted on January 2, 2014 which vest twenty five percent on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(9)	Represents restricted units granted on January 2, 2014 which vest twenty five percent on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(10)	Represents restricted units granted on December 1, 2010 which vest fifty percent on each of the 3rd and 4th anniversaries of the grant date.

(11)

Represents performance units granted on December 1, 2011 that vest at the end of the fiscal 2012 — 2014 performance cycle. In connection with the separation, the ending date for the performance period was accelerated to the date of the separation and the amounts reported in this column are based on achievement through the separation date (168%) and are subject to time-based vesting for the balance of the performance cycle.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    31

COMPENSATION OF EXECUTIVE OFFICERS

(12)	Represents stock options granted on December 1, 2010 which vest on the 4th anniversary of the grant date.

(13)	Represents restricted units granted on December 1, 2011 which vest fifty percent on each of the 3rd and 4th anniversaries of the grant date.

(14)	Represents stock options granted on December 1, 2011 which vest fifty percent on each of the 3rd and 4th anniversaries of the grant date.

(15)	Represents restricted units granted on February 1, 2012 to Mr. Harbaugh as a supplemental award which vest fifty percent on each of the 3rd and 4th anniversaries of the grant date.

(16)	Represents stock options granted on February 1, 2012 to Mr. Harbaugh as a supplemental award which vest fifty percent on each of the 3rd and 4th anniversaries of the grant date.

(17)	Represents stock options granted on April 1, 2014 which vest twenty five percent on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(18)	Represents restricted units granted on April 1, 2014 which vest twenty five percent on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(19)

Represents performance units granted on April 1, 2014 that vest at the end of the fiscal 2014 — 2016 performance cycle. The amounts reported in this column are based on achievement at the maximum level (200%).

32    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Option Exercises and Stock Vested

The following table provides information regarding the number of Company stock options that were exercised by named executive officers during the 2014 fiscal year and the value realized from the exercise of such awards. The table also provides information regarding the vesting of restricted stock and restricted stock units during the 2014 fiscal year.

FISCAL 2014 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark C. Trudeau	55,245	$790,127	11,489	$637,230
Matthew K. Harbaugh	—	$—	7,835	$409,000
Frank Scholz	—	$—	—	$—
Hugh M. O’Neill	—	$—	—	$—
Gary M. Phillips	—	$—	—	$—

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    33

COMPENSATION OF EXECUTIVE OFFICERS

Non-Qualified Deferred Compensation

The following table provides information with respect to fiscal 2014 non-qualified deferred compensation for each named executive officer. For more information regarding information contained in the table and the material terms of our non-qualified deferred compensation plan, please read the related narrative and footnotes that follow the table.

FISCAL 2014 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (#)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings(Loss) in Last FY ($)(3)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE ($)(4)
Mark C. Trudeau	$28,539	$77,534	$22,014	—	$309,139
Matthew K. Harbaugh	—	$29,322	$11,153	—	$128,134
Frank Scholz	$90,962	$5,458	$(649)	—	$95,770
Hugh M. O’Neill	$7,577	$2,958	$215	—	$10,750
Gary M. Phillips	$1,939	$2,400	$(57)	—	$4,281

(1)

The amounts reported include amounts deferred by the named executive officers during the 2014 fiscal year under our Supplemental Savings Plan. All amounts reported in this column are also included in the Salary and/or Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table.

(2)

The amounts reported include amounts that we credited to our Supplemental Savings Plan on behalf of the named executive officers in fiscal 2014. These amounts are included in the amounts set forth in the Total Compensation column of the Summary Compensation Table for fiscal 2014 and are specifically broken out in footnote 4 to the Summary Compensation Table.

(3)

The amounts reported include earnings credited to the named executive officer’s account in the Supplemental Savings Plan. Earnings on amounts credited to the Supplemental Savings Plan are determined by investment selections made by each named executive officer in investment alternatives that generally mirror investment choices offered under the Retirement Savings Plan (our 401(k) plan).

(4)	The amounts reported for each executive officer includes the executive officer’s total balance in our Supplemental Savings Plan as of September 26, 2014.

Supplemental Savings Plan.    Under the Supplemental Savings Plan, participants, including named executive officers, may defer up to 50% of their base salary and 100% of their annual bonus. We provide matching credits based on the participant’s deferred base salary and bonus at the same rate such participant is eligible to receive matching contributions under the Retirement Savings Plan and Company credits on any cash compensation (i.e., base and bonus) that the participant earns during a calendar year in excess of applicable IRS limits ($260,000 for 2014). Participants are fully vested in matching and Company credits (including earnings on such credits) upon completion of two years of service. The Supplemental Savings Plan is a non-qualified deferred compensation plan that is maintained as an unfunded “top-hat” plan and is designed to comply with Internal Revenue Code Section 409A. Amounts credited to the Supplemental Savings Plan as participant deferrals or Company credits may also be credited with earnings (or losses) based upon investment selections made by each participant from investments that generally mirror investments offered under the Retirement Savings Plan. Participants may elect whether they will receive a distribution of their Supplemental Savings Plan account balances upon termination of employment or at a specified date. Distributions can be made in a lump sum or in up to 15 annual installments.

Under the Retirement Savings Plan, the Company makes an automatic contribution of three percent (3%) of an employee’s eligible pay, irrespective of whether the employee contributes to such plan. Additionally, we match fifty cents ($0.50) for every one dollar ($1.00) employees contribute, up to the first six percent (6%) of eligible pay.

34    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Potential Payments upon Termination

Severance Plan.    For all of the named executive officers, severance benefits are payable pursuant to the Mallinckrodt Severance Plan for U.S. Officers and Executives. Under the Severance Plan, benefits are payable to eligible executives, including named executive officers, upon an involuntary termination of employment for any reason other than cause, permanent disability or death. Post-termination benefits consist of:

•	continuation of base salary for a period of 18 months (24 months for the Chief Executive Officer);

•	payment of 1.5 times the average of the executive’s bonus for the previous three fiscal years (two times the average of the previous three fiscal year bonuses);

•	continuation of health and dental benefits at active employee rates for a period of up to 18 months (24 months for the Chief Executive Officer);

•	12 months accelerated vesting of unvested stock options;

•	12 months to exercise vested stock options (unless a longer period is provided in the applicable award agreement);

•	12 months accelerated vesting of unvested restricted unit awards which are subject solely to time-based vesting;

•	12 months accelerated vesting of unvested performance unit awards if, and to the extent that, the Compensation Committee determines that the applicable performance criteria have been attained;

•	outplacement services, in our discretion, for up to 12 months; and

•	payment of a pro-rata portion of the executive’s annual incentive cash award for the fiscal year during which such executive’s employment terminates.

Upon a termination of employment other than for cause, including an involuntary termination of employment where the executive becomes eligible for severance benefits, executives, including named executive officers, forfeit all unvested restricted unit and performance unit awards and any stock options which do not vest within 12 months after the executive’s employment termination date. Notwithstanding the foregoing, employees with less than one year of service will be entitled to continuation of one-half base salary and will not be entitled to any payment in connection with the executive’s bonus.

Change in Control Plan.    For all named executive officers, change in control severance benefits are payable pursuant to the Mallinckrodt Change in Control Severance Plan for Certain U.S. Officers and Executives. Under the Change in Control Plan, benefits are payable to eligible executives, including named executive officers, only if the plan’s double trigger requirements are satisfied, meaning that, in order to receive any of the following benefits, the executive must experience an involuntary termination of employment or good reason resignation during a period that begins 60 days before and ends 2 years after a change in control. Post-termination benefits consist of:

•	a single lump sum payment equal to 18 months of the executive’s base salary (24 months for the Chief Executive Officer);

•

a single lump sum payment equal to 1.5 times the average of the executive’s bonus for the previous three fiscal years (2 times the average of the previous three fiscal year bonuses for the Chief Executive Officer);

•	continuation of health and dental benefits at active employee rates for a period of up to 18 months (24 months for the Chief Executive Officer);

•	full vesting of unvested stock options;

•	12 months to exercise vested stock options (unless a longer period is provided in the applicable option agreement);

•	full vesting of unvested restricted unit awards which are subject solely to time-based vesting;

•

full vesting of unvested performance unit awards if, and to the extent that, the Compensation Committee determines that the applicable performance criteria have been or will be attained or would have been attained during the 18-month period after the executive’s employment terminates (24-month period for the Chief Executive Officer);

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    35

COMPENSATION OF EXECUTIVE OFFICERS

•	outplacement services, in our discretion, for up to 12 months; and

•	payment of a pro-rata portion of the executive’s annual incentive cash award for the fiscal year during which such executive’s employment terminates.

The payment of benefits under our Severance Plan and our Change in Control Plan is conditioned upon the executive executing a general release in favor of the Company and is subject to the terms of the Non-Competition, Non-Solicitation, and Confidentiality Agreement by and between the executive and the Company, under which the executive agreed not to disclose confidential Company information at any time and not to compete with the Company nor solicit our employees or customers, for a period of one year following termination of employment. We may cancel benefits that are payable or seek to recover benefits previously paid if the executive does not comply with these provisions or violates the release of claims. Payments may be delayed until six months after termination of employment if necessary to comply with Internal Revenue Code Section 409A.

Upon a termination of employment for cause, executives, including named executive officers, are not eligible for severance benefits under our Severance Plan or our Change in Control Plan and forfeit all unvested stock options, restricted unit and performance unit awards. In addition, the stock option, restricted unit and performance unit awards include a “claw-back” feature pursuant to which we may recover the amount of any profit the named executive officer realized upon the exercise of options, or the vesting of any restricted unit or performance unit award, during the 12-month period that occurs immediately prior to the executive officer’s involuntary termination of employment for cause. For purposes of our Severance Plan and our Change in Control Plan, as well as the “claw-back” feature discussed in the preceding sentence, “cause” means substantial failure or refusal of the named executive officer to perform the duties and responsibilities of his job as required by the Company, violation of any fiduciary duty owed to the Company, conviction of a felony or misdemeanor, dishonesty, theft, violation of Company rules or policy, including a violation of our Guide to Business Conduct, or other egregious conduct that has or could have a serious and detrimental impact on the Company and its employees.

Other Termination Benefits.    The terms of our annual incentive plan and equity plan provide for certain benefits upon a named executive officer’s termination of employment due to death, disability or retirement. For this purpose, normal retirement occurs where an executive officer terminates employment after attaining age 60 and the sum of the executive’s age and years of service equals at least 70. Under the annual incentive plan, named executive officers are eligible to receive a pro-rated annual incentive cash award based on the number of days that the executive officer was employed by the Company during the fiscal year upon death, disability or normal retirement. Under the equity plan, named executive officers are eligible to receive full vesting of stock options, restricted units and performance units upon death, disability or normal retirement.

For purposes of the Severance Plan and the Change in Control Plan, “cause” means substantial failure or refusal of the named executive officer to perform the duties and responsibilities of his job as required by Mallinckrodt, violation of any fiduciary duty owed to Mallinckrodt, conviction of a felony or misdemeanor, dishonesty, theft, violation of Mallinckrodt rules or policy, including a violation of the Mallinckrodt Guide to Business Conduct, or other egregious conduct that has or could have a serious and detrimental impact on Mallinckrodt and its employees.

For purposes of the Change in Control Plan, “good reason” means any retirement or termination of employment by the named executive officer that is not initiated by Mallinckrodt and that is caused by any one or more of the following events, in each case, without the named executive officer’s written consent: (i) assignment to the named executive officer of any duties inconsistent in any material respect with the named executive officer’s authority, duties or responsibilities as in effect immediately prior to the change in control; (ii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the named executive officer is required to report as in effect immediately prior to the change in control; (iii) a material change in the geographic location at which the named executive officer must perform services to a location which is more than 50 miles from the named executive officer’s principal place of business immediately preceding the change in control; (iv) a material reduction in the named executive officer’s compensation and benefits, taken as a whole, as in effect immediately prior to the change in control; (v) Mallinckrodt’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform Mallinckrodt’s obligations to the named executive officer under such plan; or (vi) a material diminution in the

36    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

budget over which the named executive officer retains authority. Additionally, “good reason” will only exist if the named executive officer provides written notice stating the good reason event, Mallinckrodt does not cure such event, and the named executive officer terminates employment within a certain period of time after the end of the cure period.

The table below reflects the amount of compensation that would become payable to each of our named executive officers under existing plans if the named executive officer’s employment had terminated on September 26, 2014, the last day of our 2014 fiscal year, given the named executive’s service levels as of such date and, if applicable, based on our closing stock price as of that date, which was $90.00. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, and benefits available generally to salaried employees, such as distributions under the Retirement Savings Plan.

The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change in control can be determined only at the time of any such event. Due to a number of factors that may affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be higher or lower than indicated in the table. Factors that could affect these amounts include the timing during the year of any such event, our stock price, the executive’s age and years of service, the attained level of performance for performance units, and any additional agreements or arrangements we may enter into in connection with any change in control or termination of employment. For a more complete understanding of the table, please read the narrative disclosures that follow the table.

POTENTIAL PAYMENTS UPON TERMINATION

Name and Termination Scenario	Cash Severance	Bonus(1)		Option Awards	Stock Awards	Welfare Benefits and Outplacement	Total
Mark C. Trudeau
Involuntary Termination (other than for cause)	$3,526,702		$925,000	$2,690,573	$1,349,550	$54,479	$8,569,620
Involuntary Termination (for cause)	—		—	—	—	—	—
Voluntary Termination	—		—	—	—	—	—
Death or Disability	$—		$925,000	$18,740,763	$15,076,170	—	$34,765,248
Change in Control Termination	$3,526,702		$925,000	$18,740,763	$15,076,170	$54,479	$38,346,430
Matthew K. Harbaugh
Involuntary Termination (other than for cause)	$666,000		$326,635	$1,283,726	$747,799	$47,314	$3,065,474
Involuntary Termination (for cause)	—		—	—	—	—	—
Voluntary Termination	—		—	—	—	—	—
Death or Disability	$—		$326,635	$4,067,704	$3,112,909	—	$7,507,247
Change in Control Termination	$666,000		$326,635	$4,067,704	$3,112,909	$47,314	$8,214,561
Frank Scholz
Involuntary Termination (other than for cause)	$322,500		$136,740	$68,251	$37,080	$36,273	$600,843	(2)
Involuntary Termination (for cause)	—		—	—	—	—	—
Voluntary Termination	—		—	—	—	—	—
Death or Disability	$—		$136,740	$443,768	$836,910	—	$1,417,418	(2)
Change in Control Termination	$850,110	$		$443,768	$836,910	$47,314	$2,314,842	(2)
Hugh M. O’Neill
Involuntary Termination (other than for cause)	$960,000		$240,000	$145,517	$56,070	$47,314	$1,448,901	(2)
Involuntary Termination (for cause)	—		—	—	—	—	—
Voluntary Termination	—		—	—	—	—	—
Death or Disability	$—		$240,000	$945,997	$1,265,130	—	$2,451,127	(2)
Change in Control Termination	$960,000		$240,000	$945,997	$1,265,130	$47,314	$3,458,441	(2)
Gary M. Phillips
Involuntary Termination (other than for cause)	$300,000		$225,600	$115,950	$446,640	$36,273	$722,463	(2)
Involuntary Termination (for cause)	—		—	—	—	—	—
Voluntary Termination	—		—	—	—	—	—
Death or Disability	$—		$225,600	$753,868	$402,300	$—	$1,381,768	(2)
Change in Control Termination	$938,400		$225,600	$753,868	$402,300	$47,314	$2,367,482	(2)

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    37

COMPENSATION OF EXECUTIVE OFFICERS

(1)	The amount reflected assumes bonus payout at 1x of target and is pro-rated to reflect the portion of the year for which the officer was employed by the Company and pro-rated to reflect changes in base salary during the year.

(2)	Also includes employer contributions to the Retirement Savings Plan and Company credits to the Supplemental Savings Plan that will become fully vested upon an involuntary termination of employment (other than for cause), death or disability or a change in control termination for Mr. Scholz ($5,421 and $5,421), Mr. O’Neill ($21,148 and $2,936) and Dr. Phillips ($20,280 and $2,336). All other named executive officers are fully vested in employer contributions and Company credits.

Cash Severance

Involuntary Termination (other than for cause).    For all named executive officers other than Mr. Trudeau, the cash severance amount in this scenario represents continuation of the named executive officer’s base salary, as of September 26, 2014, for an 18-month severance period, plus an amount equal to 1.5 times the average of the named executive officer’s annual incentive cash awards for the previous three fiscal years (i.e., fiscal 2013, 2012 and 2011), payable during the 18-month severance period and on our normal payroll schedule. For Mr. Trudeau, the amount represents continuation of his base salary, as of September 26, 2014, for a 24-month severance period, plus an amount equal to two times the average of his annual incentive cash awards for the previous three fiscal years, payable during the 24-month severance period and on our normal payroll schedule.

Change in Control Termination.    For all named executive officers, we assume that such executive officers experience an involuntary termination of employment (other than for cause) after the change in control which renders them eligible for benefits under the Mallinckrodt Change in Control Plan. Accordingly, the cash severance amount for all named executive officers other than Mr. Trudeau represents a lump-sum payment equal to 1.5 times the named executive officer’s base salary, as of September 26, 2014, plus an amount equal to 1.5 times the average of the named executive officer’s annual incentive cash awards for the previous three fiscal years (i.e., fiscal 2013, 2012 and 2011). For Mr. Trudeau, the amount represents a lump-sum payment equal to two times his base salary, as of September 26, 2014, plus an amount equal to two times the average of his annual incentive cash awards for the previous three fiscal years. Applicable to both the cash severance termination scenarios, in situations where the named executive officer did not have a full three year history of annual incentive cash awards due to not having commenced employment prior to fiscal 2011, the average calculated represents a prorated average calculated as the sum of the annual incentive cash awards divided by the length of service provided during the prior three fiscal years.

Bonus

Involuntary Termination (other than for cause).    In the case of an involuntary termination (other than for cause), executive officers are entitled to a pro-rata payment of the annual incentive cash award based on the number of days they were employed by the Company during the fiscal year. Because we have assumed that the applicable terminations of employment occurred on the last day of our 2014 fiscal year, the amounts reported in the Bonus column for this scenario represent the full annual incentive cash award payable to each named executive officer for fiscal 2014.

Death or Disability and Change in Control Termination.    The bonus amount represents the pro-rata payment of the annual incentive cash award based on the number of days that the named executive officer was employed by the Company during the fiscal year. Because we have assumed that the applicable termination of employment occurred on the last day of our 2014 fiscal year, the amounts reported in the Bonus column for this scenario represent the full annual incentive cash award payable to each named executive officer for fiscal 2014.

Option Awards

Involuntary Termination (other than for cause).    For all named executive officers, the option award amount represents the value as of September 26, 2014 of outstanding options held by the named executive officer that would have vested during the 12-month period that immediately follows September 26, 2014 (i.e.: from September 26, 2014 to September 25, 2015).

Death or Disability and Change in Control Termination.    The option award amount represents the full vesting of unvested stock options held by the named executive officer as of September 26, 2014.

38    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Stock Awards

Involuntary Termination (other than for cause).    For all named executive officers, the stock award amount represents the value as of September 26, 2014 of outstanding restricted units held by the named executive officer that would have vested during the 12-month period that immediately follows September 26, 2014 (i.e.: from September 26, 2014 to September 25, 2015).

Death or Disability and Change in Control Termination.    The amounts reported in this column represent the value that would have been attained upon the full vesting of all unvested restricted unit and performance unit awards held by the named executive officer as of September 26, 2014. For purposes of this scenario, amounts attributable to performance unit awards are based on the following: (1) for the December 2011 award, the ending date for the performance period was accelerated to the date of separation and the amounts reported in this column are based on the achievement of 168%; and (2) for the January 2014 awards, the ending date for the performance shares was accelerated to the date of the separation and the amounts reported in this column are based on the achievement through the separation date of 200%.

Welfare Benefits and Outplacement Services

The welfare benefits amount represents the employer portion of the premium paid on behalf of the named executive officer for continued coverage under the Company’s medical, dental and vision plans during the applicable severance period. Amounts for calendar year 2014 and 2015 are based on actual rates determined by the Company for the respective plan in such years, while the rates for subsequent years, where applicable, are assumed based on the historic percentage increase in rates for such coverage. Although payable in our discretion, for purposes of this column we assume that we would pay $25,000 on behalf of each named executive officer for outplacement services upon an involuntary termination (other than for cause) and a change in control termination.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    39

SECURITY OWNERSHIP AND REPORTING

SECURITY OWNERSHIP AND REPORTING

Security Ownership of Management and Certain Beneficial Owners

The following table shows the number of ordinary shares beneficially owned by (i) each current director, each executive officer named in the Summary Compensation Table and our directors and executive officers as a group, as of January 9, 2015; and (ii) each person who we know or have reason to believe is the beneficial owner of more than 5% of our outstanding ordinary shares as of January 9, 2015, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act and notices delivered to the Company pursuant to the Irish Companies Act.

A person is deemed to be a beneficial owner of ordinary shares if he or she, either alone or with others, has the power to vote or to dispose of those ordinary shares or the right to acquire such power within 60 days of the date of the table. Ordinary shares subject to stock options presently exercisable or exercisable within 60 days of January 9, 2015 and restricted units are deemed to be outstanding and beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person. There were 116,278,524 Mallinckrodt ordinary shares outstanding as of January 9, 2014 and the calculations of percentage ownership below are based on such number of outstanding shares regardless of the date of the information regarding beneficial ownership reported below.

Directors and Executive Officers

Name of Beneficial Owner	Number of Mallinckrodt Ordinary Shares Beneficially Owned	Percentage Ownership
Directors and Executive Officers
Melvin D. Booth(1)	16,812	*
Don M. Bailey(2)	303,806	*
David R. Carlucci(3)	5,209	*
J. Martin Carroll(3)	9,209	*
Diane H. Gulyas(3)	6,759	*
Nancy S. Lurker(3)	5,209	*
JoAnn A. Reed(3)	5,209	*
Angus C. Russell(4)	15,524	*
Virgil D. Thompson(4)	67,181	*
Mark C. Trudeau(5)	178,542	*
Kneeland C. Youngblood, M.D.(3)	5,209	*
Joseph A. Zaccagnino(3)	9,774	*
Matthew Harbaugh(6)	99,218	*
Frank Scholz(7)	22,987	*
Hugh M. O’Neill(8)	11,584	*
Gary M. Phillips(9)	9,728	*
All directors and executive officers as a group (22 persons)(10)	892,338	*

40    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

SECURITY OWNERSHIP AND REPORTING

Name of Beneficial Owner	Number of Mallinckrodt Ordinary Shares Beneficially Owned	Percentage Ownership
Other Beneficial Owners
FMR LLC 245 Summer Street Boston, Massachusetts 02210	9,527,885(11)	8.2%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	8,408,224(12)	7.2%
Paulson & Co., Inc. 1251 Avenue of the Americas New York, New York 10020	8,270,480(13)	7.1%
Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	7,294,834(14)	6.3%

*	Represents less than 1% of outstanding ordinary shares.

(1)	Includes 4,718 restricted units.

(2)	Includes 1,893 restricted units and 165,308 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 9, 2015.

(3)	Includes 3,146 restricted units.

(4)	Includes 1,893 restricted units.

(5)	Includes 128,155 restricted units and 17,905 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 9, 2015.

(6)	Includes 19,630 restricted units and 67,740 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 9, 2015.

(7)	Includes 5,929 restricted units and no ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 9, 2015.

(8)	Includes 7,436 restricted units and 3,765 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 9, 2015.

(9)	Includes 6,424 restricted units and 3,000 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 9, 2015.

(10)

Includes, for executive officers not specifically named in the table, an aggregate of 51,903 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 9, 2015.

(11)

Based on information contained in a notice pursuant to section 67 of the Irish Companies Act sent by FMR LLC to the Company, which notice discloses the number of shares in which FMR LLC is interested as of December 8, 2014.

(12)

Based on information contained in a notice pursuant to section 67 of the Irish Companies Act sent by BlackRock, Inc. to the Company, which notice discloses the number of shares in which Blackrock is interested as of December 8, 2014.

(13)

Based on information contained in a notice pursuant to section 67 of the Irish Companies Act sent by Paulson & Co. to the Company, which notice discloses the number of shares in which Paulson & Co. is interested as of December 16, 2014.

(14)

Based on information contained in a notice pursuant to section 67 of the Irish Companies Act sent by Janus Capital Management LLC to the Company, which notice discloses the number of shares in which Janus Capital Management LLC is interested as of August 15, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who beneficially own more than 10 percent of our ordinary shares to file reports of ownership and changes in ownership of such ordinary shares with the SEC and NYSE. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our officers and directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on our review of the copies of such forms we have received, as well as information provided and representations made by the reporting persons, we believe that all required Section 16(a) reports were timely filed during our fiscal year ended September 26, 2014 except as follows:

•

Two late reports were filed on behalf of Raymond J. Furey to report (1) a late transaction involving ordinary shares that were withheld for payment of tax liabilities due to late communication of the transaction by the third-party plan administrator and (2) to report a sale of ordinary shares in connection with the exercise of stock options which sale was inadvertently omitted from the report.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    41

AUDIT AND AUDIT COMMITTEE MATTERS

AUDIT AND AUDIT COMMITTEE MATTERS

Audit and Non-Audit Fees

During fiscal year 2013 and 2014, Deloitte & Touche LLP charged fees for services rendered to Mallinckrodt as follows:

	Fiscal 2013	Fiscal 2014
Audit Fees	$4,082,000	$5,189,580
Audit-Related Fees	0	2,422,000
Tax Fees	0	475,000
All Other Fees	$1,355,000	355,490

Total	$5,437,000	$8,442,070

Audit Fees include fees for professional services rendered for the year-end audits of our consolidated and combined financial statements and internal control over financial reporting, reviews of the financial statements included in our Quarterly Reports on Form 10-Q, consents and statutory audits.

Audit-Related Fees would include fees for audits of agreed-upon or expanded audit procedures related to accounting records required to respond to or comply with financial, accounting or regulatory reporting matters; consultations on the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the Securities and Exchange Commission, FASB or other regulatory or standard-setting bodies; and attest services not required by statute or regulation.

Tax Fees would include fees for tax compliance services as well as fees for tax planning services.

All Other Fees include services relating to project methodology and support for a non-financial system data integration initiative.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted a pre-approval policy that provides guidelines for audit, audit-related, tax and other permissible non-audit services that may be provided by our independent auditors. Pursuant to the policy, our Corporate Controller supports the Audit Committee by providing a list of proposed services to the Committee, monitoring the services and fees pre-approved by the Committee, providing periodic reports to the Committee with respect to pre-approved services and coordinating with management and the independent auditors to support compliance with the policy.

Under the policy, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter. The Committee also annually approves a specified list of audit, audit-related and tax services. Any service not included in the specified list of services must be submitted to the Committee for pre-approval. The independent auditors may not begin work on any engagement without confirmation of Committee pre-approval from our Corporate Controller or his delegate.

Pursuant to the policy, the Audit Committee has delegated to its Chair the authority to pre-approve the engagement of the independent auditors in his discretion. The Chair reports all such pre-approvals to the Committee at the next Committee meeting.

42    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

AUDIT AND AUDIT COMMITTEE MATTERS

Audit Committee Report

As more fully described in its charter, the Audit Committee oversees Mallinckrodt’s financial reporting process on behalf of the Board of Directors. Management has day-to-day responsibility for the Company’s financial reporting process, including assuring that the Company develops and maintains adequate financial controls and procedures and monitoring and assessing compliance with those controls and procedures, including internal control over financial reporting. Mallinckrodt’s independent auditors are responsible for auditing the annual financial statements prepared by management, expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discussing with the Audit Committee any issues they believe should be raised. The independent auditors are also responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems, for issuing a report on the Company’s internal control over financial reporting and for such other matters as the Audit Committee and Board determine.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management, the internal auditors and the independent auditors the consolidated financial statements for the fiscal year ended September 26, 2014 to be filed with the U. S. Securities and Exchange Commission (the “SEC”). Management represented to the Committee that these consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). In addition, the Committee has:

•	discussed with the independent auditors the matters required to be discussed pursuant to the applicable Auditing Standards relating to communication with audit committees;

•

received from the independent auditors the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	discussed with the independent auditors their independence from the Company and its management; and

•	considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Mallinckrodt’s audited consolidated financial statements prepared in accordance with US GAAP be included in its Annual Report on Form 10-K for the fiscal year ended September 26, 2014 to be filed with the SEC.

Audit Committee

JoAnn A. Reed, Chairman

Melvin D. Booth

Diane H. Gulyas

Angus C. Russell

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    43

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)(2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)(4)
Equity compensation plans approved by security holders	1,355,128	$55.82	9,282,189
Equity compensation plans not approved by security holders	—	—	—
TOTAL	1,355,128	$55.82	9,282,189

(1)	As of September 26, 2014, there were 957,526 ordinary shares to be issued upon exercise of outstanding options with a weighted-average exercise price of $55.82, 396,602 ordinary shares to be issued upon settlement of restricted units and performance units granted pursuant to our 2013 Stock and Incentive Plan.

(2)	This table does not include information regarding:

•

options and restricted units converted from Covidien awards in connection with our separation from Covidien in June 2013. We did not assume any equity compensation plans from Covidien, and no grants of Mallinckrodt equity may be made pursuant to any Covidien plans. As of September 26, 2014, there were 1,511,677 ordinary shares to be issued upon exercise of these converted options with a weighted-average exercise price of $36.56 and 233,613 ordinary shares to be issued upon settlement of converted restricted units; and

•

options, RSAs and RSUs converted from Questcor awards in connection with our acquisition of Questcor in August 2014. We did not assume any equity compensation plans from Questcor, and no grants of Mallinckrodt equity may be made pursuant to any Questcor plans. As of September 26, 2014, there were 1,057,586 ordinary shares to be issued upon exercise of these converted options with a weighted-average exercise price of $25.78 and 1,462,778 ordinary shares to be issued upon settlement of converted RSA and RSU awards.

(3)	Does not take into account restricted units and performance units, which do not have an exercise price.

(4)	As of September 26, 2014, there were 4,380,897 ordinary shares available for issuance pursuant to 2013 Stock and Incentive Plan If Proposal 4 regarding our amended and restated 2013 Stock and Incentive Plan is approved by shareholders, the number or ordinary shares available for issuance under that plan will increase. See Proposal 4 for more information. Additionally, as of September 26, 2014, there were 4,901,292 ordinary shares subject to purchase pursuant to the Mallinckrodt Employee Stock Purchase Plan. Ordinary shares purchased under the Mallinckrodt Employee Stock Purchase Plan are purchased on the open market by a broker designated by the Human Resources and Compensation Committee of the Board of Directors.

44    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

PROPOSALS REQUIRING YOUR VOTE

PROPOSALS 1 (A) THROUGH 1 (L): ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election at the 2015 Annual General Meeting a slate of 12 nominees, all of whom are currently serving on the Board. The nominees are Melvin D. Booth, Don M. Bailey, David R. Carlucci, J. Martin Carroll, Diane H. Gulyas, Nancy S. Lurker, JoAnn A. Reed, Angus C. Russell, Virgil D. Thompson, Mark C. Trudeau, Kneeland C. Youngblood, M.D. and Joseph A. Zaccagnino. Biographical information, including qualifications, regarding each of the 12 nominees is set forth below. The election of directors will take place at the Annual General Meeting. In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. Shareholders are entitled to one vote per share for each of the 12 nominees. Mallinckrodt is not aware of any reason why any of the nominees will not be able to serve if elected. Each of the directors elected will serve until the conclusion of the 2016 Annual General Meeting or until his or her earlier death, resignation or removal.

Current Directors Nominated for Re-Election — Proposals 1 (a) through 1 (l)

Proposal 1 (a) — Melvin D. Booth

Mr. Booth, age 69, has been Chairman of the Board and a director since June, 2013. He is also a member of our Audit and Portfolio Committees. Mr. Booth has been a director of Catalent Pharma Solutions since 2010 and a director of eResearch Technologies since 2012. Mr. Booth has also been a strategic advisor in life sciences to Genstar Capital (a private equity firm) since 2005. Mr. Booth’s previous public company board experience includes serving as Lead Director of Millipore, a life science research company, from 2004 to 2010, and as a member of MedImmune from 1998 to 2005 and of Human Genome Sciences from 1995 to 1998. Mr. Booth was President of MedImmune from 1998 until his retirement at the end of 2003. Mr. Booth was Chairman of the Board and a director of PRA International from 2004 to 2013. Mr. Booth was President of Human Genome Sciences from 1995 to 1998. He held a variety of domestic and international positions with Syntex from 1981 to 1995, including serving as President of its U.S. pharmaceuticals business. Mr. Booth has been active in U.S. pharmaceutical industry organizations and is a past Chairman of the Pharmaceuticals Manufacturers Association of Canada. Mr. Booth received a B.S. degree in accounting from Northwest Missouri State University where he was also awarded an honorary Doctor of Science degree. He is also a Certified Public Accountant. Mr. Booth’s qualifications to serve on our Board include his significant experience in leadership positions at pharmaceutical companies.

Proposal 1 (b) — Don M. Bailey

Mr. Bailey, age 68, has been a director since August, 2014. He is also the Chair of our Portfolio Committee. Mr. Bailey served as President and Chief Executive Officer of Questcor Pharmaceuticals, Inc. from November 2007 until Questcor was acquired by Mallinckrodt in August 2014. He initially joined the Questcor board in 2006 as an independent director in 2006. Mr. Bailey was the non-executive Chairman of STAAR Surgical Company from April 2005 until January 2014 and on its board until June 2014. STAAR Surgical Company is a leader in the development, manufacture, and marketing of minimally invasive ophthalmic products employing proprietary technologies. Mr. Bailey was the Chairman of the board of directors of Comarco, Inc., a defense services company transformed into a wireless communication products company, from 1998 until 2007, where he served as its Chief Executive Officer from 1991 until 2000. Mr. Bailey holds a B.S. degree in mechanical engineering from the Drexel Institute of Technology, an M.S. degree in operations research from the University of Southern California, and an M.B.A. from Pepperdine University. Mr. Bailey also serves on two boards of Chapman University. Mr. Bailey’s qualifications to serve on our Board include his extensive knowledge of Questcor’s business operations and his significant experience as an executive and/or board member of publicly traded and private pharmaceutical companies.

Proposal 1 (c) — David R. Carlucci

Mr. Carlucci, age 60, has been a director since June, 2013 and is Chair of our Human Resources and Compensation Committee. Mr. Carlucci was President and Chief Operating Officer of IMS Health from October 2002 until January 2005, when he was named Chief Executive Officer and President. He became Chairman the following year. Mr. Carlucci retired from IMS Health in December 2010. Mr. Carlucci held several senior executive level positions at

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    45

PROPOSALS REQUIRING YOUR VOTE

IBM from 1976 to 2002, including responsibilities for operations in the U.S., Canada, and Latin America. Mr. Carlucci has been a director and Chairman of the Human Resources and Compensation Committee for MasterCard International since 2006. Mr. Carlucci also served as a member of the advisory board of Mitsui USA, one of the world’s most diversified comprehensive trading, investment and service companies. Mr. Carlucci received a B.A. in political science from the University of Rochester. Mr. Carlucci’s qualifications to serve on our Board include his significant experience as an executive and/or board member of publicly traded and private companies.

Proposal 1 (d) — J. Martin Carroll

Mr. Carroll, age 65, has been a director since June, 2013 and is Chair of our Compliance Committee. Mr. Carroll served as President and Chief Executive Officer of Boehringer Ingelheim Corporation and of Boehringer Pharmaceuticals, Inc. from 2003 until 2011 and as a director of Boehringer Ingelheim Corporation from 2003 until December 2012. Mr. Carroll joined the organization in 2002 as President of Boehringer Pharmaceuticals, Inc. Mr. Carroll worked at Merck & Company, Inc. from 1976 to 2001. From 1972 to 1976, Mr. Carroll served in the United States Air Force where he attained the rank of Captain. Mr. Carroll served as a director of Durata Therapeutics, Inc. from August, 2014 until November of 2014 when it was acquired by Actavis and as a director of Vivus, Inc. from May 2013 until September 2014. Mr. Carroll received a B.A. in accounting & economics from the College of the Holy Cross and a M.B.A. from Babson College. Mr. Carroll’s qualifications to serve on our Board include his significant experience in leadership positions at pharmaceutical companies.

Proposal 1 (e) — Diane H. Gulyas

Ms. Gulyas, age 58, has been a director since June, 2013 and is a member of our Audit Committee and Human Resources and Compensation Committee. Ms. Gulyas retired in April 2014 from E. I. du Pont de Nemours and Company where she served as the President of DuPont’s Performance Polymers division since 2009. She had also served as the Vice Chairman of the DuPont-Teijin Films global joint venture. From 2009 until 2012, Ms. Gulyas served as a director and as a member of the Finance Committee of Navistar International Corporation, a leading manufacturer of commercial trucks, buses, RVs, defense vehicles and engines. Ms. Gulyas received her B.S. in chemical engineering from the University of Notre Dame. Ms. Gulyas’ qualifications to serve on our Board include her extensive executive experience with chemical and manufacturing companies.

Proposal 1 (f) — Nancy S. Lurker

Ms. Lurker, age 58, has been a director since June, 2013 and is a member of our Human Resources and Compensation Committee. Ms. Lurker has been serving as a director and Chief Executive Officer of PDI Inc. since 2008. PDI, Inc. is a leading provider of outsourced commercial services to established and emerging pharmaceutical, biotechnology and healthcare companies in the United States. Prior to joining PDI, Ms. Lurker served as Senior Vice President and Chief Marketing Officer of Novartis Pharmaceuticals Corporation from 2006 to 2008. Prior to that, she was President and Chief Executive Officer of ImpactRx, Inc. from 2003 to 2006. From 1998 to 2003, Ms. Lurker served as Group Vice President — Global Primary Care Products for Pharmacia Corporation. She was also a member of Pharmacia’s U.S. Executive Management Committee from 1998 to 2003. Ms. Lurker began her career at Bristol-Myers Squibb, where she worked for 14 years. Ms. Lurker also has served as a director of Auxilium Corporation since 2011. Ms. Lurker served as a director of ConjuChem Biotechnologies, Inc. from 2004 to 2006 and as a director of Elan Corporation from 2005 to 2006. Ms. Lurker received a B.S. magna cum laude in biology from Seattle Pacific University and a M.B.A. from the University of Evansville. Ms. Lurker’s qualifications to serve on our Board include her significant experience in leadership positions at pharmaceutical companies.

Proposal 1 (g) — JoAnn A. Reed

Ms. Reed, age 59, has been a director since June, 2013 and is Chair of our Audit Committee. Ms. Reed is a healthcare services consultant. Ms. Reed served as an advisor to the Chief Executive Officer of Medco Health Solutions, a leading pharmacy benefit manager, from April 2008 to April 2009. She previously served as the Senior Vice President, Finance and Chief Financial Officer of Medco until 2008. Upon joining Medco in 1988, Ms. Reed served in finance and accounting roles of increasing responsibility and was appointed Senior Vice President, Finance in 1992 and Chief Financial Officer in 1996. Prior to joining Medco, Ms. Reed’s experience included finance roles at Aetna/American Reinsurance Co., CBS Inc., Standard and Poor’s Corporation and Unisys/Timeplex Inc. Ms. Reed has been a director of

46    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

American Tower Corporation since 2007, a director of Waters Corporation since 2006 and a trustee of St. Mary’s College of Notre Dame since 2006. Ms. Reed received a B.B.A. in business administration from St. Mary’s College. She received her M.B.A. in finance and international marketing cum laude from Fordham University. Ms. Reed’s qualifications to serve on our Board include her experience as a healthcare services consultant and her financial expertise experience and knowledge of financial statements, corporate finance and accounting matters.

Proposal 1 (h) — Angus C. Russell

Mr. Russell, age 58, has been a director since August, 2014 and is a member of our Audit Committee. Mr. Russell served as a director of Questcor Pharmaceuticals, Inc. from June 2013 until Questcor was acquired by Mallinckrodt in August 2014. Mr. Russell served as Chief Executive Officer of Shire Plc, a leading global specialty biopharmaceutical company, from 2008 until his retirement in April 2013 and was a member of its Board of Directors from 1999 to 2013. From 1998 to 2008, Mr. Russell served as Chief Financial Officer of Shire. Prior to joining Shire, Mr. Russell served at ICI, Zeneca, and AstraZeneca, most recently as VP of Corporate Finance at AstraZeneca. Mr. Russell has served as the non-executive Chairman of Revance Therapeutics, Inc. since March 2011. He also serves as a director of BioTime, Inc. since December 2014. He was a director of InterMune, Inc. from 2011 to 2014. Mr. Russell is a Chartered Accountant and a Fellow of the Association of Corporate Treasurers. He holds an honorary Doctor of Business Administration from Coventry University, U.K. Mr. Russell’s qualifications to serve on our Board include his significant experience as an executive and/or board member of publicly traded pharmaceutical companies.

Proposal 1 (i) — Virgil D. Thompson

Mr. Thompson, age 75, has been a director since August, 2014 and is a member of our Human Resources and Compensation Committee. Mr. Thompson served as a director of Questcor Pharmaceuticals, Inc. from 1996 and most recently served as Chairman of its Board until Questcor was acquired by Mallinckrodt in August 2014. Since July 2009, Mr. Thompson has served as Chief Executive Officer and director of Spinnaker Biosciences, Inc., a private ophthalmic drug delivery company. Mr. Thompson served as the President, Chief Executive Officer and as a director of Angstrom Pharmaceuticals, Inc. from 2002 until 2007. From 2000 until 2002, Mr. Thompson was President, Chief Executive Officer and a director of Chimeric Therapies, Inc. From 1999 until 2000, Mr. Thompson was President, Chief Operating Officer and, from 1994, a director of Bio-Technology General Corporation, a pharmaceutical company (subsequently Savient Pharmaceuticals, Inc.). Mr. Thompson is also the Chairman of the board of Aradigm Corporation. Mr. Thompson holds a B.S. degree in pharmacy from the University of Kansas and a J.D. degree from The George Washington University Law School. Mr. Thompson’s qualifications to serve on our Board include his extensive knowledge of Questcor’s business and operations and his experience as both an executive officer and a director of publicly traded and private corporations in the pharmaceuticals industry.

Proposal 1 (j) — Mark C. Trudeau

Mr. Trudeau, age 53, has been President, Chief Executive Officer and a director since June, 2013. In anticipation of our spin transaction with Covidien plc, Mr. Trudeau joined Covidien in February 2012 as a Senior Vice President and President of its Pharmaceuticals business. He joined Covidien from Bayer HealthCare Pharmaceuticals LLC USA, the U.S. healthcare business of Bayer AG, where he served as Chief Executive Officer. He simultaneously served as President of Bayer HealthCare Pharmaceuticals, the U.S. organization of Bayer’s global pharmaceuticals business. In addition, he served as Interim President of the global specialty medicine business unit from January to August 2010. Prior to joining Bayer in 2009, Mr. Trudeau headed the Immunoscience Division at Bristol-Myers Squibb. During his 10-plus years at Bristol-Myers Squibb, he served in multiple senior roles, including President of the Asia/Pacific region, President and General Manager of Canada and General Manager/Managing Director in the United Kingdom. Mr. Trudeau was also with Abbott Laboratories, serving in a variety of executive positions, from 1988 to 1998. Mr. Trudeau was appointed a trustee of the Donald Danforth Plant Life Center in St. Louis in December 2013. Mr. Trudeau holds a Bachelor’s degree in chemical engineering and a M.B.A., both from the University of Michigan. Mr. Trudeau is familiar with all aspects of our business and has extensive and diverse industry experience and managerial expertise and a proven record of leadership to serve as our President, CEO and director.

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PROPOSALS REQUIRING YOUR VOTE

Proposal 1 (k) — Kneeland C. Youngblood, M.D.

Dr. Youngblood, age 58, has been a director since June, 2013. He is a member of our Compliance and Nominating and Governance Committees. Dr. Youngblood is a founding partner of Pharos Capital Group, a private equity firm that focuses on providing growth and expansion capital/buyouts in healthcare, business services and opportunistic investments. Dr. Youngblood served as a director of the Gap Inc. from 2006 to 2012, a director of Starwood Hotels and Resorts from 2001 to 2012, a director of Burger King Corporation from 2004 to 2010 and a director of the iStar Financial from 1998 to 2001. Dr. Youngblood has been serving as a director of Energy Future Holdings Corp, an electric utility provider, since 2007. Dr. Youngblood is a physician by training, with over 15 years of experience in emergency medicine. He is also a member of the Council on Foreign Relations. Dr. Youngblood earned a B.A. in politics from Princeton University and an M.D. from the University of Texas Southwestern Medical School. Dr. Youngblood’s qualifications to serve on our Board include his extensive experience in healthcare practice, policy and business.

Proposal 1 (l) — Joseph A. Zaccagnino

Mr. Zaccagnino, age 68, has been a director since June, 2013. He is Chair of our Nominating and Governance Committee and a member of our Compliance Committee. Mr. Zaccagnino has been a director of Covidien plc since it was spun-off from Tyco International in 2007 and serves on its Compliance and Transactions Committees and as Chairman of the Nominating and Governance Committee. Mr. Zaccagnino has served as President, Chief Executive Officer and director of Yale New Haven Health System and its flagship Yale-New Haven Hospital from 1991 until his retirement in 2005. He has also served as a director of NewAlliance Bancshares, Inc. from 1991 until it was acquired in 2010. Mr. Zaccagnino has served on the board of the National Committee for Quality Healthcare from 1995 until 2005, and was elected Chairman of the Board in 2003. From 1999 until 2006 he served as a director and from 2004 to 2006 as Chairman of the Board of VHA Inc., a provider member cooperative of community owned health systems and their physicians which provides supply chain and group purchasing services through their subsidiaries, Novation and Provista. Mr. Zaccagnino received a B.S. (business administration) from the University of Connecticut and a M.P.H. (healthcare management) from Yale University School of Medicine. Mr. Zaccagnino’s qualifications to serve on our Board include his broad healthcare management and governance experience and his knowledge of healthcare policy and regulation, patient care delivery and financing and of clinical research and medical technology assessment, all of which will provide our Board with unique insights and a keen perspective on the complexities of the healthcare sector and on the priorities of and challenges facing our company and the purchasers of our products.

Unless otherwise instructed, the proxies will vote “FOR” each of these directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” EACH OF THE DIRECTORS NOMINATED FOR RE-ELECTION

IN PROPOSALS 1 (A) THROUGH 1 (L)

48    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 2: ADVISORY NON-BINDING VOTE TO APPROVE THE APPOINTMENT OF THE INDEPENDENT AUDITORS AND A BINDING VOTE TO AUTHORIZE THE AUDIT COMMITTEE TO SET THEIR REMUNERATION

The Audit Committee has selected and appointed Deloitte & Touche to audit our financial statements for the fiscal year ending September 25, 2015. The Board, upon the recommendation of the Audit Committee, is asking our shareholders to approve, in a non-binding advisory vote, the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent auditors for the fiscal year ending September 25, 2015 and to authorize, in a binding vote, the Audit Committee of the Board of Directors to set the independent auditors’ remuneration. Although approval is not required by our Memorandum and Articles of Association or otherwise, the Board is submitting the selection of Deloitte & Touche to our shareholders for approval in a non-binding advisory vote because we value our shareholders’ views on the Company’s independent auditors. If the appointment of Deloitte & Touche is not approved by shareholders, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the appointment is approved, the Audit Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Audit Committee and the Board recommend that shareholders approve, in a non-binding advisory vote, the reappointment of Deloitte & Touche LLP as our independent auditors to audit our accounts for the fiscal year ending September 25, 2015 and authorize, in a binding vote, the Audit Committee of the Board to set the auditors’ remuneration. Authorization of the Audit Committee to set the independent auditors’ remuneration requires the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

Representatives of Deloitte & Touche LLP will be at the Annual General Meeting, and they will be available to respond to appropriate questions.

Unless otherwise instructed, the proxies will vote “FOR” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” PROPOSAL 2

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As described in the Compensation Discussion and Analysis section of this Proxy Statement (“CD&A”), the Human Resources and Compensation Committee’s goal in setting executive compensation is to provide a compensation package that attracts, motivates and retains executive talent and rewards executive officers for superior Company and individual performance while encouraging behavior that is in the long-term best interests of the Company and its shareholders. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is performance-based and dependent upon the Company’s achievement of specified financial goals and the performance of the Company’s shares on a long-term basis. Fiscal 2014 was a transformational year for the Company. We completed two significant acquisitions resulting in the addition of two new products, H.P Acthar® Gel and Ofirmev® into our Specialty Pharmaceuticals portfolio of products. Our share price increased approximately 104% during the fiscal year and our market capitalization increased from approximately $2.5 billion as of the start of the fiscal year to $ 10.4 billion as September 26, 2014. Net sales were $2.5 billion for the fiscal 2014 compared with $2.2 billion for fiscal 2013, an increase of approximately 15%. In addition, we reported financial results for fiscal year 2014 of adjusted diluted earnings per share on a non-GAAP basis of $4.94, up approximately 58% from fiscal 2013. Please see Appendix A of this proxy statement for a reconciliation of the non-GAAP financial measure.

Shareholders are urged to read the CD&A, which discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure which describe the compensation of our named executive officers in fiscal 2014. The Human Resources and Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in implementing our compensation philosophy and in achieving its goals and that the compensation of our named executive officers in fiscal 2014 reflects and supports these compensation policies and procedures.

Shareholders will be asked at the 2015 Annual General Meeting to approve the following advisory resolution:

RESOLVED, that the compensation of the Company’s named executive officers described in the Compensation Discussion and Analysis section of the Proxy Statement and disclosed in the 2014 Summary Compensation Table and related compensation tables and narrative disclosure included in this Proxy Statement is approved.

The Company has determined to hold this advisory vote every year and expects to hold its next advisory vote at the 2016 Annual General Meeting of Shareholders. This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board. Although non-binding, the Board and the Human Resources and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 3

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED MALLINCKRODT PHARMACEUTICALS STOCK AND INCENTIVE PLAN

General

The Mallinckrodt Pharmaceuticals Stock and Incentive Plan was approved by our board of directors effective July 1, 2013. You are being asked to approve the amended and restated Mallinckrodt Pharmaceuticals Stock and Incentive Plan (the “Mallinckrodt SIP”) to preserve the exemption for performance-based awards from the tax-deductibility limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and to increase the number of shares available for issuance to enable us to continue to make long-term incentive awards to employees and non-employee directors. On November 20, 2014, our Board of Directors approved the amendment and restatement of the Mallinckrodt SIP, subject to shareholder approval. The amendment increases the number of shares available for issuance under the Mallinckrodt SIP by 12 million shares and includes miscellaneous clarifications to plan language. The amended and restated plan maintains existing share counting rules and maintains the fungible share ratio for full value awards (i.e., restricted stock, restricted units, deferred stock units or performance units), which, as described further below, decreases the number of ordinary shares available for grant by a margin of 2.2 per ordinary share issued and increases the number of ordinary shares available for grant by a margin of 2.2 per ordinary share subject to an award that expires or is forfeited, cancelled or terminated.

If the amended and restated Mallinckrodt SIP is approved by shareholders, the maximum number of shares authorized for issuance pursuant to future awards under the Mallinckrodt SIP will be the number of shares authorized for issuance pursuant to future awards at the time shareholder approval is obtained plus 12 million. As of January 9, 2015, the Mallinckrodt SIP had 2,309,823 shares available for issuance.

Set forth below is information regarding options and restricted units, restricted awards and performance units granted under the Mallinckrodt SIP (or granted under other plans and converted into Mallinckrodt awards) and outstanding as of January 9, 2015:

Ordinary shares to be issued upon exercise of outstanding options	3,716,147
Weighted average exercise price of outstanding options	$47.10
Weighted average contractual term of outstanding options	7.8 years
Ordinary shares to be issued upon settlement of outstanding restricted units, performance units and accompanying dividend equivalent units	2,021,344
Total ordinary shares subject to outstanding Mallinckrodt SIP awards	5,737,491

Rationale for and Reasons Why the Board Recommends Voting for the Proposed Amendment and Restatement

The Company is seeking shareholder approval of the amended and restated Mallinckrodt SIP to preserve the exemption for performance-based certain awards from the application of the deduction limitations of Section 162(m) of the Code as described further below and to increase the number of shares available for issuance, in order to continue to grant equity awards to employees under our long-term incentive programs. Based on current projections, without increasing the number of shares available for issuance under the Mallinckrodt SIP, the Company will be unable to grant equity awards to employees, as part of our next ordinary course annual equity award cycle in fiscal year 2016, in amounts consistent with past practice.

The Company has issued annual equity awards on the first NYSE trading day of the second quarter of each fiscal year. Awards in fiscal 2014, the first full fiscal year after the separation from Covidien, reduced the number of shares available for issuance under the Mallinckrodt SIP by approximately 1.4 million shares. Because the Company intends to continue issuing annual equity to key employees consistent with past practice and, in light of the additional participants in our long-term incentive programs as a result of our 2014 acquisitions of Cadence Pharmaceuticals, Inc. and Questcor Pharmaceuticals, Inc., the number of shares available for issuance under the plan as of January 9, 2015 (i.e., 2,309,823 shares), is not sufficient to issue the Company’s fiscal 2016 annual equity awards scheduled for grant in

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January 2016. In evaluating the Company’s request to increase the number of shares available for issuance under the Mallinckrodt SIP, the Human Resources and Compensation Committee of the Board (the “Committee”) considered the number of shares required to continue making annual equity awards at levels consistent with prior practice and market conditions and the impact that the additional shares requested will have on the Company’s dilution and overhang ratios. After concluding its evaluation, the Committee recommended to the full Board the amended and restated Mallinckrodt SIP, including the increase in the number of shares available for issuance, which the Board adopted and approved for inclusion in this proxy statement.

To assess the number of shares required to continue making equity awards consistent with past practice and in light of the additional participants in our long-term incentive programs, the Committee reviewed the number of shares underlying equity awards previously issued from the Mallinckrodt SIP as well as a forward-looking projection of the number of shares underlying equity awards that currently are anticipated to be granted from the Mallinckrodt SIP during the next five fiscal years. The forward-looking projection assumes that the Company continues to issue annual equity awards that are commensurate with historical grants and includes the following additional assumptions, (i) continued usage of a fungible share ratio of 2.2 for full value shares being issued from or returned to the pool of shares that are available for issuance; (ii) an average share price of $90 per ordinary share; and (iii) that performance units would payout at the maximum performance level. This forward-looking projection indicated that anticipated future equity awards would reduce the number of shares available for issuance under the plan by an average of approximately 2.3 million shares each year for fiscal year 2016 through fiscal year 2020. Accordingly, the Company has estimated that its request for an additional 12 million shares will be sufficient to continue to grant annual equity awards that are commensurate with historical grants for five annual equity award cycles. The actual number of shares granted and ultimately issued from the plan each year will likely vary from this estimate and will depend on a variety of factors, including: (i) market-competitive long-term incentive grant practices among our peers and general industry, which will be used as an input into decisions for the size of individual employee grant values and aggregate company-wide grant practices (for detail on our current long-term incentive program, refer to the Compensation Discussion and Analysis and Compensation of Executive Officers sections of this proxy statement); (ii) the actual number of participants in our long-term incentive programs; (iii) the actual number of shares forfeited, canceled, or terminated; (iv) our actual share price at the time of each grant; (v) our performance, which will impact the actual number of performance units earned and delivered in ordinary shares; among other factors.

To assess the impact that the request for 12 million additional shares will have on the Company’s dilution and overhang ratios, if approved by shareholders, the Committee considered a report prepared by its independent compensation consultant. This report analyzed the Company’s share allocation and utilization rates under the Mallinckrodt SIP as compared to the Company’s peer group for purposes of setting compensation. For this purpose, share allocation is defined as the amount of outstanding shares that have been awarded to key employees and directors under the Mallinckrodt SIP, plus shares available for future grant, and share utilization is the number of shares underlying equity awards granted to key employees and directors in a fiscal year. Based on the analysis conducted by the Committee’s independent compensation consultant and assuming that the Company’s shareholders approve the 12 million additional shares, the Company’s share allocation (“overhang”), when expressed as a percentage of fully-diluted ordinary shares outstanding, is projected to be 14.8% as compared to 11.2%, which is the median allocation level for the comparator group. The Company’s share utilization rate is projected to be 0.7% of market capitalization for fiscal 2015 as compared to 1.1%, which is the median rate for the comparator group during the most recently disclosed fiscal period. As of January 9, 2015, the Company had 8,047,314 ordinary shares subject to outstanding equity awards or available for further equity awards under the Mallinckrodt SIP, which represented a share allocation (“overhang”) of approximately 6.5% of fully diluted ordinary shares outstanding. Assuming the Company’s shareholders approve the 12 million additional shares, the Company’s overhang, when expressed as a percentage of fully-diluted ordinary shares outstanding, is projected to be 14.8%. The Committee considered that, if shareholders approve the 12 million additional shares, the Company’s share allocation would increase substantially, but observed that this increase is typical for companies to experience upon receipt of shareholder approval for additional shares and that this allocation level will decrease each year as shares underlying restricted unit and performance unit awards vest and options are exercised.

For the reasons noted above, the Board of Directors recommends that you vote for the approval of the amended and restated Mallinckrodt SIP.

52    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

Material Terms of the Amended and Restated Mallinckrodt SIP

Purpose

The purpose of the Mallinckrodt SIP is to assist in the recruitment and retention of directors and key employees, provide incentives to such individuals in consideration of their services to Mallinckrodt, promote the growth and success of our business by aligning the interests of such individuals with those of our shareholders, and provide such individuals with an opportunity to participate in Mallinckrodt’s growth and financial success.

The following description of the material terms of the Mallinckrodt SIP is qualified in its entirety by the terms and conditions of the plan document, the form of which is included as Appendix B hereto.

Plan Administration

The Mallinckrodt SIP is administered by the Committee except with respect to director awards, which are administered by the Nominating and Governance Committee. The Committee or, to the extent required by applicable law, the board of directors, has broad discretion and authority under the Mallinckrodt SIP including the authority to:

•	interpret and administer the Mallinckrodt SIP;

•	prescribe the rules and regulations that it deems necessary for the proper operation and administration of the Mallinckrodt SIP;

•	select employees to receive awards and determine the form of awards, the number of ordinary shares subject to an award and the terms and conditions of each award;

•

waive or amend any terms, conditions, restrictions or limitations on an award and/or vest awards upon a participant’s termination of employment, except that the Mallinckrodt SIP’s prohibition on the repricing of stock options and stock appreciation rights cannot be waived; and

•	delegate its duties and appoint agents to help administer the Mallinckrodt SIP.

Eligibility

Each of our employees providing services to us or any of our affiliates who is selected by the Committee or its delegate is eligible to receive an award under the Mallinckrodt SIP, and each of our non-employee Directors selected by the Nominating and Governance Committee is eligible to receive an award under the Mallinckrodt SIP.

Shares Available

Subject to the share counting rules described below and any adjustment in accordance with the terms of the Mallinckrodt SIP, the total number of ordinary shares with respect to which awards may be issued under the Mallinckrodt SIP is equal to 17,769,489 shares.

Share Counting Rules.     When ordinary shares are issued pursuant to a grant of full value awards (i.e., restricted stock, restricted units, deferred stock units or performance units) or as payment of an annual performance bonus or other stock-based awards (which includes awards other than stock options, stock appreciation rights, annual performance bonuses or long-term performance awards), the total number of ordinary shares remaining available for grant is decreased by 2.2 shares per ordinary share issued. In determining the number of shares that remain available under the Mallinckrodt SIP, shares related to awards paid in cash do not count against the Mallinckrodt SIP’s share limit. In addition, shares of restricted stock that are returned to us upon a participant’s termination of employment or, if applicable, a director’s termination of directorship and shares related to awards that expire or are forfeited or cancelled, or terminate for any other reason without issuance of shares, are added back to the share reserve at a rate of 2.2 shares per each share subject to the expired, forfeited, cancelled or terminated award.

Limit on Individual Grants.     Subject to adjustment in accordance with the terms of the Mallinckrodt SIP, no employee may be granted more than six (6) million ordinary shares over any calendar year pursuant to stock options, stock appreciation rights and performance-based restricted stock and restricted units intended to qualify as “performance-

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PROPOSALS REQUIRING YOUR VOTE

based” under Section 162(m) of the Code, except that an incentive award of no more than ten (10) million ordinary shares may be made pursuant to stock options, stock appreciation rights and performance-based restricted stock and restricted units intended to qualify as “performance-based” under Section 162(m) of the Code to any person who has been hired within the calendar year as a covered employee. The maximum amount that may be paid in cash pursuant to annual performance bonuses or long-term performance awards settled in cash or which are intended to qualify as “performance-based” under Section 162(m) of the Code to any one employee is $15 million (U.S.) for any performance cycle of twelve (12) months. For any longer performance cycle, this maximum will be adjusted proportionately.

Stock Options and Stock Appreciation Rights

Stock options awarded under the Mallinckrodt SIP may be in the form of nonqualified stock options or incentive stock options or a combination of the two. Stock appreciation rights may be awarded either alone or in tandem with stock options. Stock appreciation rights will be paid in cash or ordinary shares, or a combination of cash and ordinary shares. Unless otherwise determined by the Committee or as required by law, stock options and stock appreciation rights granted under the Mallinckrodt SIP are subject to the following terms and conditions:

•

Exercise Price.     The Committee will set the exercise price at the time of grant, which will be no less than the fair market value of an ordinary share as of the date of grant. Under the Mallinckrodt SIP, fair market value is the closing sales price of an ordinary share of Mallinckrodt stock as reported on the NYSE on the date for which fair market value is being determined which, in the case of establishing the exercise price of an option, is the grant date. On January 9, 2015, the closing sales price per share of our ordinary shares as reported on the NYSE was $103.57.

•

No Repricing.     The exercise price may not be decreased after the grant date, other than in connection with required Mallinckrodt SIP adjustments such as recapitalizations, unless our shareholders specifically approve the repricing. In addition, stock options and stock appreciation rights may not be canceled at a time when the exercise price is less than the fair market value of an ordinary share of Mallinckrodt stock in exchange for cash, replacement options or stock appreciation rights with a lower exercise price, or other awards, unless our shareholders specifically approve such an exchange.

•

Vesting.     Stock options and stock appreciation rights will vest at such time and in the manner as determined at the time of grant by the Committee. Unless otherwise provided in the award certificate, stock options and stock appreciation rights will immediately vest upon the normal retirement, death or disability of a participant, or upon a termination of employment without cause or resignation for good reason after a change in control.

•

Post-Termination Exercise.     Subject to the term of the award, any vested stock option or stock appreciation right that has not already been exercised will remain exercisable for a period of three years after termination of employment because of early or normal retirement, death or disability, and any vested stock option or stock appreciation right that has not already been exercised will remain exercisable for a period of 90 days after termination of employment for any other reason except for a termination for cause.

Performance-Based Awards

The Mallinckrodt SIP provides for performance-based awards in the form of: (1) annual performance bonuses intended to qualify as “performance-based” compensation under Section 162(m) of the Code, and that may be granted in the form of cash or ordinary shares; and (2) long-term performance awards intended to qualify as “performance-based” compensation under Section 162(m) of the Code, in the form of performance units that may be paid in cash or shares, or performance-based restricted units or restricted stock awards that are paid in shares. The Committee, in its discretion, will fix the amount, terms and conditions of annual performance bonuses and long-term performance awards, subject to the following:

•

Performance Cycles.     Annual performance bonuses will be awarded in connection with a 12-month performance cycle, which will coincide with our fiscal year. Long-term performance awards will be awarded in connection with a performance cycle that will not be shorter than 12 months. The annual performance bonus amount and the number of shares or units that are earned will be determined by the level of performance attained in relation to the applicable performance measures, as certified by the Committee following completion of the performance period.

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•

Target Awards and Award Criteria.     The Committee will set a target amount or target number of shares or units for each participant receiving an annual performance bonus or long-term performance award within 90 days after the start of a performance cycle. At that time, the Committee will also establish criteria for these awards, including the minimum level of performance that must be attained before any annual performance bonuses and long-term performance awards will be paid or vest and the annual performance bonus amounts and the number of shares or units that will become payable upon attainment of various levels of performance. The Committee may select as the performance measure(s) any operating and maintenance expense targets or financial goals as interpreted by the Committee, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies, and are measured during the performance cycle, provided that, as to an annual performance bonus or long-term performance award granted to a covered employee (which is defined in the Mallinckrodt SIP as being a “covered employee” for purposes of Code Section 162(m)), performance measures are limited to the following criteria, and with respect to such awards granted to an employee other than a covered employee, performance measures may include, but not be limited to the following: net sales; return on sales; revenue, net revenue, product revenue or system-wide revenue (including growth of such revenue measures); operating income (before or after taxes) or net operating income; pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; income or loss, or net income or loss (before or after taxes); return on equity; total stockholder return; share price performance; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; gross or net profit margin; gross profit growth; operating profit or net operating profit (before or after taxes); operating earnings; earnings or losses or net earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); return on operating revenue; economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow (including operating cash flow and free cash flow) or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; cash flow return on capital; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; general and administrative expense savings; inventory control; operating margin; profit margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; cost reductions or savings; market share; market segment share; customer satisfaction; customer growth; employee satisfaction; productivity or productivity ratios; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s)); clinical achievements (including initiating clinical studies; initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies; completing phases of a clinical study (including the treatment phase); or announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; debt level year-end cash position; book value; factoring transactions; competitive market metrics; timely completion of new product roll-outs; product release schedules; timely launch of new facilities; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); royalty income; new product innovation; product cost reduction through advanced technology; brand recognition/acceptance; produce ship targets; implementation, completion or attainment of measurable objectives with respect to

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research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures, succession and hiring projects, reorganization and other corporate transactions, expansions of specific business operations and meeting divisional or project budgets; factoring transactions; and recruiting and maintaining personnel. Financial performance measures may take into account such adjustments as the Committee may specify, including the exclusion of unusual or infrequently occurring items; provided, however, that such adjustments shall not impact a covered employee unless the Committee determines to make such adjustments no more than ninety (90) days after the commencement of the applicable performance cycle.

•

Dividends and Dividend Equivalents.     At the discretion of the Committee and as set forth in the applicable award certificate, dividends paid on shares may be paid immediately or withheld and deferred in the participant’s account. In the event of a payment of dividends on ordinary shares, the Committee may credit long-term performance awards denominated in ordinary shares with dividend equivalent units, which may be withheld and deferred in the participant’s account or credited in the form of additional share units. However, dividend equivalents on long-term performance awards shall be payable at the same time and only to the extent the underlying long-term performance awards become earned, vested, and payable.

Restricted Stock, Restricted Units and Deferred Stock Units

Restricted stock, restricted units and deferred stock units may be awarded under the Mallinckrodt SIP to any employee selected by the Committee. Restricted units and deferred stock units may be settled in shares or cash. The Committee has the discretion to fix the terms and conditions applicable to awards of restricted stock, restricted units and deferred stock units, subject to the following:

•

Vesting.     Unless the award certificate provides otherwise, any restrictions on restricted stock, restricted units or deferred stock units that have not vested or been satisfied on the date of a participant’s termination of employment will immediately vest in full or in part upon early or normal retirement, death or disability of the participant or certain terminations of employment following a change in control. Upon a termination of employment for any other reason, any unvested restricted units, deferred stock units or shares of restricted stock will be forfeited.

•

Dividends and Dividend Equivalents.    At the discretion of the Committee, dividends paid on shares may be paid immediately or withheld and deferred in the participant’s account. In the event of a payment of dividends on ordinary shares, the Committee may credit restricted units and deferred stock units with dividend equivalent units, which may be distributed immediately, withheld and deferred in the participant’s account or credited in the form of additional share units. The Committee has issued restricted unit awards which are credited with dividend equivalent units, the payment of which is deferred until the underlying restricted units vest. The Committee expects to continue this practice going forward.

Director Awards

The Nominating and Governance Committee has the exclusive authority to issue awards to directors, which may consist of, but not be limited to, restricted stock, restricted units, deferred stock units, stock options, stock appreciation rights or other stock-based awards. Each director award is governed by an award certificate that is approved by the Nominating and Governance Committee. The aggregate grant date Fair Market Value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Director during any single fiscal year (excluding Awards made at the election of the Director in lieu of all or a portion of annual and committee cash retainers) shall not exceed $750,000.

Other Stock-Based Awards

The Committee may grant other share-based awards under the Mallinckrodt SIP that consist of, or are denominated in, ordinary shares. These awards may include phantom or hypothetical shares. The Committee has broad discretion to determine the terms and conditions that will apply to other stock-based awards.

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Substitute Awards

The Committee may make awards to grantees of an acquired company through the assumption of, or in substitution for, outstanding stock-based awards previously granted to the grantees. The assumed or substituted awards will be subject to the terms and conditions of the original awards made by the acquired company, with any adjustments that the Committee considers necessary to comply with applicable law or appropriate to give effect to the relevant provisions of any agreement for the acquisition of the acquired company. Any shares issued in connection with such substitute awards will not count against the shares available for future grant under the Mallinckrodt SIP. In addition, Shares available under a stockholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Mallinckrodt SIP to individuals who were not employees or directors of the Company or a subsidiary prior to the transaction (subject to the stock exchange’s listing requirements).

Adjustments

The kind or maximum number of ordinary shares available for issuance under the Mallinckrodt SIP, the individual and aggregate maximums that may be issued under each form of award, the number of ordinary shares underlying outstanding awards and the exercise price applicable to outstanding stock options and stock appreciation rights shall be appropriately adjusted by the Committee upon any stock split, reverse stock split, dividend or other distribution, extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of ordinary shares or other securities, or similar corporate transaction or event, to prevent dilution or enlargement of the benefits intended to be made available under the Mallinckrodt SIP.

Change in Control

The Mallinckrodt SIP defaults to “double trigger” treatment of outstanding equity awards upon a change in control. Specifically, all outstanding stock options, stock appreciation rights and long-term performance awards will become exercisable and all outstanding restricted stock, restricted units and deferred stock units will vest if there is a change in control and the change in control results in a termination without cause, resignation for good reason or substitution of the awards for awards not payable in publicly-traded stock. Each participant who has been granted an annual performance bonus or long-term performance award that is outstanding as of the date of a change in control will be deemed to have achieved a level of performance that, as of the change in control, would cause all of the participant’s target amount to become payable, unless the successor entity maintains the annual performance plan and the actual level of performance achieved would result in an annual performance bonus that exceeds the participant’s target amount, in which case bonuses based on actual performance shall be paid.

Restrictions on Transfer of Awards

No award issued under the Mallinckrodt SIP may be alienated, anticipated, sold, assigned, pledged, encumbered or transferred, except that (a) awards may be transferred by will or by the laws of descent or distribution; (b) unless the award certificate provides otherwise, stock options may be transferred to a family member (as described in the Mallinckrodt SIP) without consideration; and (c) restricted stock may be freely transferable after the restrictions lapse or are satisfied and the shares are delivered.

Amendment and Termination

The Mallinckrodt SIP may be amended or terminated by our board of directors at any time without shareholder approval, except that any material revision to the terms of the Mallinckrodt SIP requires shareholder approval before it can be effective. A revision is “material” for this purpose if it materially increases the number of ordinary shares that may be issued under the plan, other than an increase pursuant to an “adjustment” as described above, materially expands the class of persons eligible to receive awards, materially extends the term of the plan, constitutes a repricing for which shareholder approval is required or is otherwise an amendment requiring shareholder approval pursuant to any law or the rules of any exchange on which our ordinary shares are listed for trading. If not earlier terminated, the Mallinckrodt SIP will terminate on the day before the tenth anniversary of the approval by the board of directors of the Mallinckrodt SIP. No awards may be granted under the Mallinckrodt SIP after it is terminated, but any previously granted awards will remain in effect until they expire.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    57

PROPOSALS REQUIRING YOUR VOTE

Code Section 162(m)

Code Section 162(m) generally limits a company’s annual deduction for compensation in excess of $1 million paid to certain executive officers (these executive officers are referred to in the Mallinckrodt SIP as “covered employees”). Compensation paid to covered employees is not subject to the deduction limitation, however, if it is considered “qualified performance-based compensation” within the meaning of Code Section 162(m). Awards of stock options, stock appreciation rights, annual performance bonuses, performance units, performance-based restricted units and performance-based restricted stock under the Mallinckrodt SIP can, but are not required to, satisfy this standard under Code Section 162(m).

Summary of Federal Income Tax Consequences of Awards

The following is a brief summary of the principal United States federal income tax consequences of the grant, exercise and disposition of stock options, stock appreciation rights, restricted stock, restricted units and deferred stock units under the Mallinckrodt SIP, based on advice received from our counsel regarding current U.S. federal income tax laws. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Because the federal income tax rules governing awards and related payments are complex, subject to frequent change, and depend on individual circumstances, participants should consult their tax advisors before exercising options or other awards or disposing of stock acquired pursuant to awards.

Nonqualified Stock Options and Stock Appreciation Rights.    A participant will not recognize any income at the time a nonqualified stock option or stock appreciation right is granted, nor will we be entitled to a deduction at that time. When a nonqualified stock option is exercised, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the ordinary shares received as of the date of exercise over the exercise price. When a stock appreciation right is exercised, the participant will recognize ordinary income in an amount equal to the cash received or, if the stock appreciation right is paid in ordinary shares, the fair market value of the ordinary shares received as of the date of exercise. Payroll taxes are required to be withheld from the participant on the amount of ordinary income recognized by the participant. We generally will be entitled to a tax deduction with respect to a nonqualified stock option or stock appreciation right at the same time and in the same amount as the participant recognizes income. The participant’s subsequent sale of the ordinary shares generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price the participant paid for the shares plus the ordinary income the participant recognized with respect to the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year following exercise.

Incentive Stock Options.    A participant will not recognize any income at the time an incentive stock option (“ISO”) is granted. Nor will a participant recognize any income at the time an ISO is exercised. However, the excess of the fair market value of the ordinary shares on the date of exercise over the exercise price paid will be a preference item that could create liability under the alternative minimum tax. If a participant disposes of ordinary shares acquired upon exercise of an ISO after the later of two years after the date of grant of the ISO or one year after the date of exercise of the ISO (the “holding period”), the gain, if any, will be long-term capital gain eligible for favorable tax rates. If the participant disposes of such ordinary shares before the end of the holding period, the participant generally will recognize ordinary income in the year of the disposition equal to the excess of the lesser of (i) the fair market value of the ordinary shares on the date of exercise or (ii) the amount received for the ordinary shares, over the exercise price paid. The balance of the gain or loss, if any, will be short- or long-term capital gain or loss, depending on how long the ordinary shares were held by the participant prior to disposition. We are not entitled to a deduction as a result of the grant or exercise of an ISO unless a participant recognizes ordinary income as a result of a disposition, in which case we will be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income.

Restricted Stock.    Unless a participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and Mallinckrodt will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount paid for the stock) and Mallinckrodt will be allowed a corresponding federal income tax deduction. The participant’s subsequent sale of the

58    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

ordinary shares will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income the participant recognized with respect to the shares, and any capital gains will be taxable as long-term gains if the participant held the shares for more than one year following the date on which restrictions lapsed. If the participant files an election under Section 83(b) of the Code within 30 days of the date of grant of the restricted stock, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock) and Mallinckrodt will be allowed a corresponding federal income tax deduction. The participant’s subsequent sale of the ordinary shares will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income the participant recognized with respect to the shares, and any capital gains will be taxable as long-term gains if the participant held the shares for more than one year following the date of grant. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

Restricted Units/Deferred Stock Units.    A participant will not recognize any income at the time a restricted unit or deferred stock unit is granted, nor will we be entitled to a deduction at that time. Instead, the value of shares delivered on or after the vesting of restricted units or deferred stock units generally will be taxable to the recipient as ordinary income when shares are delivered to the participant. The amount of the income recognized will be the fair market value of the shares on the date shares are delivered. We will generally receive a deduction for federal income tax purposes in an amount equal to the amount of compensation included in the participant’s income. The participant’s subsequent sale of the ordinary shares will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income the participant recognized with respect to the shares, and any capital gains will be taxable as long-term gains if the participant held the shares for more than one year following the date on which they were delivered.

Section 409A.    Pursuant to Code Section 409A, significant restrictions have been imposed on the ability to defer the taxation of compensation, including, without limitation, the deferral of income pursuant to some of the arrangements described herein (e.g., performance shares). Violation of Code Section 409A triggers immediate inclusion in income and application of income and additional taxes.

Section 280G and Section 4999.    Under Code Section 280G and Code Section 4999, the Company is prohibited from deducting any “excess parachute payment” to an individual, and the individual must pay a 20% excise tax on any “excess parachute payment.” An individual’s “parachute payments” which exceed his or her average annual compensation will generally be treated as “excess parachute payments” if the present value of such payments equals or exceeds three times the individual’s average annual compensation. A payment generally may be considered a “parachute payment” if it is contingent on a change in control of the Company.

Non-United States Taxpayers.    If the recipient is subject to the tax laws of any country other than the United States, the recipient should consult his or her own tax and legal advisors to determine the tax and legal consequences of any award received under the Mallinckrodt SIP.

Non-Competition and Non-Solicitation Agreements

The Committee may condition eligibility to participate in the Mallinckrodt SIP and receipt of benefits specified in an award agreement, such as vesting and exercisability of awards, on the participant’s execution of, compliance with and/or certification of compliance with a non-competition and/or non-solicitation agreement.

New Plan Benefits

Awards issued after the Company’s 2014 Annual General Meeting to be held on March 19, 2015 are subject to the amended and restated Mallinckrodt SIP if shareholder approval is obtained. Except as discussed under “Director Compensation” and subject to annual individual limits set forth in the Mallinckrodt SIP, the number and types of awards that will be granted to any one individual or category of individuals under the amended and restated Mallinckrodt SIP in the future are not determinable, as the Committee, in conjunction with the Board of Directors and, in the case of director awards, the Nominating and Governance Committee, will make these determinations in their sole discretion.

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PROPOSALS REQUIRING YOUR VOTE

As discussed in “Director Compensation,” each non-employee director will be granted restricted units with a value of $225,000 and the non-executive Chairman will be granted additional restricted units with a value of $112,500 at the 2015 Annual General Meeting. These awards fully vest on the date of the 2016 Annual General Meeting. The 2014 Director Compensation Table sets forth compensation received by non-employee directors during fiscal 2014.

Resolution

The text of the resolution in respect of Proposal 4 is as follows:

RESOLVED, that approval be and hereby is given to the adoption by the Company of the Mallinckrodt Pharmaceuticals Stock and Incentive Plan, as amended and restated on March 19, 2015, and in accordance with the provisions of a document entitled “Mallinckrodt Pharmaceuticals Stock and Incentive Plan” (the “Plan”), which has been made available to shareholders prior to the meeting and that the directors be and hereby are authorized to take all such actions with reference to the Plan as may be necessary to ensure the adoption and operation of the Plan.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 4

60    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 5: AUTHORIZE THE COMPANY AND/OR ANY SUBSIDIARY OF THE COMPANY TO MAKE MARKET PURCHASES OF COMPANY SHARES

Under Irish law, neither the Company nor any subsidiary of the Company may make market purchases of the Company’s shares without shareholder approval. Accordingly, shareholders are being asked to authorize the Company, or any of its subsidiaries, to make market purchases of up to 10% of the Company’s issued shares. If adopted, this authority will expire at the close of business on September 19, 2016 unless renewed at the Annual General Meeting in 2016; we expect to propose renewal of this authorization at subsequent annual general meetings. Such purchases would be made only at price levels which the Directors considered to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. Whether or not this proposed resolution is passed, the Company will retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although subsidiaries of the Company are not able to make market purchases of the Company’s shares.

In order for the Company or any of its subsidiaries to make market purchases of the Company’s ordinary shares, such shares must be purchased on a “recognized stock exchange”. The New York Stock Exchange, on which the Company’s ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. The general authority, if approved by our shareholders, will become effective from the date of passing of the authorizing resolution.

Resolution

The text of the resolution in respect of Proposal 5 is as follows:

RESOLVED, that the Company and any subsidiary of the Company is hereby generally authorized to make market purchases of ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time but subject to the provisions of the Companies Act 1990 (and/or any corresponding provision of any replacement legislation) and to the following provisions:

(a)	The maximum number of shares authorized to be acquired by the Company and/or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 11, 616, 035 ordinary shares of US$ 0.20 each (which represents 10% of the Company’s issued ordinary shares as of our 2014 fiscal year end).

(b)	The maximum price to be paid for any ordinary share shall be an amount equal to 110% of the closing price on the New York Stock Exchange for the ordinary shares on the trading day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company, and the minimum price to be paid for any ordinary share shall be the nominal value of such share.

(c)	This general authority will be effective from the date of passing of this resolution and will expire eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed by special resolution in accordance with the provisions of section 215 of the Companies Act 1990 (and/or any corresponding provision of any replacement legislation). The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 5

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 6: AUTHORIZE THE PRICE RANGE AT WHICH THE COMPANY CAN REISSUE SHARES THAT IT HOLDS AS TREASURY SHARES

The Company may, from time to time, reissue shares purchased by it and not cancelled (“treasury shares”) in connection with our executive compensation program, our Employee Stock Purchase Program and our other compensation programs.

Under Irish company law, our shareholders must authorize the price range at which we may reissue any shares held in treasury. In this proposal, that price range is expressed as a minimum and maximum percentage of the prevailing market price (as defined below). Under Irish law, this authorization expires after eighteen months unless renewed; accordingly, we expect to propose renewal of this authorization at subsequent annual general meetings.

The authority being sought from shareholders provides that the minimum and maximum prices at which an ordinary share held in treasury may be reissued are 95% and 120%, respectively, of the average closing price per ordinary share of the Company, as reported by the New York Stock Exchange, for the thirty (30) trading days immediately preceding the proposed date of re-issuance. Any reissuance of treasury shares will be at price levels that the Board considers in the best interests of our shareholders.

Special Resolution

The text of the resolution in respect of Proposal 6 (which is proposed as a special resolution) is as follows:

RESOLVED, that the reissue price range at which any treasury shares held by the Company may be reissued off-market shall be as follows:

(a)	the maximum price at which such treasury share may be reissued off-market shall be an amount equal to 120% of the “market price”; and

(b)	the minimum price at which a treasury share may be reissued off-market shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share plan operated by the Company or, in all other cases, an amount equal to 95% of the “market price”; and

(c)	for the purposes of this resolution, the “market price” shall mean the average closing price per ordinary share of the Company, as reported by the New York Stock Exchange, for the thirty (30) trading days immediately preceding the proposed date of re-issuance.

FURTHER RESOLVED, that this authority to reissue treasury shares shall expire at eighteen months from the date of the passing of this resolution unless previously varied or renewed in accordance with the provisions of Section 209 of the Companies Act 1990 (and/or any corresponding provision of any replacement legislation).

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 6

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 7: AUTHORIZATION TO HOLD THE 2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS AT A LOCATION OUTSIDE OF IRELAND

Under Irish law and in accordance with article 32 of the Company’s articles of association, the annual general meeting of shareholders may be held at a location outside of Ireland where it has been so approved by shareholders at the previous annual general meeting. The Board wishes to have the flexibility to hold the 2016 annual general meeting of shareholders outside of Ireland and is therefore asking our shareholders for the authority to do so at this year’s annual general meeting.

Ordinary Resolution

The text of the resolution in respect of Proposal 7 (which is proposed as an ordinary resolution) is as follows:

RESOLVED, that the annual general meeting of shareholders in 2016 may be held at such place outside Ireland as may be determined by the directors.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 7

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OTHER MATTERS

OTHER MATTERS

Presentation of Irish Statutory Accounts

The Company’s Irish Statutory Accounts for the fiscal year ended September 26, 2014, including the reports of the Directors and auditors thereon, will be presented at the Annual General Meeting. The Company’s Irish Statutory Accounts have been approved by the Board of Directors of the Company. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting. The Company’s Irish Statutory Accounts are available with the Proxy Statement, and the Company’s Annual Report at www.proxyvote.com and in the Investor Relations section of the Company’s website at www.mallinckrodt.com.

Registered and Principal Executive Offices

The registered and principal executive offices of Mallinckrodt are located at Damastown, Mulhuddart, Dublin 15, Ireland. The telephone number there is +353 1 880-8180.

Shareholder Proposals for the 2016 Annual General Meeting

In accordance with the rules established by the SEC, as well as under the provisions of our Articles of Association, any shareholder proposal submitted pursuant to Rule 14a-8 under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) intended for inclusion in the Proxy Statement for next year’s Annual General Meeting must be received by us no later than September 25, 2015. Such proposals should be sent to our Secretary at Mallinckrodt plc, Damastown, Mulhuddart, Dublin 15, Ireland. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Articles of Association and must be a proper subject for shareholder action under Irish law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with U.S. federal proxy rules, Irish law and other legal requirements, without seeking to have the proposal included in our Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. To bring a proposal before next year’s annual general meeting, a shareholder must deliver written notice of the proposed business to the Company’s Secretary at our registered office on or before December 20, 2015 and otherwise comply with the requirements of our Articles of Association.

United States Securities and Exchange Commission Reports

Copies of our Annual Report on Form 10-K for the fiscal year ended September 26, 2014, as filed with the SEC (without exhibits), are available to shareholders free of charge on our website at www.mallinckrodt.com or by writing to our Secretary at Mallinckrodt plc, Damastown, Mulhuddart, Dublin 15, Ireland.

Delivery of Documents to Shareholders Sharing an Address

If you have requested a paper copy of our proxy materials, our Annual Report, including our audited financial statements for the year ended September 26, 2014, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, only one Annual Report and one Proxy Statement will be mailed to multiple shareholders sharing an address unless the Company receives contrary instructions from one or more of the shareholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, the Company will deliver promptly a separate copy of such documents to any shareholder who contacts the Company at +353 1 880-8180 or sends a written request to Mallinckrodt plc, Damastown, Mulhuddart, Dublin 15, Ireland, Attention: Company Secretary. If your household is receiving multiple copies of the Company’s annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to Mallinckrodt plc, Damastown, Mulhuddart, Dublin 15, Ireland, Attention: Company Secretary.

General

Your proxy is solicited on behalf of our Board of Directors. Unless otherwise directed, proxies held by the Chief Executive Officer, and the General Counsel will be voted at the Annual General Meeting (or an adjournment or

64    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

OTHER MATTERS

postponement thereof), FOR Proposals 1 — 7. If any matter other than those described in this Proxy Statement properly comes before the Annual General Meeting, or with respect to any adjournment or postponement thereof, the Chief Executive Officer, or General Counsel will vote the ordinary shares represented by such proxies in accordance with his discretion.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    65

APPENDIX A

APPENDIX A

Reconciliation of Non-GAAP Financial Metric

	September 26, 2014
	Net (loss) income	Diluted net income per share
GAAP	$(319.3)	$(4.92)
Adjustments:
Non-restructuring impairment charges	355.6	5.48
Amortization expense	162.3	2.50
Restructuring and related charges, net(1)	129.1	1.99
Acquisition related expenses	65.1	1.00
Inventory step-up expense	25.7	0.40
Incremental equity conversion costs	13.0	0.20
Separation costs	9.6	0.15
Significant environmental and legal charges	35.3	0.54
Up-front and milestone payments	5.0	0.08
Loss from discontinued operations	0.7	0.01
Gain on intellectual property license	(11.7)	(0.18)
Income taxes(2)	(144.7)	(2.23)
Dilutive share impact	(0.9)	(0.08)

As adjusted	$324.8	$4.94

(1)	Includes pre-tax accelerated depreciation of $0.5 million and $2.6 million for the fiscal year ended September 26, 2014 and September 27, 2013, respectively.

(2)	Includes tax effect of above adjustments and certain effects associated with acquisitions.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    A-1

APPENDIX B

APPENDIX B

MALLINCKRODT PHARMACEUTICALS STOCK AND INCENTIVE PLAN

EFFECTIVE AS OF MARCH 19, 2015

This document constitutes part of a prospectus covering securities that have been registered under the United States Securities Act of 1933, as amended.

APPENDIX B

MALLINCKRODT PHARMACEUTICALS STOCK AND INCENTIVE PLAN

EFFECTIVE AS OF MARCH 19, 2015

ARTICLE I

PURPOSE

1.1. Purpose.    The purposes of this Mallinckrodt Pharmaceuticals Stock and Incentive Plan as amended and restated (the “Plan”) are to promote the interests of Mallinckrodt public limited company (and any successor thereto) by (i) aiding in the recruitment and retention of Directors and Employees, (ii) providing incentives to Directors and Employees by means of performance-related incentives to achieve short-term and long-term performance goals, (iii) providing Directors and Employees with an opportunity to participate in the growth and financial success of the Company, and (iv) promoting the growth and success of the Company’s business by aligning the financial interests of Directors and Employees with that of the other shareholders of the Company. Toward these objectives, the Plan provides for the grant of Stock Options, Stock Appreciation Rights, Annual Performance Bonuses, Long-Term Performance Awards and Other Stock-Based Awards.

1.2. Effective Date; Shareholder Approval.    The Plan is effective as of the date of shareholder approval, following the approval of the Plan on November 20, 2014 by the Company’s Board of Directors.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms have the following meanings, unless another definition is clearly indicated by particular usage and context:

“Acquired Company” means any business, corporation or other entity acquired by the Company or any Subsidiary.

“Acquired Grantee” means the grantee of a stock-based award of an Acquired Company and may include a current or former Director of an Acquired Company.

“Annual Performance Bonus” means an Award of cash or Shares granted under Section 4.4 of the Plan that is paid solely on account of the attainment of a specified performance target in relation to one or more Performance Measures, and is intended to qualify as “performance-based” compensation under Section 162(m) of the Code.

“Award” means any form of incentive or performance award granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Certificate. Awards granted under the Plan may consist of:

(a)	“Stock Options” awarded pursuant to Section 4.3;

(b)	“Stock Appreciation Rights” awarded pursuant to Section 4.3;

(c)	“Annual Performance Bonuses” awarded pursuant to Section 4.4;

(d)	“Long-Term Performance Awards” awarded pursuant to Section 4.5;

(e)	“Other Stock-Based Awards” awarded pursuant to Section 4.6;

(f)	“Director Awards” awarded pursuant to Section 4.7; and

(g)	“Substitute Awards” awarded pursuant to Section 4.8.

“Award Certificate” means the document issued, either in writing or an electronic medium, by the Committee or its designee to a Participant evidencing the grant of an Award and which contains, in the same or accompanying document, the terms and conditions applicable to such Award.

“Board” means the Board of Directors of the Company.

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APPENDIX B

“Cause” means, as to any Employee who is a party to an employment agreement with the Company or any Subsidiary which contains a definition of “cause,” as set forth in such employment agreement and, if there is no applicable employment agreements, means an Employee’s or Director’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company or Subsidiary, other than due to Disability, (ii) a material violation of any fiduciary duty owed to the Company or Subsidiary, (iii) conviction of a misdemeanor (other than a traffic offense) or felony, (iv) dishonesty, (v) theft, (vi) violation of a material Company or Subsidiary rule or policy, or (vii) other egregious conduct, that has or could have a serious and detrimental impact on the Company or Subsidiary and its employees. The Committee (or the Nominating Committee solely with respect to Director Awards), in its sole and absolute discretion, shall determine Cause.

“Change in Control” means the first to occur of any of the following events:

(a)	any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act, excluding for this purpose, (i) the Company or any Subsidiary or (ii) any employee benefit plan of the Company or any Subsidiary (or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than 30 percent of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(b)	persons who, as of the Effective Date constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a Director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50 percent of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(c)	consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80 percent by value of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own directly or indirectly more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(d)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Any payment of deferred compensation subject to Code Section 409A that is to be made under an Award other than an Annual Performance Bonus upon the occurrence of a Change in Control or any change in the timing and/or form of such payment as a direct result of a Change in Control (including payments made upon a specified date or event occurring after a Change in Control) shall not be made, or such change in timing and/or form shall not occur, unless such Change in Control is also a “change in ownership or effective control” of the Company within the meaning of Code Section 409A(a)(2)(A)(v) and applicable regulations and rulings thereunder and such payment, or such change in timing and/or form, occurs no later than two (2) years after the date of such change in ownership or effective control of the Company, in each case to the extent required to avoid the recipient of such Award from incurring tax penalties under Code Section 409A in respect of such Award. Notwithstanding the foregoing, if the Committee takes an action pursuant to Section 5.4(b) to accelerate the payment of deferred compensation upon a Change in Control, then any accelerated payment shall occur on a date specified in the applicable Award Certificate, which date shall be no later

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    B-3

APPENDIX B

than ninety (90) days after a “change in ownership or effective control” of the Company. The payment of an Annual Performance Bonus that is to be accelerated pursuant to Subsection 4.4(g) shall occur within thirty (30) days after a “change in ownership or effective control” of the Company within the meaning of Code Section 409A(a)(2)(A)(v).

“Change in Control Termination” means such term or concept as defined in an Award Certificate or, if such term is not defined therein, a Participant’s involuntary termination of employment that occurs during the twelve (12) month period immediately following a Change in Control. For this purpose, a Participant’s involuntary termination of employment includes the following:

(a)	termination of the Participant’s employment by the Company for any reason other than for Cause, Disability or death;

(b)	termination of the Participant’s employment by the Participant after one of the following events, provided that the Participant’s termination of employment occurs within sixty (60) days after the occurrence of any such event:

(i)	the Company, without the Participant’s consent, requires the Participant to relocate to a principal place of employment more than fifty (50) miles from his or her existing place of employment, which materially increases the Participant’s commuting time; or

(ii)	the Company, without the Participant’s consent, materially reduces the Participant’s base salary, target annual bonus opportunity, or retirement, welfare, target share incentive opportunity, and other benefits taken as a whole, as in effect immediately prior to the Change in Control;

provided that an event described in (i) or (ii) above shall permit a Participant’s termination of employment to be deemed a Change in Control Termination only if (x) the Participant provides written notice to the Company specifying in reasonable detail the event upon which the Participant is basing his termination within ninety (90) days after the occurrence of such event, (y) the Company fails to cure such event within thirty (30) days after its receipt of such notice, and (z) the Participant terminates his employment within sixty (60) days after the expiration of such cure period.”

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation and Human Resources Committee of the Board or any successor committee or other committee to which the Compensation and Human Resources Committee delegates its authority under this Plan. The Compensation and Human Resources Committee shall be comprised solely of “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the Exchange Act and two or more persons who are outside directors within the meaning of Section 162(m)(4)(C)(i) of the Code and the applicable regulations.

“Company” means Mallinckrodt public limited company, a company incorporated in Ireland under registered number 522227, or any successor thereto.

“Covered Employee” means an Employee who is a “covered employee” within the meaning of Section 162(m)(3) of the Code or who is reasonably expected to be a “covered employee” at the time the Company would be entitled to claim a tax deduction in respect of an Award but for Section 162(m) of the Code.

“Deferred Stock Unit” means a Unit granted under Section 4.6 or 4.7 to acquire Shares upon Termination of Directorship or Termination of Employment, or any other permitted payment event described in the Award Certificate, subject to any restrictions that the Committee, in its discretion, may determine.

“Director” means a member of the Board.

“Disabled” or “Disability” means, subject to Section 7.11(b)(iii), that the Employee has a permanent and total incapacity from engaging in any employment for the Company or Subsidiary for physical or mental reasons. A “Disability” shall be deemed to exist if the Employee is designated with an inactive employment status at the end of a disability or medical leave or if the Employee meets the requirements for disability benefits under (i) the Company’s or Subsidiary’s long-term disability plan or (ii) the Social Security law then in effect, for Employees who are on the payroll of any

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APPENDIX B

United States Subsidiary. For purposes of any Award which is nonqualified deferred compensation subject to Code Section 409A, “Disability” means that the Employee is receiving income replacement benefits for a period of not less than three (3) months under a Company or Subsidiary accident and health plan covering the Employee by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

“Dividend Equivalent” means an amount equal to the ordinary cash dividend or the fair market value of the share dividend that would be paid on each Share underlying an Award if the Share were duly issued and outstanding on the date on which the dividend is payable. In no event shall Dividend Equivalents be paid with respect to Stock Options or Stock Appreciation Rights.

“Effective Date” means March 19, 2015, unless otherwise provided herein.

“Employee” means any individual who performs services as an officer or employee of the Company or a Subsidiary.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price of a Share, as fixed by the Committee, which may be purchased under a Stock Option or with respect to which the amount of any payment pursuant to a Stock Appreciation Right is determined.

“Fair Market Value” of a Share means the closing sales price on the New York Stock Exchange of a Share on the trading day of the grant or on the date as of which the determination of Fair Market Value is being made or, if no sale is reported for such day, on the next preceding day on which a sale of Shares is reported. Notwithstanding anything to the contrary herein, the Fair Market Value of a Share will in no event be determined to be less than par value.

“GAAP” means United States generally accepted accounting principles.

“Incentive Stock Option” means a Stock Option granted under Section 4.3 of the Plan that is intended to meet the requirements of Section 422 of the Code and any related regulations and is designated in the Award Certificate as intended to be an Incentive Stock Option.

“Long-Term Performance Award” means an Award granted under Section 4.5 of the Plan that is paid solely on account of the attainment of a specified performance target in relation to one or more Performance Measures or other performance criteria as selected in the sole discretion of the Committee.

“Nominating Committee” means the Nominating and Governance Committee the Board.

“Nonqualified Stock Option” means any Stock Option granted under Section 4.3 of the Plan that is not an Incentive Stock Option.

“Normal Retirement” means, unless otherwise specified in an Award Certificate, Termination of Employment on or after a Participant has attained age 60, provided that the sum of the Participant’s age and years of service with the Company or a Subsidiary is 70 or higher.

“Ordinary Shares” means the ordinary shares of the Company, $0.20 (U.S.) par value, and such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 5.3 of the Plan.

“Other Stock-Based Award” means an Award granted under Section 4.6 of the Plan and denominated in Shares.

“Participant” means a Director, Employee or Acquired Grantee who has been granted an Award under the Plan.

“Performance Cycle” means, with respect to any Award that vests based on Performance Measures, the period of 12 months or longer, as determined by the Committee in its sole discretion, over which the level of performance will be assessed.

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APPENDIX B

“Performance Measure” means, with respect to any Annual Performance Bonus or Long-Term Performance Award, the business criteria selected by the Committee to measure the level of performance of the Company during a Performance Cycle. The Committee may select as the Performance Measure any operating and maintenance expense targets or financial goals as interpreted by the Committee, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies, and are measured during the Performance Cycle provided that (i) as to an Annual Performance Bonus or Long-Term Performance Award granted to a Covered Employee and intended to be qualified “performance-based” compensation under Section 162(m) of the Code, Performance Measures shall be limited to the criteria set forth on Attachment A, and (ii) as to an Annual Performance Bonus or Long-Term Performance Award granted to a Participant who is not a Covered Employee, Performance Measures may include, but shall not be limited to, the criteria set forth on Attachment A.

“Performance Unit” means a Long-Term Performance Award denominated in Units.

“Plan” means this Mallinckrodt Pharmaceuticals Stock and Incentive Plan, as it may be amended from time to time.

“Reporting Person” means a Director or an Employee who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Restricted Stock” means Shares issued pursuant to Section 4.6 that are subject to any restrictions that the Committee, in its discretion, may impose.

“Restricted Unit” means a Unit granted under Section 4.5 or Section 4.6 to acquire Shares or an equivalent amount in cash, which Unit is subject to any restrictions that the Committee, in its discretion, may impose.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Share” means an Ordinary Share of the Company, and “Shares” shall be construed accordingly.

“Stock Appreciation Right” means a right granted under Section 4.3 of the Plan of an amount in cash or Shares equal to any excess of the Fair Market Value of a Share as of the date on which the right is exercised over the Exercise Price.

“Stock Option” means a right granted under Section 4.3 of the Plan to purchase from the Company a stated number of Shares at a specified price. Stock Options awarded under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options.

“Subsidiary” means (i) a subsidiary company (wherever incorporated) of the Company, as defined by Section 155 of the Companies Act 1963 of Ireland; (ii) any separately organized business unit, whether or not incorporated, of the Company; (iii) any employer that is required to be aggregated with the Company pursuant to Code Section 414 and the regulations promulgated thereunder; and (iv) any service recipient or employer that is within a controlled group of corporations as defined in Code Sections 1563(a)(1), (2) and (3) which includes the Company, where the phrase “at least 50%” is substituted in each place “at least 80%” appears, and any service recipient or employer within trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. § 1.414(c)-2, which includes the Company, where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. § 1.409A-1(b)(5)(iii)(E) and § 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or business under common control.

“Target Amount” means the amount of Performance Units that will be paid if the applicable Performance Measure is fully (100%) attained, as determined in the sole discretion of the Committee.

“Target Bonus” means the target Annual Performance Bonus applicable to a Reporting Person in respect of a particular year, as established by the Committee or its delegate.

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APPENDIX B

“Target Vesting Percentage” means the percentage of performance-based Restricted Units or Shares of Restricted Stock that will vest if the applicable Performance Measure is fully (100%) attained, as determined in the sole discretion of by the Committee.

“Termination of Directorship” means the date of cessation of a Director’s membership on the Board for any reason, with or without Cause, as determined in the sole discretion of the Nominating Committee, provided however that if the Director is a member of the Nominating Committee, such determination shall be made by the full Board (excluding such Director). For purposes of any Award which is nonqualified deferred compensation subject to Code Section 409A, a Termination of Directorship shall only occur where such Termination of Directorship is a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable regulations and rulings thereunder. For purposes of determining whether a Termination of Directorship has occurred, services provided in the capacity of an employee or otherwise shall be excluded.

“Termination of Employment” means the date of cessation of an Employee’s employment relationship with the Company or a Subsidiary for any reason, with or without Cause, as determined in the sole discretion of the Company. For purposes of any Award which is nonqualified deferred compensation subject to Code Section 409A, a Termination of Employment shall only occur where such Termination of Employment is a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable regulations and rulings thereunder. For purposes of determining whether a Termination of Employment has occurred, services provided in the capacity of an employee or otherwise shall be excluded.

“Unit” means, for purposes of Performance Units, the potential right to an Award equal to a specified amount denominated in such form as is deemed appropriate in the discretion of the Committee and, for purposes of Restricted Units or Deferred Stock Units, the potential right to acquire one Share.

ARTICLE III

ADMINISTRATION

3.1. Committee.    The Plan will be administered by the Committee, except as otherwise provided in Section 4.7.

3.2. Authority of the Committee.    The Committee or, to the extent required by applicable law, the Board will have the authority, in its sole and absolute discretion and subject to the terms of the Plan, to:

(a)	Interpret and administer the Plan and any instrument or agreement relating to the Plan;

(b)	Prescribe the rules and regulations that it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating to the Plan;

(c)	Select Employees to receive Awards under the Plan;

(d)	Determine the form of an Award, the number of Shares subject to each Award, all the terms and conditions of an Award, including, without limitation, the conditions on exercise or vesting, the designation of Stock Options as Incentive Stock Options or Nonqualified Stock Options, and the circumstances under which an Award may be settled in cash or Shares or may be cancelled, forfeited or suspended, and the terms of each Award Certificate;

(e)	Determine whether Awards will be granted singly, in combination or in tandem;

(f)	Establish and interpret Performance Measures (or, as applicable, other performance criteria) in connection with Annual Performance Bonuses and Long-Term Performance Awards, evaluate the level of performance over a Performance Cycle and certify the level of performance attained with respect to Performance Measures (or other performance criteria, as applicable);

(g)	Subject to Sections 6.1 and 7.12, waive or amend any terms, conditions, restriction or limitation on an Award, except that the prohibition on the repricing of Stock Options and Stock Appreciation Rights without shareholder approval, as described in Section 4.3(g), may not be waived;

(h)	Make any adjustments to the Plan (including but not limited to adjustment of the number of Shares available under the Plan or any Award) and any Award granted under the Plan as shall be appropriate pursuant to Section 5.3;

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APPENDIX B

(i)	Determine and set forth in the applicable Award Certificate the circumstances under which Awards may be deferred and the extent to which a deferral will be credited with Dividend Equivalents and interest thereon;

(j)	In accordance with Section 7.1, determine and set forth in the applicable Award Certificate whether a Nonqualified Stock Option, Restricted Share or other Award may be transferable to family members, a family trust or a family partnership;

(k)	Establish any subplans and make any modifications to the Plan, without amending the Plan, or to Awards made hereunder (including the establishment of terms and conditions in the Award Certificate not otherwise inconsistent with the terms of the Plan) that the Committee may determine to be necessary or advisable for grants made in countries outside the United States to comply with, or to achieve favorable tax treatment under, applicable foreign laws or regulations or tax policies or customs;

(l)	Appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(m)	Take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

3.3. Effect of Determinations.    All determinations of the Committee will be final, binding and conclusive on all persons having an interest in the Plan.

3.4. Delegation of Authority.    The Board or, if permitted under applicable corporate law and stock exchanges, the Committee, in its discretion and consistent with applicable law, regulations and stock exchange rules, may delegate to a committee or an officer or group of officers, as it deems to be advisable, the authority to select Employees to receive an Award and to determine the number of Shares under any such Award, subject to any terms and conditions that the Board or the Committee may establish. When the Board or the Committee delegates authority pursuant to the foregoing sentence, it will limit, in its discretion, the number or value of Shares that may be subject to Awards that the delegate may grant. Only the Committee has the authority to grant and administer Awards to Covered Employees and other Reporting Persons or to delegates of the Committee, and to establish and certify Performance Measures.

3.5. Employment of Advisors.    The Committee may employ attorneys, consultants, accountants and other advisors, the fees and other expenses of which shall be paid by the Company, and the Committee, the Company and the officers and directors of the Company may rely upon the advice, opinions or valuations of the advisors employed.

3.6. No Liability.    No member of the Committee or the Board or any person acting as a delegate thereof with respect to the Plan will be liable for any losses resulting from any action, interpretation or construction made in good faith with respect to the Plan or any Award granted under the Plan.

ARTICLE IV

AWARDS

4.1. Eligibility.    All Participants and Employees are eligible to be designated to receive Awards granted under the Plan, except as otherwise provided in this Article IV.

4.2. Form of Awards.    Awards will be in the form determined by the Committee, in its discretion, and will be evidenced by an Award Certificate. Awards may be granted singly or in combination or in tandem with other Awards.

4.3. Stock Options and Stock Appreciation Rights.    The Committee may grant Stock Options and Stock Appreciation Rights under the Plan to those Employees whom the Committee may from time to time select, in the amounts and pursuant to the other terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Certificate, subject to the provisions below:

(a)

Form.    Stock Options granted under the Plan will, at the discretion of the Committee and as set forth in the Award Certificate, be in the form of Incentive Stock Options, Nonqualified Stock Options or a combination of the two. If an Incentive Stock Option and a Nonqualified Stock Option are granted to the same Participant under the Plan at the same time, the form of each will be clearly identified, and they will be deemed to have been granted in separate grants. In no event will the exercise of one Stock Option affect the right to exercise

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APPENDIX B

the other Stock Option. Stock Appreciation Rights may be granted either alone or concurrently with Nonqualified Stock Options and the amount of Shares attributable to each Stock Appreciation Right shall be set forth in the applicable Award Certificate on or before the grant date.

(b)	Exercise Price. Other than with respect to Substitute Awards described in Section 4.8, the Committee will set the Exercise Price of Stock Options or Stock Appreciation Rights granted under the Plan at a price that is equal to or greater than the Fair Market Value of a Share on the date of grant, subject to adjustment as provided in Section 5.3. The Exercise Price of Incentive Stock Options will be equal to or greater than 110 percent of the Fair Market Value of a Share as of the date of grant if the Participant receiving the Incentive Stock Options owns shares possessing more than 10 percent of the total combined voting power of all classes of shares of the Company or any subsidiary or parent corporation of the Company, as defined in Section 424 of the Code. The Exercise Price of a Stock Appreciation Right granted in tandem with a Stock Option will equal the Exercise Price of the related Stock Option. The Committee will set forth the Exercise Price of a Stock Option or Stock Appreciation Right in the Award Certificate or accompanying documentation.

(c)	Term and Timing of Exercise. Each Stock Option or Stock Appreciation Right granted under the Plan will be exercisable in whole or in part, subject to the following conditions, unless determined otherwise by the Committee:

(i)	The term of each Stock Option and Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Certificate, but in no event shall the term thereof exceed ten (10) years from the date of its grant. Notwithstanding the foregoing, in the event that on the last business day of the term of a Stock Option (other than an Incentive Stock Option) or Stock Appreciation Right (i) the exercise of the Award is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Stock Option or Stock Appreciation Right shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement. Moreover, notwithstanding the foregoing, an Award Certificate may provide that if on the last day of the term of a Stock Option or Stock Appreciation Right the Fair Market Value of one Share exceeds the option or grant price per Share, the Participant has not exercised the Stock Option, Stock Appreciation Right or tandem Award, and the Award has not expired, the Stock Option or Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Stock Option or Stock Appreciation Right. In such event, the Company shall deliver to the Participant the number of Shares for which the Stock Option or Stock Appreciation Right was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price for a Stock Option and required withholding taxes for both Stock Options and Stock Appreciation Rights; provided, however, any fractional Share shall be settled in cash.

(ii)	A Stock Option or Stock Appreciation Right will become exercisable at such times and in such manner as determined by the Committee and set forth in the applicable Award Certificate.

(iii)	Unless the applicable Award Certificate provides otherwise, upon the death, Disability, Normal Retirement or a Change in Control Termination of a Participant who has outstanding Stock Options or Stock Appreciation Rights, the unvested Stock Options or Stock Appreciation Rights will fully vest. Unless the applicable Award Certificate or the remainder of this Section 4.3(c) provides otherwise, the Participant’s Stock Options and Stock Appreciation Rights will lapse, and will not thereafter be exercisable, upon the earlier of (A) their original expiration date or (B) the date that is three (3) years after the date on which the Participant dies, incurs a Disability or retires due to Normal Retirement.

(iv)

Unless the applicable Award Certificate provides otherwise, upon the Termination of Employment of a Participant for any reason other than the Participant’s death, Disability, Normal Retirement or a Change in Control Termination, if the Participant has attained age 55 and the sum of the Participant’s age and years of service with the Company or a Subsidiary is 60 or higher, a pro rata portion of the Participant’s Stock Options and Stock Appreciation Rights will vest so that the total number of vested Stock Options or Stock Appreciation Rights held by the Participant at Termination of Employment (including those that have already vested as of such date) will be equal to the total number of Stock Options or Stock Appreciation

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    B-9

APPENDIX B

Rights originally granted to the Participant under the applicable Award multiplied by a fraction, the numerator of which is the period of time (in whole months) that have elapsed since the date of grant, and the denominator of which is the number of months set forth in the applicable Award Certificate that is required to attain full vesting. Unless the Award Certificate provides otherwise, such Participant’s Stock Options and Stock Appreciation Rights will lapse, and will not thereafter be exercisable, upon the earlier of (A) their original expiration date or (B) the date that is three (3) years after the date of Termination of Employment.

(v)	Unless the applicable Award Certificate provides otherwise, upon the Termination of Employment of a Participant that does not meet the requirements of paragraphs (iii) or (iv) above, any unvested Stock Options or Stock Appreciation Rights will be forfeited. Unless the applicable Award Certificate provides otherwise, any Stock Options or Stock Appreciation Rights that are vested as of such Termination of Employment will lapse, and will not thereafter be exercisable, upon the earlier of (A) their original expiration date or (B) the date that is ninety (90) days after the date of such Termination of Employment.

(vi)	Stock Options and Stock Appreciation Rights of a deceased Participant may be exercised only by the estate of the Participant or by the person given authority to exercise the Stock Options or Stock Appreciation Rights by the Participant’s will or by operation of law. If a Stock Option or Stock Appreciation Right is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant’s will or the applicable laws of descent and distribution, the Company will be under no obligation to deliver Shares or cash until the Company is satisfied that the person exercising the Stock Option or Stock Appreciation Right is the duly appointed executor or administrator of the deceased Participant or the person to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant’s will or by applicable laws of descent and distribution.

(vii)	A Stock Appreciation Right granted in tandem with a Stock Option is subject to the same terms and conditions as the related Stock Option and will be exercisable only to the extent that the related Stock Option is exercisable. When either a Stock Option or a Stock Appreciation Right granted in tandem with each other is exercised, the tandem Stock Option or Stock Appreciation Right, as applicable, shall expire.

(d)	Payment of Exercise Price. The Exercise Price of a Stock Option must be paid in full when the Stock Option is exercised. Shares will be issued and delivered only upon receipt of payment. Payment of the Exercise Price may be made in cash or by certified check, bank draft, wire transfer, or postal or express money order, provided that the format is approved by the Company or a designated third-party administrator. The Committee, in its discretion may also allow payment to be made by any of the following methods, as set forth in the applicable Award Certificate:

(i)	Delivering a properly executed exercise notice to the Company or its agent, together with irrevocable instructions to a broker to deliver to the Company, within the typical settlement cycle for the sale of equity securities on the relevant trading market (or otherwise in accordance with the provisions of Regulation T issued by the Federal Reserve Board), the amount of sale proceeds with respect to the portion of the Shares to be acquired having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid;

(ii)	Subject to any requirements of applicable law and regulations, tendering (actually or by attestation) to the Company or its agent previously acquired Shares that have a Fair Market Value on the day prior to the date of exercise equal to the applicable portion of the Exercise Price being so paid; or

(iii)	Subject to any requirements of applicable law and regulations, instructing the Company to reduce the number of Shares that would otherwise be issued by such number of Shares as have in the aggregate a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid.

(e)	Incentive Stock Options. Incentive Stock Options granted under the Plan will be subject to the following additional conditions, limitations and restrictions:

(i)	Eligibility. Incentive Stock Options may be granted only to Employees of the Company or a Subsidiary that is a subsidiary or parent corporation of the Company within the meaning of Code Section 424.

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APPENDIX B

(ii)	Timing of Grant. No Incentive Stock Option will be granted under the Plan after the 10-year anniversary of the date on which the Plan is adopted by the Board or, if earlier, the date on which the Plan was approved by shareholders.

(iii)	Amount of Award. Subject to Section 5.3 of the Plan, no more than 10 million Shares may be available for grant in the form of Incentive Stock Options. The aggregate Fair Market Value (as of the date of grant) of the Shares with respect to which the Incentive Stock Options awarded to any Employee first become exercisable during any calendar year may not exceed $100,000 (U.S.). For purposes of this $100,000 (U.S.) limit, the Employee’s Incentive Stock Options under this Plan and all other plans maintained by the Company and its Subsidiaries will be aggregated. To the extent any Incentive Stock Option would exceed the $100,000 (U.S.) limit, the Incentive Stock Option will afterwards be treated as a Nonqualified Stock Option to the extent required by the Code and underlying regulations and rulings.

(iv)	Timing of Exercise. If the Committee exercises its discretion in the Award Certificate to permit an Incentive Stock Option to be exercised by a Participant more than three months after the Participant has ceased being an Employee (or more than 12 months if the Participant is permanently and totally disabled, within the meaning of Code Section 22(e)), the Incentive Stock Option will afterwards be treated as a Nonqualified Stock Option to the extent required by the Code and underlying regulations and rulings. For purposes of this paragraph (iv), an Employee’s employment relationship will be treated as continuing intact while the Employee is on military leave, sick leave or another approved leave of absence if the period of leave does not exceed 90 days, or a longer period to the extent that the Employee’s right to reemployment with the Company or a Subsidiary is guaranteed by statute or by contract. If the period of leave exceeds 90 days and the Employee’s right to reemployment is not guaranteed by statute or contract, the employment relationship will be deemed to have ceased on the 91st day of the leave.

(v)	Transfer Restrictions. In no event will the Committee permit an Incentive Stock Option to be transferred by an Employee other than by will or the laws of descent and distribution, and any Incentive Stock Option awarded under this Plan will be exercisable only by the Employee during the Employee’s lifetime.

(f)	Exercise of Stock Appreciation Rights. Upon exercise of a Participant’s Stock Appreciation Rights, the Company will pay cash or Shares or a combination of cash and Shares, in the discretion of the Committee and as described in the Award Certificate. Cash payments will be equal to the excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price, for each Share for which a Stock Appreciation Right was exercised. If Shares are paid for the Stock Appreciation Right, the Participant will receive a number of whole Shares equal to the quotient of the cash payment amount divided by the Fair Market Value of a Share on the date of exercise.

(g)	No Repricing. Except as otherwise provided in Section 5.3 or in connection with a Change in Control, in no event will the Committee decrease the Exercise Price of a Stock Option or Stock Appreciation Right after the date of grant or cancel outstanding Stock Options or Stock Appreciation Rights at a time when the exercise price therefor is less than the Fair Market Value of the Shares subject to such Award and issue cash in exchange for such cancellation or grant replacement Stock Options or Stock Appreciation Rights with a lower Exercise Price than that of the replaced Stock Options or Stock Appreciation Rights or other Awards without first obtaining the approval of the holders of a majority of the Shares who are present in person or by proxy at a meeting of the Company’s shareholders and entitled to vote.

4.4. Annual Performance Bonuses.    The Committee may grant annual performance bonuses or other bonus compensation in its discretion outside the terms of this Plan. The Committee may grant Annual Performance Bonuses, intended to qualify as “performance-based compensation” under Section 162(m) of the Code, under the Plan in the form of cash or Shares to the Reporting Persons that the Committee may from time to time select, in the amounts and pursuant to the terms and conditions that the Committee may determine and set forth in the Award Certificate, subject to the provisions below:

(a)

Section 162(m) of the Code.    The Committee may determine that Annual Performance Bonuses made to Covered Employees should be structured to be “performance-based compensation” for purposes of Section 162(m) of the Code. If the Committee action granting such Awards or the Award Certificates so provide, this Section 4.4 shall be interpreted in a manner that satisfies the applicable requirements of Section 162(m)(4)(C) of the Code and related regulations, and the Plan shall be operated so that the Company

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    B-11

APPENDIX B

may take a full tax deduction for Annual Performance Bonuses. If any provision of this Plan or any Annual Performance Bonus would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

(b)	Performance Cycles. Annual Performance Bonuses will be awarded in connection with a twelve (12) month Performance Cycle, which will be the fiscal year of the Company.

(c)	Eligible Participants. Within ninety (90) days after the commencement of a Performance Cycle, the Committee will determine the Reporting Persons who will be eligible to receive an Annual Performance Bonus under the Plan. If an individual becomes a Reporting Person after this ninety (90) day period, the Committee may determine that such Reporting Person is eligible to receive a pro rata Annual Performance Bonus under the Plan.

(d)	Performance Measures; Targets; Award Criteria.

(i)	Within ninety (90) days after the commencement of the service period to which a Performance Cycle relates, the Committee will fix and establish in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) the Target Bonus which may be earned by each Participant; and (C) subject to subsection (d) below, the criteria for computing the amount that will be paid with respect to each level of attained performance. The Committee will also set forth the minimum level of performance, based on the applicable Performance Measures, that must be attained during the Performance Cycle before any Annual Performance Bonus will be paid and the percentage of the Target Bonus that will become payable upon attainment of various levels of performance that equal or exceed the minimum required level.

(ii)	The Committee, in its discretion, may, on a case-by-case basis, reduce, but not increase, the amount otherwise payable to any Covered Employee with respect to any given Performance Cycle, provided, however, that no reduction will result in an increase in the amount payable under any Annual Performance Bonus of another Covered Employee.

(e)	Payment, Certification. No Annual Performance Bonus will be paid to any Reporting Person until the Committee certifies in writing the level of performance attained for the Performance Cycle in relation to the applicable Performance Measures. In applying Performance Measures, the Committee (i) shall make adjustments for events listed in Section 5.3 in accordance therewith and (ii) may, in its discretion, exclude the effect of unusual or infrequently occurring items, including, but not limited to the following, as set forth in the Award Certificate or action of the Committee granting the Award: the cumulative effect of changes in the law, regulations or accounting rules, and other items, all determined in accordance with GAAP (to the extent applicable and unless specified otherwise in the Award Certificate or action of the Committee granting the Award) and identified in financial statements, notes to the financial statements or discussion and analysis of management; asset write downs; litigation or claim judgments or settlements; any reorganization and restructuring programs; acquisitions or divestitures; and foreign exchange gains and losses.; provided that the determination by the Committee that Performance Measures shall be adjusted for items in accordance with this clause (ii) shall be made no later than ninety (90) days after the commencement of any applicable Performance Cycle in respect of Annual Performance Bonuses awarded to Covered Employees.

(f)	Form of Payment. Annual Performance Bonuses will be paid in cash, Shares or such other Awards as determined by the Committee. All such Performance Bonuses shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Company’s fiscal year) in which such Performance Bonuses are no longer subject to a substantial risk of forfeiture (as determined for purposes of Section 409A of the Code), except to the extent that the Committee determines or a Participant has elected to defer payment under the terms of a duly authorized deferred compensation arrangement or Award, in which case the terms of such arrangement or Award shall govern.

(g)

Acceleration.    Each Participant who is eligible to receive an Annual Performance Bonus with respect to a Performance Cycle during which a Change of Control occurs will, except as otherwise provided below, be deemed to have achieved a level of performance, as of the date of Change in Control, that would cause all (100%) of the Participant’s Target Bonus to become payable at such times and in such manner as determined in the sole discretion of the Committee. Notwithstanding the previous sentence, if (i) a surviving entity maintains the Performance Cycle in which a Change in Control occurs, or otherwise provides for the payment

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APPENDIX B

of an Annual Performance Bonus based on the level of performance attained for such Performance Cycle in relation to the Performance Measures established for such Performance Cycle (including Performance Measures that were adjusted or modified as a result of the Change in Control) and (ii) the Annual Performance Bonus based on the level of performance attained for such Performance Cycle exceeds all (100%) of the Participant’s Target Bonus, then each Participant who is eligible to receive an Annual Performance Bonus with respect to such Performance Cycle shall receive an Annual Performance Bonus based on the level of performance attained for such Performance Cycle at such times and in such manner as determined in the sole discretion of the Committee, or successor to the Committee. If a Participant’s employment is terminated before the end of the original Performance Cycle due to death, Disability, Normal Retirement, or by the Company without Cause, the Award payable to such Participant may, in the discretion of the Committee, be proportionately reduced based on the period of actual employment during the applicable Performance Cycle. Notwithstanding the above, the time and manner of any payments made pursuant to this Section 4.4(g) shall comply with Section 4.4(e) above.

4.5. Long-Term Performance Awards.    The Committee may grant long-term performance awards or other bonus compensation in its discretion outside the terms of this Plan. The Committee may grant Long-Term Performance Awards, intended to be “performance-based compensation” under Section 162(m) of the Code, under the Plan in the form of Performance Units, Restricted Units or Restricted Stock to any Employee who the Committee may from time to time select, in the amounts and pursuant to the terms and conditions that the Committee may determine and set forth in the Award Certificate, subject to the provisions below:

(a)	Section 162(m) of the Code. The Committee may determine that Long-Term Performance Awards made to Covered Employees should be structured to be “performance-based compensation” for purposes of Section 162(m) of the Code. If the Committee action granting such Award or the Award Certificates so provide, this Section 4.5 shall be interpreted in a manner that satisfies the applicable requirements of Section 162(m)(4)(C) of the Code and related regulations with respect to Long-Term Performance awards made to Covered Employees, and the Plan shall be operated so that the Company may take a full tax deduction for Long-Term Performance Awards. If any provision of this Plan or any Long-Term Performance Award would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

(b)	Performance Cycles. Long-Term Performance Awards will be awarded in connection with a Performance Cycle, as determined by the Committee in its discretion, provided, however, that a Performance Cycle may be no shorter than twelve (12) months.

(c)	Eligible Participants. Within ninety (90) days after the commencement of a Performance Cycle, the Committee will determine the Employees who will be eligible to receive a Long-Term Performance Award for the Performance Cycle, provided that the Committee may determine the eligibility of any Employee other than a Covered Employee after the expiration of this ninety (90) day period.

(d)	Performance Measures; Targets; Award Criteria.

(i)	Within ninety (90) days after the commencement of the service period to which a Performance Cycle relates, the Committee will fix and establish in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) with respect to Performance Units, the Target Amount payable to each Participant; (C) with respect to Restricted Units and Restricted Stock, the Target Vesting Percentage for each Participant; and (D) subject to subsection (d) below, the criteria for computing the amount that will be paid or will vest with respect to each level of attained performance. The Committee will also set forth the minimum level of performance, based on the applicable Performance Measures, that must be attained during the Performance Cycle before any Long-Term Performance Award will be paid or vest, and the percentage of Performance Units that will become payable and the percentage of performance-based Restricted Units or Shares of Restricted Stock that will vest upon attainment of various levels of performance that equal or exceed the minimum required level.

(ii)	The Committee, in its discretion, may, on a case-by-case basis, reduce, but not increase, the amount of Long-Term Performance Awards otherwise payable to any Covered Employee with respect to any given Performance Cycle, provided, however, that no reduction will result in an increase in the dollar amount or number of Shares payable under any Long-Term Performance Award of another Covered Employee.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    B-13

APPENDIX B

(e)	Payment, Certification. Long-Term Performance Awards shall only be paid if the Committee certifies in writing the level of performance attained for the Performance Cycle in relation to the applicable Performance Measures. Long-Term Performance Awards awarded to Participants who are not Covered Employees will be based on the Performance Measures, or other applicable performance criteria, and payment formulas that the Committee, in its discretion, may establish for these purposes. These Performance Measures, or other performance criteria, and formulas may be the same as or different than the Performance Measures and formulas that apply to Covered Employees. In applying Performance Measures, the Committee (i) shall make adjustments for events listed in Section 5.3 in accordance therewith and (ii) may, in its discretion, exclude the effect of unusual or infrequently occurring items, including, but not limited to the following, as set forth in the Award Certificate or action of the Committee granting the Award: the cumulative effect of changes in the law, regulations or accounting rules, and other items, all determined in accordance with GAAP (to the extent applicable and unless specified otherwise in the Award Certificate or action of the Committee granting the Award) and identified in financial statements, notes to the financial statements or discussion and analysis of management; asset write downs; litigation or claim judgments or settlements; any reorganization and restructuring programs; acquisitions or divestitures; and foreign exchange gains and losses.; provided that the determination by the Committee that Performance Measures shall be adjusted for items in accordance with this clause (ii) shall be made no later than ninety (90) days after the commencement of any applicable Performance Cycle in respect of Long-Term Performance Awards awarded to Covered Employees.

(f)	Form of Payment. Long-Term Performance Awards in the form of Performance Units may be paid in cash or full Shares, in the discretion of the Committee, and as set forth in the applicable Award Certificate. Performance-based Restricted Units and Restricted Stock will be paid in full Shares. Payment with respect to any fractional Share will be in cash in an amount based on the Fair Market Value of the Share as of the date the Performance Unit becomes payable. All Long-Term Performance Awards shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Company’s fiscal year) in which such Long-Term Performance Awards are no longer subject to a substantial risk of forfeiture (within the meaning of Code Section 409A), except to the extent that a Participant has elected to defer payment under the terms of a duly authorized deferred compensation arrangement, in which case the terms of such arrangement shall govern, or as otherwise provided in Section 4.5(g) below.

(g)	Dividend Equivalents. At the discretion of the Committee and as set forth in the applicable Award Certificate, dividend equivalents may be earned on Long-Term Performance Awards denominated in Shares, but only to the extent, and shall be payable only at the same time, as the underlying Long-Term Performance Awards may become earned, vested, and payable.

(h)	Special Vesting Provisions. Unless the applicable Award Certificate provides otherwise, upon the death, Disability, Normal Retirement or a Change in Control Termination of a Participant who has an outstanding Long-Term Performance Award, the unvested Long-Term Performance Award will fully vest and be paid as if the Participant had continued in active employment with the Company through the date such Long-Term Performance Award would have vested and been paid in the absence of such event. Unless the applicable Award Certificate provides otherwise, upon the Termination of Employment of a Participant for any reason other than the Participant’s death, Disability, Normal Retirement or a Change in Control Termination, the unvested Long-Term Performance Award will be forfeited unless the Participant has attained age 55 and the sum of the Participant’s age and years of service with the Company or a Subsidiary is 60 or higher, in which case a pro rata portion of the Participant’s Long-Term Performance Awards will vest and be paid as if the Participant had continued in active employment with the Company through the date such Long-Term Performance Award would have vested and been paid in the absence of such event; provided that the number of Long-Term Performance Awards held by the Participant which shall vest under those circumstances shall equal the total number of Long-Term Performance Awards in which such Participant would have vested multiplied by a fraction, the numerator of which is the period of time (in whole months) that have elapsed since the date of grant, and the denominator of which is the number of total months set forth in the applicable Award Certificate for such Performance Period.

4.6. Other Stock-Based Awards.    The Committee may, from time to time, grant Awards (other than Stock Options, Stock Appreciation Rights, Annual Performance Bonuses or Long-Term Performance Awards) to any Employee who the Committee may from time to time select, which Awards consist of, or are denominated in, payable in, valued in

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APPENDIX B

whole or in part by reference to, or otherwise related to, Shares. These Awards may include, among other forms, Restricted Stock, Restricted Units, or Deferred Stock Units. The Committee will determine, in its discretion, the terms and conditions that will apply to Awards granted pursuant to this Section 4.6, which terms and conditions will be set forth in the applicable Award Certificate.

(a)	Vesting. Restrictions on Other Stock-Based Awards granted under this Section 4.6 will lapse at such times and in such manner as determined by the Committee and set forth in the applicable Award Certificate. Unless the applicable Award Certificate provides otherwise, if the restrictions on Other Stock-Based Awards have not lapsed or been satisfied as of the Participant’s Termination of Employment, the Shares will be forfeited by the Participant if the termination is for any reason other than the Normal Retirement, death or Disability of the Participant or a Change in Control Termination, except that the Award will vest pro rata with respect to the portion of the vesting term set forth in the applicable Award Certificate that the Participant has completed if the Participant has attained age 55 and the sum of the Participant’s age and years of service with the Company is 60 or higher. All restrictions on Other Stock-Based Awards granted pursuant to this Section 4.6 will lapse upon the Normal Retirement, death or Disability of the Participant or a Change in Control Termination.

(b)	Grant of Restricted Stock. The Committee may grant Restricted Stock to any Employee, which Shares will be registered in the name of the Participant and held for the Participant by the Company. The Participant will have all rights of a shareholder with respect to the Shares, including the right to vote and to receive dividends or other distributions (subject to Section 4.6(e)), except that the Shares may be subject to a vesting schedule and will be forfeited if the Participant attempts to sell, transfer, assign, pledge or otherwise encumber or dispose of the Shares before the restrictions are satisfied or lapse.

(c)	Grant of Restricted Units. The Committee may grant Restricted Units to any Employee, which Units will be paid in cash or whole Shares or a combination of cash and Shares, in the discretion of the Committee, when the restrictions on the Units lapse and any other conditions set forth in the Award Certificate have been satisfied. For each Restricted Unit that vests, one Share will be paid or an amount in cash equal to the Fair Market Value of a Share as of the date on which the Restricted Unit vests.

(d)	Grant of Deferred Stock Units. The Committee may grant Deferred Stock Units to any Employee, which Units will be paid in whole Shares upon the Employee’s Termination of Employment if the restrictions on the Units have lapsed. One Share will be paid for each Deferred Stock Unit that becomes payable.

(e)	Dividends and Dividend Equivalents. At the discretion of the Committee and as set forth in the applicable Award Certificate, dividends paid on Shares may be paid immediately or withheld and deferred in the Participant’s account. In the event of a payment of dividends on the Ordinary Shares, the Committee may credit Restricted Units with Dividend Equivalents in accordance with terms and conditions established in the discretion of the Committee. Dividend Equivalents will be subject to such vesting terms as is determined by the Committee and may be distributed immediately or withheld and deferred in the Participant’s account as determined by the Committee and set forth in the applicable Award Certificate. Deferred Stock Units may, in the discretion of the Committee and as set forth in the Award Certificate, be credited with Dividend Equivalents or additional Deferred Stock Units. The number of any Deferred Stock Units credited to a Participant’s account upon the payment of a dividend will be equal to the quotient produced by dividing the cash value of the dividend by the Fair Market Value of one Share as of the date the dividend is paid. The Committee will determine any terms and conditions on deferral of a dividend or Dividend Equivalent, including the rate of interest to be credited on deferral and whether interest will be compounded.

4.7. Director Awards.

(a)	Notwithstanding anything herein to the contrary, the Nominating Committee shall have the exclusive authority to issue awards to Directors who are not also employees of the Company or any Subsidiary (Director Awards), which may consist of, but not be limited to, Stock Options, Stock Appreciation Rights, or Other Stock-Based Awards. Each Director Award shall be governed by an Award Certificate approved by the Nominating Committee.

(b)	The Nominating Committee shall have the exclusive authority to administer Director Awards, and shall have the authority set forth in Section 3.2 and the indemnification set forth in Section 7.7, solely as such provisions apply to the Director Awards. All determinations made by the Nominating Committee hereunder shall be final, binding and conclusive.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    B-15

APPENDIX B

(c)	Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date Fair Market Value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Director during any single fiscal year (excluding Awards made at the election of the Director in lieu of all or a portion of annual and committee cash retainers) shall not exceed $750,000.

4.8. Substitute Awards.    The Committee may make Awards under the Plan to Acquired Grantees through the assumption of, or in substitution for, outstanding stock-based awards previously granted to such Acquired Grantees. Such assumed or substituted Awards will be subject to the terms and conditions of the original awards made by the Acquired Company, with such adjustments therein as the Committee considers appropriate to give effect to the relevant provisions of any agreement for the acquisition of the Acquired Company. Any grant of Incentive Stock Options pursuant to this Section 4.8 will be made in accordance with Section 424 of the Code and any final regulations published thereunder.

4.9. Limit on Individual Grants.    Subject to Sections 5.1 and 5.3, no Employee may be granted more than six (6) million Shares over any calendar year pursuant to Awards of Stock Options, Stock Appreciation Rights and Long-Term Performance Awards in the form of performance-based Restricted Stock and Restricted Units intended to qualify as “performance-based” under Section 162(m) of the Code, except that an incentive Award of no more than ten (10) million Shares may be made pursuant to Stock Options, Stock Appreciation Rights and performance-based Restricted Stock and Restricted Units intended to qualify as “performance-based” under Section 162(m) of the Code to any person who has been hired within the calendar year as a Covered Employee. The maximum amount that may be paid in cash pursuant to Annual Performance Bonuses or Long-Term Performance Awards paid in Performance Units or settled in cash and which are intended to qualify as “performance-based” under Section 162(m) of the Code to any one Employee is $15 million (U.S.) for any Performance Cycle of twelve (12) months. For any longer Performance Cycle, this maximum will be adjusted proportionally.

4.10. Termination for Cause.    Notwithstanding anything to the contrary herein and unless the applicable Award Certificate provides otherwise, if a Participant incurs a Termination of Directorship or Termination of Employment for Cause, then all Stock Options, Stock Appreciation Rights, Annual Performance Bonuses, Long-Term Performance Awards, Restricted Units, Restricted Stock and Other Stock-Based Awards will immediately be cancelled. The exercise of any Stock Option or Stock Appreciation Right or the payment of any Award may be delayed, in the Committee’s discretion, in the event that a potential termination for Cause is pending. Unless the applicable Award Certificate provides otherwise, if a Participant incurs a Termination of Directorship or Termination of Employment for Cause, then the Participant will be required to deliver to the Company (i) Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any profit the Participant realized upon the exercise of an Option or Stock Appreciation Right during the twelve (12) month period occurring immediately prior to the Participant’s Termination of Directorship or Termination of Employment for Cause; and (ii) the number of Shares (or, in the discretion of the Committee, the cash value of Shares) the Participant received for Other Stock Based Awards (including Restricted Stock, Restricted Units and Deferred Stock Units) that vested during the period specified in (i) above. Unless the applicable award certificate provides otherwise, if, after a Participant’s Termination of Directorship or Termination of Employment, the Committee determines in its sole discretion that while the Participant was a Company or Subsidiary employee or a Director, such Participant engaged in activity that would have been grounds for a Termination of Directorship or Termination of Employment for Cause, then the Company will immediately cancel all Stock Options, Stock Appreciation Rights, Annual Performance Bonuses, Long-Term Performance Awards, Restricted Units, Restricted Stock and Other Stock-Based Awards and the Participant will be required to deliver to the Company (A) Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any profit the Participant realized upon the exercise of an Option or Stock Appreciate Right during the period that begins twelve (12) months immediately prior to the Participant’s Termination of Directorship or Termination of Employment and ends on the date of the Committee’s determination that the Participant’s conduct would have constituted grounds for a Termination of Directorship or Termination of Employment for Cause; and (B) the number of Shares (or, in the discretion of the Committee, the cash value of said shares) the Participant received for Other Stock Based Awards (including Restricted Stock, Restricted Units and Deferred Stock Units) that vested during the period specified in (A) above.

B-16    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

APPENDIX B

ARTICLE V

SHARES SUBJECT TO THE PLAN; ADJUSTMENTS

5.1. Shares Available.

(a)	The Shares issuable under the Plan will be authorized but unissued Shares, and, to the extent permissible under applicable law, Shares acquired by the Company, any Subsidiary or any other person or entity designated by the Company and held as treasury shares.

(b)	Subject to the counting rules set forth in Section 5.2 and adjustment in accordance with Section 5.3, the total number of Shares with respect to which Awards may be issued under the Plan shall be 17,769,489.

(c)	Incentive Stock Options may be granted under the Plan in respect of no more than 10 million Shares.

5.2. Counting Rules.

(a)	The total number of Shares with respect to which Awards may be issued under the Plan, as described in Section 5.1(b), shall be reduced by 2.2 Shares per each Share subject to an Award of Restricted Stock, Restricted Units, Deferred Stock Units, Performance Units or Other Stock-Based Awards, or as payment of an Annual Performance Bonus.

(b)	The following Shares related to Awards under the Plan will again be available for issuance under the Plan:

(i)	Shares related to Awards paid in cash; and

(ii)	Shares related to Awards that expire, are forfeited or cancelled or terminate for any other reason without issuance of Shares and any Shares of Restricted Stock that are returned to the Company upon a Participant’s Termination of Employment or, if applicable, a Director’s Termination of Directorship (including, for clarity, at a rate of 2.2 Shares per each Share related to such an Award in the form of Restricted Stock, Restricted Units, Deferred Stock Units, Performance Units or Other Stock-Based Awards, or as payment of an Annual Performance Bonus).

(c)	Any Shares issued in connection with Awards that are assumed, converted or substituted as a result of the acquisition of an Acquired Company by the Company or a combination of the Company with another company shall not count against the total number of Shares set forth in Section 5.1(b). Shares available under a stockholder approved plan of an Acquired Company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan to individuals who were not employees or directors of the Company or a subsidiary prior to the transaction (subject to the stock exchange’s listing requirements)

5.3. Adjustments.    In the event of a change in the outstanding Shares by reason of a share split, reverse share split, share dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities or similar corporate transaction or event, the Committee shall make an appropriate adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any adjustment made by the Committee under this Section 5.3 will be conclusive and binding for all purposes under the Plan.

5.4. Change in Control.

(a)

Acceleration.    Unless the applicable Award Certificate provides otherwise, (i) all outstanding Stock Options and Stock Appreciation Rights will become exercisable as of the effective date of a Participant’s Change in Control Termination if the Awards are not otherwise vested, and all conditions will be waived with respect to outstanding Restricted Stock and Restricted Units (other than Long-Term Performance Awards) and Deferred Stock Units and (ii) each Participant who has been granted a Long-Term Performance Award that is outstanding as of the date of such Participant’s Change in Control Termination will be deemed to have achieved a level of performance, as of the Change in Control Termination, that would cause all (100%) of the Participant’s Target Amounts to become payable and all restrictions on the Participant’s performance-based Restricted Units and Shares of Restricted Stock to lapse. Unless the Committee determines otherwise in its discretion (either when an Award is granted or any time thereafter), in the event that Awards outstanding as

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    B-17

APPENDIX B

of the date of a Change in Control that are payable in Ordinary Shares of the Company will not be substituted with comparable awards payable or redeemable in shares of publicly-traded stock after the Change in Control, each such outstanding Award (A) will become fully vested (at target, where applicable) immediately prior to the Change in Control and (B)(i) each such Award that is a Stock Option or Stock Appreciation Right with an exercise price below the Fair Market Value of the Shares subject to such Award will be settled in cash, without the Participant’s consent, for an amount equal to the amount that could have been attained upon the exercise of such Award immediately prior to the Change in Control had such Award been exercisable or payable at such time, and (ii) each such Award that is a Stock Option or Stock Appreciation Right with an exercise or grant price above the Fair Market Value of the Shares subject to such Award may be cancelled with no payment without the Participant’s consent.

(b)	Permissive Actions. In addition to the actions described in Section 5.4(a)(A) and (B), in the event of a Change in Control, the Committee may take any one or more of the following actions with respect to any or all outstanding Awards, without the consent of Participants: (i) the Committee may determine that outstanding Stock Options and Stock Appreciation Rights shall be fully vested and exercisable and restrictions on Restricted Stock, Restricted Units, Deferred Stock Units and Other Stock-Based Awards shall lapse as of the date of the Change in Control or such other time (prior to a Participant’s Change in Control Termination) as the Committee determines; (ii) the Committee may require that a Participant surrender his or her outstanding Stock Options and Stock Appreciation Rights in exchange for one or more payments by the Company, in cash or Ordinary Shares, as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the Shares subject to the Participant’s unexercised Stock Options and Stock Appreciation Rights exceeds the Exercise Price, if any, and on such terms as the Committee determines; (iii) after giving Participants an opportunity to exercise any outstanding Stock Options and Stock Appreciation Rights, the Committee may terminate any or all unexercised Stock Options and Stock Appreciation Rights at such time as the Committee deems appropriate; (iv) the Committee may determine that Annual Performance Bonuses and/or Long-Term Performance Awards will be paid out at their target level, in cash or Ordinary Shares as determined by the Committee; or (v) the Committee may determine that Awards that remain outstanding after the Change in Control shall be converted to similar grants of, or assumed by, the surviving corporation (or a parent or subsidiary of the surviving corporation or successor). Such acceleration, surrender, termination, settlement, payment or conversion shall take place as of the date of the Change in Control or such other date as the Committee determines. The Committee may specify how an Award will be treated in the event of a Change in Control either when the Award is granted or at any time thereafter.

5.5. Fractional Shares.    No fractional Shares will be issued under the Plan. Except as otherwise provided in Section 4.5(e) and unless otherwise provided by the Committee, if a Participant acquires the right to receive a fractional Share under the Plan, the Participant will receive, in lieu of the fractional Share, a cash payment equal to the Fair Market Value of such fractional share on the date of settlement of the related Award.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1. Amendment.    The Plan may be amended at any time and from time to time by the Board or authorized Board committee without the approval of shareholders of the Company, except that no material revision to the terms of the Plan will be effective until the amendment is approved by the shareholders of the Company. A revision is “material” for this purpose if it materially increases the number of Shares that may be issued under the Plan (other than an increase pursuant to Section 5.3 of the Plan), expands the types of Awards available under the Plan, materially expands the class of persons eligible to receive Awards under the Plan, materially extends the term of the Plan, constitutes a repricing for which the terms of Section 4.3(g) require shareholder approval or is otherwise an amendment requiring shareholder approval pursuant to any law or the rules of any exchange on which the Company’s Ordinary Shares are listed for trading. No amendment of the Plan or any outstanding Award Certificate made without the Participant’s written consent may adversely affect any right of a Participant with respect to an outstanding Award.

6.2. Termination.    The Plan will terminate upon the earlier of the following dates or events to occur:

(a)	The adoption of a resolution of the Board terminating the Plan; or

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APPENDIX B

(b)	The day before the tenth (10th) anniversary of the approval of the Plan by the Company’s shareholders as described in Section 1.2.

No Awards will be granted under this Plan after it has terminated. The termination of the Plan, however, will not alter or impair any of the rights or obligations of any person under any Award previously granted under the Plan without such person’s consent. After the termination of the Plan, any previously granted Awards will remain in effect and will continue to be governed by the terms of the Plan and the applicable Award Certificate.

ARTICLE VII

GENERAL PROVISIONS

7.1. Nontransferability of Awards.    No Award under the Plan will be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, and no other persons will otherwise acquire any rights therein, except as provided below.

(a)	Any Award may be transferred by will or by the laws of descent or distribution.

(b)	Unless the applicable Award Certificate provides otherwise, all or any part of a Nonqualified Stock Option or Shares of Restricted Stock may be transferred to a family member without consideration. For purposes of this subsection (b), “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests.

Any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and the applicable Award Certificate. The Participant or the Participant’s estate will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority. The Company may, in its sole discretion, disallow all or a part of any transfer of an Award pursuant to this Subsection 7.1(b) unless and until the Participant makes arrangements satisfactory to the Company for the payment of any withholding tax. The Participant must immediately notify the Company, in the form and manner required by the applicable Award Certificate or as otherwise required by the Company, of any proposed transfer of an Award pursuant to this Subsection 7.1(b). No transfer will be effective until the Company consents to the transfer.

(c)	Unless the applicable Award Certificate provides otherwise, any Nonqualified Stock Option transferred by a Participant pursuant to subsection (b) may be exercised by the transferee only to the extent that the Award would have been exercisable by the Participant had no transfer occurred. The transfer of Shares upon exercise of the Award will be conditioned on the payment of any withholding tax.

(d)	Restricted Stock may be freely transferred after the restrictions lapse or are satisfied and the Shares are delivered, provided, however, that Restricted Stock awarded to an affiliate of the Company may be transferred only pursuant to Rule 144 under the Securities Act, or pursuant to an effective registration for resale under the Securities Act. For purposes of this subsection (d), “affiliate” will have the meaning assigned to that term under Rule 144.

(e)	In no event may a Participant transfer an Incentive Stock Option other than by will or the laws of descent and distribution.

7.2. Withholding of Taxes.    The Committee, in its discretion, may require the satisfaction of a Participant’s minimum tax withholding obligations by any of the following methods or any method as it determines to be in accordance with the laws of the jurisdiction in which the Participant resides, has domicile or performs services.

(a)	Stock Options and Stock Appreciation Rights. As a condition to the delivery of Shares pursuant to the exercise of a Stock Option or Stock Appreciation Right, the Committee may require that the Participant, at the time of exercise, pay to the Company by cash, certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations. The Committee may also, in its discretion, accept payment of the minimum tax withholding obligations through any of the Exercise Price payment methods described in Section 4.3(d).

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    B-19

APPENDIX B

(b)	Other Awards Payable in Shares. The Participant shall satisfy the Participant’s tax withholding obligations arising in connection with the release of restrictions on Restricted Units, Restricted Stock and Other Stock-Based Awards by payment to the Company in cash or by certified check, bank draft, wire transfer or postal or express money order, provided that the format is approved by the Company or a designated third-party administrator. However, subject to any requirements of applicable law, the Company may also satisfy the Participant’s minimum tax withholding obligations by other methods, including selling or withholding Shares that would otherwise be available for delivery.

(c)	Cash Awards. The Company may satisfy a Participant’s tax withholding obligation arising in connection with the payment of any Award in cash by withholding cash from such payment.

7.3. No Implied Rights.    The establishment and operation of the Plan, including the eligibility of a Participant to participate in the Plan, will not be construed as conferring any legal or other right upon any Director for any continuation of directorship or any Employee for the continuation of employment through the end of any Performance Cycle or other period. The Company expressly reserves the right, which may be exercised at any time and in the Company’s sole discretion, to discharge any individual or treat him or her without regard to the effect that discharge might have upon him or her as a Participant in the Plan.

7.4. No Obligation to Exercise Awards.    The grant of a Stock Option or Stock Appreciation Right will impose no obligation upon the Participant to exercise the Award.

7.5. No Rights as Shareholders.    A Participant who is granted an Award under the Plan will have no rights as a shareholder of the Company with respect to the Award unless and until certificates for the Shares underlying the Award are registered in the Participant’s name and (other than in the case of Restricted Stock) delivered to the Participant. The right of any Participant to receive an Award by virtue of participation in the Plan will be no greater than the right of any unsecured general creditor of the Company.

7.6. Indemnification of Committee.    The Company will indemnify, to the fullest extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that the person, or the executor or administrator of the person’s estate, is or was a member of the Committee or an authorized delegate of the Committee including, for purposes of Director Awards, the Nominating Committee.

7.7. No Required Segregation of Assets.    Neither the Company nor any Subsidiary will be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan.

7.8. Nature of Payments.    All Awards made pursuant to the Plan are in consideration of services for the Company or a Subsidiary. Any gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and will not be taken into account as compensation for purposes of any other employee benefit plan of the Company or a Subsidiary, except as the Committee otherwise provides. The adoption of the Plan will have no effect on Awards made or to be made under any other benefit plan covering an employee of the Company or a Subsidiary or any predecessor or successor of the Company or a Subsidiary.

7.9. Securities Law Compliance.    Awards under the Plan are intended to satisfy the requirements of Rule 16b-3 under the Exchange Act. If any provision of this Plan or any grant of an Award would otherwise frustrate or conflict with this intent, that provision will be interpreted and deemed amended so as to avoid conflict. No Participant will be entitled to a grant, exercise, transfer or payment of any Award if the grant, exercise, transfer or payment would violate the provisions of the Sarbanes-Oxley Act of 2002 or any other applicable law.

7.10. Coordination with Other Plans.    If this Plan provides a level of benefits with respect to Awards that differs from the level of benefits provided under the Mallinckrodt Pharmaceuticals Severance Plan for U.S. Officers and Executives, the Mallinckrodt Pharmaceuticals Change in Control Severance Plan for Certain U.S. Officers and Executives or the Mallinckrodt Pharmaceuticals Severance Plan for U.S. Employees, then the terms of the plan that provides for the more favorable benefit to the Participant shall govern

7.11. Section 409A Compliance.    Notwithstanding any other provision of this Plan or an applicable Award Certificate to the contrary, the provisions of this Section 7.11 shall apply to all Awards that are subject to Code Section 409A, but

B-20    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

APPENDIX B

only with respect to the portion of such Award that is subject to Code Section 409A. To the extent the Committee (or Nominating Committee with respect to Director Awards) determines that any Award granted under the Plan is subject to Code Section 409A, the Award Certificate evidencing such Award will incorporate the terms and conditions required by Code Section 409A. To the extent applicable, the Plan and the Award Certificate will be interpreted in accordance with Code Section 409A and the applicable regulations and rulings thereunder. Notwithstanding any other provision of the Plan to the contrary, in the event that the Committee (or Nominating Committee with respect to Director Awards) determines that any Award may be subject to Code Section 409A, the Committee may adopt such amendments to the Plan and/or the applicable Award Certificate or adopt policies and procedures or take any other action or actions, including an action or amendment with retroactive effect, that the Committee (or Nominating Committee with respect to Director Awards) determines is necessary or appropriate to (i) exempt the Award from the application of Code Section 409A or (ii) comply with the requirements of Code Section 409A.

(a)	Modifications to or Adjustments of Awards. Any modifications to an Award pursuant to Subsection 3.2(g) or adjustments of an Award pursuant to Subsections 4.8 or 5.3 shall comply with the requirements of Section 409A.

(b)	Specified Employees. Payments to any Participant who is a “specified employee” of deferred compensation that is subject to Code Section 409A(a)(2) and that becomes payable upon, or that is accelerated upon, such Participant’s Termination of Employment (as modified by Subsection 7.12(b)(iv)), shall not be made on or before the date which is six (6) months following such Participant’s Termination of Employment (or, if earlier, such Participant’s death). A specified employee for this purpose shall be determined by the Committee or its delegate in accordance with the provisions of Code Section 409A and the regulations and rulings thereunder.

7.12. Section 457A Compliance.    To the extent the Committee (or Nominating Committee with respect to Director Awards) determines that any Award granted under the Plan is subject to Code Section 457A, the Award Certificate evidencing such Award will incorporate the terms and conditions required by Code Section 457A in order to avoid accelerated taxation or tax penalties to the holder thereof in respect of such Award. To the extent applicable, the Plan and the Award Certificate will be interpreted in accordance with Code Section 457A and applicable guidance issued thereunder. Notwithstanding any other provision of the Plan to the contrary, in the event that the Committee (or Nominating Committee with respect to Director Awards) determines that any Award may be subject to Code Section 457A, the Committee may adopt such amendments to the Plan and/or the applicable Award Certificate or adopt policies and procedures or take any other action or actions, including an action or amendment with retroactive effect, that the Committee (or Nominating Committee with respect to Director Awards) determines is necessary or appropriate to (i) exempt the Award from the application of Code Section 457A or (ii) comply with the requirements of Code Section 457A.

7.13. Governing Law, Severability.    The Plan and all determinations made and actions taken under the Plan will be governed by the law of Ireland and construed accordingly. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which parts will remain in full force and effect.

MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement    B-21

APPENDIX B

ATTACHMENT A

Net sales; return on sales; revenue, net revenue, product revenue or system-wide revenue (including growth of such revenue measures); operating income (before or after taxes) or net operating income; pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; income or loss, or net income or loss (before or after taxes); return on equity; total stockholder return; share price performance; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; gross or net profit margin; gross profit growth; operating profit or net operating profit (before or after taxes); operating earnings; earnings or losses or net earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); return on operating revenue; economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow (including operating cash flow and free cash flow) or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; cash flow return on capital; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; general and administrative expense savings; inventory control; operating margin; profit margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; cost reductions or savings; market share; market segment share; customer satisfaction; customer growth; employee satisfaction; productivity or productivity ratios; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s)); clinical achievements (including initiating clinical studies; initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies; completing phases of a clinical study (including the treatment phase); or announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; debt level year-end cash position; book value; factoring transactions; competitive market metrics; timely completion of new product roll-outs; product release schedules; timely launch of new facilities; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); royalty income; new product innovation; product cost reduction through advanced technology; brand recognition/acceptance; produce ship targets; implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures, succession and hiring projects, reorganization and other corporate transactions, expansions of specific business operations and meeting divisional or project budgets; factoring transactions; and recruiting and maintaining personnel.

B-22    MALLINCKRODT PUBLIC LIMITED COMPANY – Proxy Statement

Annual General Meeting of Shareholders

Thursday, March 19, 2015, 9:30 a.m., local time

The Westin Dublin Hotel

College Green, Westmoreland

Dublin 2, Ireland

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual General Meeting:

Notice and Proxy Statement, including resolutions; Annual Report on Form 10-K; and Irish Statutory Accounts, including related reports, are available at www.proxyvote.com. These materials are also available in the Investor Relations section of our website at www.mallinckrodt.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL GENERAL MEETING OF SHAREHOLDERS

MARCH 19, 2015

The undersigned hereby appoint(s) Mark C. Trudeau, and Peter G. Edwards, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote all of the Ordinary Shares of Mallinckrodt plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:30 a.m., local time on Thursday, March 19, 2015 at the Westin Dublin Hotel, College Green, Westmoreland, Dublin 2, Ireland, and any adjournment or postponement thereof, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the proxy statement and, in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

c/o Mallinckrodt plc Company Secretary Damastown, Mulhuddart Dublin 15, Ireland

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. U.S. Eastern Time on March 18, 2015. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. U.S. Eastern Time on March 18, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Mallinckrodt plc, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

If you transmit your voting instructions by the Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MALLINCKRODT PLC

The Board of Directors recommends a vote FOR the nominees listed under Item 1.

Item 1 - Election of Directors

	For	Against	Abstain
NOMINEES:
1(a) Melvin D. Booth	☐	☐	☐
1(b) Don M. Bailey	☐	☐	☐
1(c) David R. Carlucci	☐	☐	☐
1(d) J. Martin Carroll	☐	☐	☐
1(e) Diane H. Gulyas	☐	☐	☐
1(f) Nancy S. Lurker	☐	☐	☐
1(g) JoAnn A. Reed	☐	☐	☐
1(h) Angus C. Russell	☐	☐	☐
1(i) Virgil D. Thompson	☐	☐	☐
1(j) Mark C. Trudeau	☐	☐	☐
1(k) Kneeland C. Youngblood, M.D.	☐	☐	☐
1(l) Joseph A. Zaccagnino	☐	☐	☐

The Board of Directors recommends a vote FOR Items 2 through 7

	For	Against	Abstain
Item 2 - Approve, in a non-binding vote, the appointment of the Independent Auditors and to authorize, in a binding vote, the Audit Committee to set the auditors’ remuneration.	☐	☐	☐
Item 3 - Approve, in a non-binding advisory vote, the compensation of named executive officers.	☐	☐	☐
Item 4 - Approve the Amended and Restated Mallinckrodt Pharmaceuticals Stock and Incentive Plan.	☐	☐	☐
Item 5 - Authorize the Company and/or any subsidiary to make market purchases of Company shares.	☐	☐	☐
Item 6 - Authorize the price range at which the Company can reissue shares it holds as treasury shares. (Special Resolution).	☐	☐	☐
Item 7 - Authorize the Board to determine whether to hold the 2016 annual general meeting of shareholders at a location outside of Ireland.	☐	☐	☐

Please indicate if you plan to attend the meeting.	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.  ☐

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the shareholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating her/her title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date